                                  SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

      Filed by the registrant [X]

      Filed by a party other than the registrant [ ]

      Check the appropriate box:

      [ ]   Preliminary proxy statement

      [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

      [X]   Definitive proxy statement

      [ ]   Definitive additional materials

      [ ]   Soliciting material under Rule 14a-12


                          Cedar Shopping Centers, Inc.
                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

      [ ]   No fee required.

      [X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)   Title of each class of securities to which transaction applies:

Common Stock, par value $.01 per share and units of Cedar Shopping Centers Partnership, L.P.
--------------------------------------------------------------------------------

      (2)   Aggregate number of securities to which transaction applies:

               To be determined at the effective time of the Mergers
--------------------------------------------------------------------------------

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

The Filing Fee is $1,213.50, which is $80.90 per million dollars of the market value of the securities proposed to be transferred to security holders in the transaction.
--------------------------------------------------------------------------------

      (4)   Proposed maximum aggregate value of transaction:

            $15,000,000
--------------------------------------------------------------------------------

      (5)   Total fee paid:

            $1,213.50
--------------------------------------------------------------------------------

      [X]   Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

      [ ]   Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1)   Amount previously paid:

--------------------------------------------------------------------------------

      (2)   Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

      (3)   Filing party:

--------------------------------------------------------------------------------

      (4)   Date filed:

--------------------------------------------------------------------------------

(CEDAR SHOPPING CENTERS LOGO)


                                          September 10, 2003



Dear Stockholder:



     Our Board of Directors cordially invites you to attend our annual meeting of stockholders. At this meeting, we will ask you to approve several matters, including the mergers of our advisors into us, which will make us a self-administered real estate investment trust, and amendments to our articles of incorporation. These proposals require the affirmative vote of the holders of at least two-thirds of our outstanding shares.



     In the event that the mergers and amendments to our articles of incorporation are approved at the meeting, we intend to complete a public offering of our common stock as soon as practicable, pursue the listing of our shares on the New York Stock Exchange (or other national securities exchange) and change our dividend policy so as to consider the making of quarterly distributions. The proposed mergers and amendments are intended to make our common stock more marketable and to enhance the success of our offering and they will not be carried out if the public offering is not consummated. Although we intend to consummate a public offering, it is not certain that such an offering will take place or the precise terms of the offering.



     A special committee comprised of three independent directors was appointed to evaluate the proposed mergers since the mergers involve the issuance of our shares to the current owners of our advisors, including members of our management. To assist in this process, the special committee retained Ladenburg, Thalmann & Co. Inc. as its financial advisor. Based on the opinion of Ladenburg and other factors, the special committee unanimously concluded that the consideration to be paid in the mergers was fair to us and our stockholders.



     If the mergers and the amendment to our articles of incorporation are not approved at the meeting, we will not be able to complete the public offering of our common stock as planned, nor will we be able to pursue the listing of our shares on the New York Stock Exchange (or other national securities exchange) or consider the making of quarterly distributions.



     We urge you to carefully review the accompanying proxy statement which describes in more complete detail the proposals. Our Board of Directors unanimously recommends that you vote FOR the proposals.



     Your vote is very important to us, regardless of the number of shares you own. Whether or not you plan to attend the annual meeting, please complete, sign, date and return your proxy card in the enclosed postage-paid envelope as soon as possible.



                                          Very truly yours,



                                          Leo S. Ullman


                                          Chairman, Chief Executive Officer and
                                          President



              44 South Bayles Avenue, Port Washington, N.Y. 11050


                  Tel: (516) 767-6492  -  Fax: (516) 767-6497

                          CEDAR SHOPPING CENTERS, INC.
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD OCTOBER 9, 2003

                             ---------------------


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Cedar Shopping Centers, Inc. (the "Company") will be held at the offices of Stroock & Stroock & Lavan LLP, 180 Maiden Lane, 34th Floor, New York, New York, on October 9, 2003 at 4:00 in the afternoon for the following purposes:


          1.  To elect three Directors.

          2. To approve the issuance of an additional 274,000 shares of common stock to Homburg Invest USA Inc. and the ability to exchange Preferred Units for an additional 977,768 shares of common stock pursuant to the Subscription Agreement with Homburg Invest USA Inc.


          3. To approve an amendment to the 1998 Stock Option Plan to increase the aggregate number of shares that may be issued pursuant to options granted thereunder from 1,000,000 shares to 2,000,000 shares (after giving effect to the proposed reverse stock split).



          4. To authorize a proposed merger of Cedar Bay Realty Advisors, Inc. and SKR Management Corp. into the Company and a proposed merger of Brentway Management LLC into Cedar Shopping Centers Partnership, L.P.


          5. To authorize the Board of Directors to amend the Company's Articles of Incorporation (a) to effect a reverse stock split of all outstanding (but not all authorized) shares of the Company's common stock and increase the par value of the Company's common stock in proportion to the reverse stock split ratio; (b) to declassify the Board of Directors and
     (c) to increase the ownership limit on the Company's outstanding common stock from 3.5% to 9.9%.

          6. To approve the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2003.

          7. To transact such other business as may properly come before the meeting, or any adjournment thereof.


     Proposals 4 and 5 (except for the proposed reverse stock split) are subject to a final determination of the Board of Directors to consummate a public offering of the common stock of the Company prior to June 30, 2004. If the Board of Directors does not finally determine to consummate a public offering, Proposals 4 and 5 (except for the proposed reverse stock split) will not be consummated even if such proposals were approved by the Company's stockholders. For further information please see "Background Information for Proposals 4 and 5".



     Stockholders of record at the close of business on September 5, 2003, shall be entitled to notice of, and to vote at, the meeting.


                                         By order of the Board of Directors

                                         LEO S. ULLMAN
                                         Chairman of the Board


Dated: September 10, 2003

Port Washington, NY

IMPORTANT: PLEASE FILL IN, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING.

                           SUMMARY MERGER TERM SHEET


     This year's annual meeting will include consideration of merging the Company's external advisors into the Company and Cedar Shopping Centers Partnership, L.P. (the "Operating Partnership") and certain other matters so that the Company may pursue a public offering of shares of its common stock. The following is a summary of the material terms of the proposed mergers as described in Proposal 4 of this Proxy Statement. You should carefully read this entire document as well as the additional documents to which it refers for a more complete description of the mergers contemplated by Proposal 4.


PARTIES TO THE MERGERS

     Cedar Shopping Centers, Inc. The Company is an externally advised real estate investment trust that focuses on the ownership, operation and redevelopment of community and neighborhood shopping centers located in the Northeast, primarily in Eastern Pennsylvania.


     Cedar Shopping Centers Partnership, L.P. The Operating Partnership, in which the Company is the sole general partner and owner of approximately 30% of the partnership interests, is the entity through which the Company owns and conducts its operations.



     Cedar Bay Realty Advisors, Inc. ("Cedar Bay"). Cedar Bay is an external advisor that the Company retains. Cedar Bay provides the Company with management, acquisition, leasing, advisory services, accounting systems, professional and support personnel and office facilities.


     Brentway Management LLC ("Brentway"). Brentway is an external advisor that the Company retains. Brentway provides property management, leasing, construction management and loan placement services to the Company's real properties.


     SKR Management Corp. ("SKR"). SKR is an external advisor that the Company retains. SKR provides asset management, legal and other advisory services to the Company.


     Effect of the Mergers. The Company has filed a registration statement with the Securities and Exchange Commission in contemplation of a public offering of shares of its common stock. In connection with the offering the Company was advised that the marketing of the offering could only be effectuated if the Company's management was internalized. The Company has determined for reasons described below under Proposal 4 that the mergers are in the best interests of the stockholders of the Company. If the mergers are consummated, Cedar Bay and SKR will merge with and into the Company and Brentway will merge with and into the Operating Partnership. The Company will then be a self-advised real estate investment trust and will cease to pay any fees under the advisory agreements and arrangements in place with each of Cedar Bay, Brentway and SKR. As a result of becoming a self-advised real estate investment trust, the Company will incur additional administrative and other expenses. The merger agreements that will be used to consummate the mergers are attached as Exhibits A and B.


     Merger Consideration. As consideration for the merger with Cedar Bay and SKR, the Company will issue shares of its common stock having an aggregate value of up to $10.0 million to Leo S. Ullman, the owner of Cedar Bay and SKR. As consideration for the merger of Brentway into the Operating Partnership, the Company will cause the Operating Partnership to issue partnership units having an aggregate value of up to $5.0 million to Leo S. Ullman and Brenda J. Walker, the owners of Brentway. Each share of common stock and partnership unit issued pursuant to the mergers will be valued at the midpoint of the estimated price range to be set forth in the preliminary prospectus for the public offering; provided that if the public offering is priced above the midpoint, then the number of shares and partnership units to be received will be equal to $15.0 million divided by the public offering price per share.


     The Company's Board of Directors recommends that you vote for Proposal
4. After careful consideration and advisement from a special committee comprised of disinterested directors (the "Special Committee"), the Company's Board of Directors approved the mergers contemplated by Proposal 4 and determined that Proposal 4 is fair to, and in the best interests of, the Company and its stockholders. The Board of

Directors recommends that you vote "FOR" the mergers contemplated by Proposal 4. See "Proposal 4 -- Recommendation of the Special Committee".


     Fairness Opinion. The Special Committee retained Ladenburg Thalmann & Co. Inc. ("Ladenburg") to deliver a written opinion as to whether the consideration to be paid by the Company or the Operating Partnership to the owners of each of Cedar Bay, Brentway and SKR in the mergers is fair, as to the amounts to be paid and fair from a financial point of view, to the independent common stockholders of the Company who are not affiliated with Cedar Bay, Brentway and SKR or the Operating Partnership. Ladenburg delivered its written opinion to the Special Committee to the effect that the consideration to be paid pursuant to the merger agreements is fair, as to the amounts to be paid and fair from a financial point of view to the independent common stockholders of the Company who are not affiliated with Cedar Bay, SKR, Brentway or the Operating Partnership. See "Proposal 4 -- Opinion of Ladenburg."



     Merger Conditional on Public Offering. The Company does not intend to consummate the mergers in the event the Public Offering is not consummated. In the event that Proposals 4 and 5 are not approved by the stockholders of the Company, the public offering and the mergers will not proceed as planned.


     Interests of Directors and Officers. Some of the Company's officers and directors have interests and arrangements that are different from, or in addition to, the interests of the stockholders of the Company. See "Proposal 1 -- Certain Relationships, Business Relationships and Transactions."

     Indemnification. In the merger agreements, the owners of each of Cedar Bay, Brentway and SKR have agreed to indemnify the Company for damages arising from certain matters following the effective time of the mergers. See "Proposal 4 -- The Merger Agreements."

     Tax Treatment of the Mergers. The Company believes that the mergers will qualify for tax-free treatment under the Internal Revenue Code of 1986, as amended (the "Code"). See "Proposal 4 -- Federal Income Tax
Considerations -- Tax Treatment of the Mergers."


     Accounting Treatment of the Mergers. For accounting purposes, the mergers are not considered the acquisitions of a "business" for purposes of applying Financial Accounting Standards Board Statement 141 "Business Combinations" and, therefore, the market value of the common stock issued, valued as of the consummation of the mergers, in excess of the fair value of the net assets acquired will be charged to operating income rather than capitalized as goodwill.

                          CEDAR SHOPPING CENTERS, INC.
                             44 SOUTH BAYLES AVENUE
                        PORT WASHINGTON, NEW YORK 11050

                             ---------------------

                                PROXY STATEMENT
                             ---------------------


     The accompanying Proxy is solicited by the Board of Directors of Cedar Shopping Centers, Inc., a Maryland corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Meeting") to be held on October 9, 2003, at 4:00 in the afternoon, or any adjournment thereof, at which stockholders of record at the close of business on September 5, 2003 shall be entitled to vote. The cost of solicitation of proxies will be borne by the Company. The Company has retained The Altman Group, Inc. to assist in the solicitation of proxies for a fee not to exceed $25,000, plus out-of-pocket expenses. The Company also may use the services of its directors, officers, employees and others to solicit proxies, personally or by telephone; arrangements may also be made with brokerage houses and other custodians, nominees, fiduciaries and stockholders of record to forward solicitation material to the beneficial owners of stock held of record by such persons. The Company may reimburse such solicitors for reasonable out-of-pocket expenses incurred by them in soliciting, but no compensation will be paid for their services. All share prices and share information set forth herein have been adjusted to reflect a 2-for-1 stock split of the Company's common stock that occurred in July 2003.


     Each proxy executed and returned by a stockholder may be revoked at any time before it is voted by timely submission of written notice of revocation or by submission of a duly executed proxy bearing a later date (in either case directed to the Secretary of the Company) or, if a stockholder is present at the Meeting, he may elect to revoke his proxy and vote his shares personally.


     There is being mailed herewith to each stockholder of record the Company's Annual Report to Stockholders for the fiscal year ended December 31, 2002. The financial statements contained therein, together with the Company's Quarterly Report on Form 10-Q for the six months ended June 30, 2003, are incorporated herein by reference. Attached hereto are pro-forma financial statements that give effect to the adoption of Proposals 4 and 5 and the consummation of the transactions reflected therein. It is intended that this Proxy Statement and form of Proxy will first be sent or given to stockholders on or about September 10, 2003.



     On September 5, 2003 the Company had outstanding and entitled to vote with respect to all matters to be acted upon at the meeting 1,426,672 shares of Common Stock. Each holder of Common Stock is entitled to one vote for each share of stock held by such holder. The presence of holders representing a majority of all the votes entitled to be cast at the meeting will constitute a quorum at the meeting. In accordance with Maryland law, abstentions, but not broker non-votes, are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Proposals 1, 2, 3 and 6 must receive the affirmative vote of a majority of the shares voted at the meeting in order to pass. Proposals 4 and 5 require approval of at least two-thirds ( 2/3) of the outstanding shares of common stock entitled to vote thereon at the meeting in order to pass. Abstentions and broker non-votes are not counted in determining the votes cast with respect to any of the matters submitted to a vote of stockholders. Accordingly, abstentions and broker non-votes will have the same effect as votes against Proposals 4 and 5.



     It is expected that the following business will be considered at the Meeting and action taken thereon:


                           1.  ELECTION OF DIRECTORS

     Pursuant to the By-Laws of the Company, the number of directors of the Company has been set at seven members who are divided into three classes serving staggered three-year terms of office. At the Meeting, it is proposed to elect one Class III Director to hold office until the 2004 Annual Meeting of Stockholders, and until the Director's successor is duly elected and qualifies, and two Class II Directors to hold office for a three-year term until the 2006 Annual Meeting of Stockholders and until their successors are duly elected and qualify. Class III and Class I Directors will be elected at the Annual Meetings to be held in 2004 and 2005, respectively, for three-year terms, and until their respective successors are duly elected and qualify. Please note, however, that if Proposal 5 is approved by the stockholders of the Company and if the Board of Directors makes a final determination to consummate the proposed public offering, then upon the completion of the terms of the current members of the Board of Directors, the Board of Directors will no longer be classified. As such, if Proposal 5 is implemented, the director nominees elected at this Annual Meeting would be elected to serve one-year terms that would expire upon the date of the next annual meeting or until their respective successors are duly elected and qualify. Proposal 5 will not affect directors of the Company who currently hold office and each such director will be allowed to hold office until the expiration of his or her three-year term. For more information with regard to the effects of the implementation of Proposal 5, please see "Proposal 5".

     It is intended that the accompanying form of Proxy will be voted for the nominees set forth below, each of whom is presently a director of the Company. If some unexpected occurrence should make necessary, in the Board of Directors' judgment, the substitution of some other person or persons for any of the nominees, shares will be voted for such other persons as the Board of Directors may select.

     The Board of Directors is not aware that any nominee may be unable or unwilling to serve as a director. The following table sets forth certain information with respect to the nominees and also with respect to each director whose term of office will continue after this Meeting.

                             NOMINEES FOR ELECTION


                                                                                 YEAR TERM
                                                                                 OF OFFICE     SERVED AS A
NAME                             AGE   PRINCIPAL OCCUPATION AND POSITIONS HELD  WILL EXPIRE   DIRECTOR SINCE
----                             ---   ---------------------------------------  -----------   --------------
Everett B. Miller, III.........  58    Mr. Miller was a member of the Board of     2006(1)      1998
                                       Directors of Commonfund Realty, Inc., a
                                       registered investment advisor, until
                                       May 2002. In March 2003, Mr. Miller was
                                       appointed to the Real Estate Advisory
                                       Committee of the New York State Common
                                       Retirement Fund. Prior to his
                                       retirement from Commonfund Realty and
                                       his appointment to the board of
                                       directors of such company, Mr. Miller
                                       served as the Chief Operating Officer
                                       of Commonfund Realty and the President
                                       of Commonfund Realty's numerous
                                       subsidiary corporations from 1997 until
                                       May 2002. Commencing in March 1999, Mr.
                                       Miller was the senior vice president
                                       and chief executive officer of two
                                       privately held REITs, Endowment Realty
                                       Investors and Endowment Realty
                                       Investors II, sponsored by Commonfund,
                                       which is located in Wilton,
                                       Connecticut. From January 1995 through
                                       March 1997, Mr. Miller was the
                                       Principal Investment Officer for Real
                                       Estate and Alternative Investment at
                                       the Office of the Treasurer of the
                                       State of Connecticut. Prior thereto,
                                       Mr. Miller was employed for 18 years at
                                       Travelers Realty Investment Co., at
                                       which his last position was Senior Vice
                                       President.


---------------


(1) If Proposal 5 is approved, the term of office will be for one year and will expire at the date of the next annual meeting of stockholders or until a successor is duly elected and qualified.

                                                                                 YEAR TERM
                                                                                 OF OFFICE     SERVED AS A
NAME                             AGE   PRINCIPAL OCCUPATION AND POSITIONS HELD  WILL EXPIRE   DIRECTOR SINCE
----                             ---   ---------------------------------------  -----------   --------------
James J. Burns.................  63    Mr. Burns has been the Senior Vice          2006(1)         2001
                                       President and Chief Financial Officer
                                       of Wellsford Real Properties, Inc.
                                       since December, 2000. He joined
                                       Wellsford as Chief Accounting Officer
                                       in October 1999 upon his retirement
                                       from Ernst & Young LLP in September
                                       1999. Mr. Burns is also a director of
                                       One Liberty Properties, Inc., a net
                                       lease real estate investment trust with
                                       ownership interests in various types of
                                       properties. Mr. Burns is a Certified
                                       Public Accountant and a member of the
                                       American Institute of Certified Public
                                       Accountants. Mr. Burns was previously a
                                       Senior Audit Partner with Ernst &
                                       Young's Kenneth Leventhal Real Estate
                                       Group for 22 years.
Richard Homburg................  54    Mr. Homburg was a director of the           2004(1)         2002
                                       Company and chairman of the Company's
                                       Board of Directors from November 1999
                                       to August 2000, and a director again
                                       since December 18, 2002. Mr. Homburg
                                       was born and educated in the
                                       Netherlands. Mr. Homburg was the
                                       president and CEO of Uni-Invest N.V., a
                                       publicly listed Dutch real estate fund,
                                       from 1991 until 2002. In 2002, an
                                       investment group purchased 100% of the
                                       shares of Uni-Invest N.V., taking it
                                       private, at which time it was one of
                                       the largest real estate funds in the
                                       Netherlands with assets of
                                       approximately $2.5 billion CDN. Mr.
                                       Homburg is chairman and CEO of Homburg
                                       Invest, Inc. ("Homburg Invest") and
                                       president of Homburg Invest USA, Inc.
                                       ("Homburg Invest USA"). In addition to
                                       his varied business interests, Mr.
                                       Homburg has served on many boards.
                                       Previous positions held by Mr. Homburg
                                       include president and director of the
                                       Investment Property Owners of Nova
                                       Scotia, Evangeline Trust, World Trade
                                       Center in Eindhoven, the Netherlands,
                                       as well as director or advisory board
                                       member of other large charitable
                                       organizations.


---------------


(1) If Proposal 5 is approved, the term of office will be for one year and will expire at the date of the next annual meeting of stockholders or until a successor is duly elected and qualified.

                      DIRECTORS WHOSE TERM OF OFFICE WILL
                             CONTINUE AFTER MEETING


                                                                                 YEAR TERM
                                                                                 OF OFFICE     SERVED AS A
NAME                             AGE   PRINCIPAL OCCUPATION AND POSITIONS HELD  WILL EXPIRE   DIRECTOR SINCE
----                             ---   ---------------------------------------  -----------   --------------
Leo S. Ullman..................  64    Mr. Ullman, president, chief executive      2004            1998
                                       officer, and chairman of the Board of
                                       Directors of the Company, has been
                                       involved in real estate property and
                                       asset management for more than 25
                                       years. He has been Chairman and
                                       President of SKR and Chairman of
                                       Brentway from 1994 (and its
                                       predecessors since 1978) to date. He
                                       has also been President of the Company
                                       and of Cedar Bay since their formation
                                       in 1998. Mr. Ullman is also President
                                       and sole director of a number of
                                       companies affiliated with Cedar Bay
                                       Company ("CBC"), a principal
                                       stockholder of the Company and a
                                       limited partner of the Operating
                                       Partnership. Mr. Ullman was first
                                       elected as Chairman of the Company in
                                       1998 and served in such position until
                                       November 1999. He was re-elected in
                                       December 2000. He has been a member of
                                       the New York Bar since 1966 and was in
                                       private legal practice until 1998. From
                                       1984 until 1993, Mr. Ullman was a
                                       partner in the New York law firm, Reid
                                       & Priest, and served as initial
                                       director of its real estate group. Mr.
                                       Ullman received an A.B. from Harvard
                                       University and a J.D. and M.B.A. from
                                       Columbia University.
Brenda J. Walker...............  50    Ms. Walker has been vice president and      2004            1998
                                       a director of the Company since 1998,
                                       and served as the Company's Treasurer
                                       from April 1998 until November 1999.
                                       She has been Vice President of SKR
                                       since 1994, President of Brentway since
                                       1994, and Vice President of API
                                       Management Services Corp. and API Asset
                                       Management, Inc. from 1992 through
                                       1995. Ms. Walker has been involved in
                                       real estate property and asset
                                       management for more than twenty years.
                                       Ms. Walker received a B.A. from Lincoln
                                       University.

                                                                                 YEAR TERM
                                                                                 OF OFFICE     SERVED AS A
NAME                             AGE   PRINCIPAL OCCUPATION AND POSITIONS HELD  WILL EXPIRE   DIRECTOR SINCE
----                             ---   ---------------------------------------  -----------   --------------
Frank Matheson.................  59    Mr. Matheson has been involved in the       2005            2002
                                       real estate industry for the past 14
                                       years, serving as President and CEO of
                                       Homburg Canada Incorporated, an
                                       international real estate company with
                                       holdings in residential, commercial,
                                       industrial and retail properties. Prior
                                       to that time, he was active in the
                                       general insurance industry. An active
                                       community member, Mr. Matheson is past
                                       Chairman of the Halifax School Board
                                       and Halifax Forum Commission. He is
                                       presently Vice Chairman and Director of
                                       the Halifax International Airport. He
                                       has also served on other community and
                                       corporate boards. Mr. Matheson is an
                                       affiliate of Homburg Invest.
J.A.M.H. der Kinderen..........  63    Mr. der Kinderen was Director of            2005            1998
                                       Investments of the Rabobank Pension
                                       Fund from 1984 through 1994. He has
                                       served, or currently serves, as
                                       Chairman of the Board of Noro America
                                       Real Estate B.V. (1995-present), Noro
                                       Amerika Vast Goed B.V. (1985-present);
                                       Mass Mutual Pierson (M.M.P.)
                                       (1988-1997); Warner Building
                                       Corporation (1996 to date); GIM
                                       Vastgoed (1998 to date); Fellion
                                       Investments B.V. (2001 to date), and
                                       N.V. Maatschappij voor Trustzaken
                                       Ameuro (2002 to date).



     The Board of Directors has established an audit committee consisting of James J. Burns, J.A.M.H. der Kinderen, and Everett B. Miller, III. The functions of the audit committee include the engaging and discharging of the independent auditors, reviewing with the independent auditors the plan and results of the auditing engagement and reviewing the independence of the independent auditors, including the range of audit and non-audit fees. The Board of Directors has not established any standing nominating or compensation committees. It is anticipated that the Company will form a Compensation Committee and a Nominating and Corporate Governance Committee composed exclusively of independent directors prior to the consummation of the proposed public offering.


     In the fiscal year ended December 31, 2002, there were six meetings of the Board of Directors and four meetings of the Audit Committee. Each Director of the Company attended in excess of 75% of the total number of meetings of the Board of Directors and committees on which he or she served.

COMPENSATION OF DIRECTORS


     During 2002, the directors not affiliated with CBC or Homburg Invest, Mr. Miller, Mr. der Kinderen and Mr. Burns, each received an annual fee of $10,000 plus $1,000 for each board meeting and $250 for each audit committee meeting attended. Effective January 1, 2003, independent directors' fees are $4,000 per quarter; meeting attendance fees are $1,000 per regular board meeting and audit committee meeting. Audit committee members will also receive a flat fee of $1,000 per quarter. Mr. Ullman and Ms. Walker, who are each officers and directors of the Company, and who are each affiliated with CBC, and Messrs. Homburg and Matheson, who are affiliated with Homburg Invest, do not receive any remuneration from the Company other than reimbursement of travel and other expenses incurred in connection with their duties. Mr. Ullman and Ms. Walker also receive fees paid by the Company to Cedar Bay, Brentway and SKR (together with Cedar Bay and Brentway, the "Advisors") as described under Proposal 4. The Company has agreed to pay to the independent directors who are members of the Special Committee who approved the mergers of the Advisors fees of $25,000 each for service on the committee, plus an additional $5,000 to the chairperson of such committee.

     The Company established a stock option plan for the purpose of attracting and retaining executive officers, directors and other key employees. One million (1,000,000) of the Company's authorized shares of common stock have been reserved for issuance under this plan. The plan is administered by a committee of the Company's board of directors, which committee will, among other things, select the number of shares subject to each grant, the vesting period for each grant and the exercise price (subject to applicable regulations with respect to incentive stock options) for the options. The following tables set forth certain information with regard to option grants, option exercises and option values for the fiscal year ended December 31, 2002.

OPTIONS

                    AGGREGATED OPTION EXERCISES IN 2002 AND
                     OPTION VALUES AS OF DECEMBER 31, 2002

                                                              NUMBER OF
                                                        SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                       UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                           SHARES                       DECEMBER 31, 2002(#)         DECEMBER 31, 2002($)(1)
                         ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                     EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                     -----------   -----------   -----------   -------------   -----------   -------------
Leo S. Ullman..........       0             --         13,334          6,666          6,668          3,334

---------------

(1) Calculated based on the closing price of the Company's common stock of $2.00 on December 31, 2002.

         OPTIONS GRANTS DURING THE FISCAL YEAR ENDED DECEMBER 31, 2002

     No options were granted by the Company during the fiscal year ended December 31, 2002.

     The following table sets forth information regarding the Company's existing compensation plans and individual compensation arrangements pursuant to which the Company's equity securities are authorized for issuance to employees or non-employees (such as directors, consultants, advisors, vendors, customers, suppliers or lenders) in exchange for consideration in the form of goods or services:


                                                   A                      B                       C
                                          --------------------   --------------------   ---------------------
                                                                                        NUMBER OF SECURITIES
                                                                                         REMAINING AVAILABLE
                                          NUMBER OF SECURITIES                           FOR FUTURE ISSUANCE
                                              TO BE ISSUED       WEIGHTED-AVERAGE OF        UNDER EQUITY
                                            UPON EXERCISE OF      EXERCISE PRICE OF      COMPENSATION PLANS
                                          OUTSTANDING OPTIONS,   OUTSTANDING OPTIONS,   (EXCLUDING SECURITIES
PLAN CATEGORY                             WARRANTS AND RIGHTS    WARRANTS AND RIGHTS        IN COLUMN A)
-------------                             --------------------   --------------------   ---------------------
Equity compensation plans approved by
  security holders......................        100,000                 $1.75                   900,000
Equity compensation plans not approved
  by security holders...................        333,333                 $2.25                   166,666
                                                -------                                       ---------
Total...................................        433,333                                       1,066,666
                                                =======                                       =========

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     The following line graph sets forth for the period of January 1, 1997 through December 31, 2002, a comparison of the percentage change in the cumulative total stockholder return on the Company's common stock compared to the cumulative total return of the Standard & Poor's ("S&P") Stock Index and the National Association of Real Estate Investment Trusts Equity REIT Total Return Index.

     The graph assumes that the shares of the Company's common stock were bought at the price of $100 per share and that the value of the investment in each of the Company's common stock and the indices was $100 at the beginning of the period. The graph further assumes the reinvestment of dividends when paid.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
             AMONG CEDAR SHOPPING CENTERS, INC., THE S&P 500 INDEX
                          AND THE NAREIT EQUITY INDEX

                              [PERFORMANCE GRAPH]


                          TOTAL RETURN TO STOCKHOLDERS

                      (INCLUDES REINVESTMENT OF DIVIDENDS)

                                  ANNUAL RETURN PERCENTAGE
                                        YEARS ENDING
----------------------------------------------------------------------
   COMPANY/INDEX        DEC98     DEC99     DEC00     DEC01     DEC02
----------------------------------------------------------------------
 Cedar Shopping
  Centers Inc.          (1.27)     4.49    (50.20)    58.14     (5.88)
 S&P 500 Index          28.58     21.04     (9.10)   (11.89)   (22.10)
 Nareit Equity Index   (17.50)    (4.62)    26.37     13.93      3.82

                                            INDEXED RETURNS
                                             YEARS ENDING
--------------------------------------------------------------------------------
                        BASE
                       PERIOD
   COMPANY/INDEX        DEC97     DEC98     DEC99     DEC00     DEC01     DEC02
--------------------------------------------------------------------------------
 Cedar Shopping
  Centers Inc.           100      98.73    103.16     51.37     81.24     76.46
 S&P 500 Index           100     128.58    155.63    141.46    124.65     97.10
 Nareit Equity Index     100      82.50     78.69     99.43    113.29    117.61

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following is a schedule of all persons who, to the knowledge of the Company, beneficially owned more than 5% of the outstanding common stock of the Company as of August 1, 2003:


                                                                                   PERCENT
                                                               NUMBER OF SHARES      OF
NAME AND ADDRESS                                              BENEFICIALLY OWNED    STOCK
----------------                                              ------------------   -------
Cedar Bay Company(1)........................................      3,781,874           78.3
  c/o SKR Management Corp.
  44 South Bayles Avenue
  Port Washington, New York 11050
Homburg Invest USA Inc.(2)..................................        300,000           21.0
  11 Akerley Boulevard
  Halifax, Nova Scotia
  Canada B3B1V7
ARC-Cedar Warrants, LLC(3)..................................        333,333           18.9
  1401 Broad Street
  Clifton, NJ 07013


---------------


(1) Consists of 379,874 shares of common stock and 1,701,000 partnership units exchangeable for 3,402,000 shares of common stock owned by CBC, a New York partnership owned 55% by Duncomb Corp., 40% by Lindsay Management Corp. and 5% by Hicks Corp. Mr. Ullman is an executive officer and a director, but not an owner, of each of these entities. Each of these entities is beneficially owned by MeesPierson Intertrust, a trust company which owns these interests on behalf of its clients.



(2) Does not include any common stock to be issued to Homburg Invest USA if Proposal 2 is approved by stockholders. Homburg Invest USA is a wholly-owned subsidiary of Homburg Invest USA Limited, which is a wholly-owned subsidiary of Homburg Invest. Homburg Invest is owned 49.29% by Uni-Invest Holdings N.V., a company controlled by Richard Homburg, and 14.48% by Homburg Euro Inc., a company controlled by Mr. Homburg for the benefit of a family trust.


(3) As of August 1, 2003 ARC-Cedar Warrants, LLC, an affiliate of ARC Properties, Inc., owned vested warrants to purchase 166,666 operating partnership units, which are exchangeable for 333,333 shares of common stock at an exercise price of $2.25 per share.

     The following table sets forth information concerning the security ownership of directors and executive officers as of August 1, 2003.


                                                               NUMBER OF SHARES    PERCENT
NAME                                                          BENEFICIALLY OWNED   OF STOCK
----                                                          ------------------   --------
Leo S. Ullman(1)(2).........................................        20,732            1.4%
James J. Burns(2)...........................................        13,333              *
Richard Homburg(3)..........................................       300,000             21%
J.A.M.H. der Kinderen(2)....................................        13,533              *
Frank W. Matheson(3)........................................       300,000             21%
Everett B. Miller III(2)....................................        13,533              *
Thomas O'Keeffe.............................................             0              *
Thomas Richey...............................................           800              *
Brenda J. Walker(2).........................................        14,333              *
Stuart H. Widowski..........................................         1,000              *
Directors and officers as a group (10 persons)(2)...........       377,264           25.3%

---------------

 *  Less than 1%


(1) See Note 1 on prior page. Does not include any securities owned by CBC in which Mr. Ullman disclaims any beneficial ownership.


(2) Includes shares of common stock issuable on exercise of stock options.


(3) Messrs. Homburg and Matheson may be deemed to be the beneficial owners of all shares of common stock owned by Homburg Invest and Homburg Invest USA. See Note 2 on prior page. They disclaim beneficial ownership of these shares.


AUDIT COMMITTEE REPORT

     The Audit Committee is comprised of James J. Burns, J.A.M.H. der Kinderen, and Everett B. Miller, III, all of whom are independent directors. The Audit Committee operates under a written charter which was adopted by the Board on June 14, 2000. The Audit Committee appoints the Company's independent accountants.

     Management is responsible for the Company's internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

     In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that its consolidated financial statements were prepared in accordance with generally accepted accounting principles. Additionally, the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by the Statement on Auditing Standards No. 61 (communication with Audit Committees).

     The Company's independent accountants provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants the independent accountant's independence.

     Based upon the Audit Committee's discussion with management and the independent accountants, the Audit Committee's review of the representations of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

                                AUDIT COMMITTEE

                                 JAMES J. BURNS
                             J.A.M.H. DER KINDEREN
                             EVERETT B. MILLER, III

CERTAIN RELATIONSHIPS, BUSINESS RELATIONSHIPS AND TRANSACTIONS

  ADMINISTRATIVE AND ADVISORY SERVICES

     The Company is an externally advised real estate investment trust. With the exception of a few non-management employees at certain of its centers, the Company does not have any employees and relies on the Advisors to manage its operations and properties. The Advisors are owned and operated by certain directors and officers of the Company. While these directors and officers are not employed by the Company, they do receive remuneration from the Advisors. The majority of the Advisors' income is comprised of fees paid to the

Advisors by the Company. The relationships between the Advisors and certain of the Company's officers are further described below.

     Leo S. Ullman owns all of Cedar Bay and is also Chairman and Chief Executive Officer of Cedar Bay. Brenda J. Walker, Thomas J. O'Keeffe, and Stuart Widowski are officers and employees of Cedar Bay. As such each of them has an interest in the operations of Cedar Bay and any agreements between Cedar Bay and the Company and in the terms of any merger between the Company and Cedar Bay pursuant to Proposal 4.

     Leo S. Ullman and Ms. Walker own Brentway. Mr. Ullman is Chairman of Brentway and Ms. Walker is president of Brentway. Mr. Ullman and Ms. Walker, as owners and executive officers of Brentway, have interests in Brentway's current agreements with the Company and any proposed merger between Brentway and the Operating Partnership pursuant to Proposal 4.

     Leo S. Ullman wholly owns SKR and Stuart H. Widowski is an employee of SKR. As such Mr. Ullman and Mr. Widowski have an interest in SKR's current relationship with the Company and in any proposed merger between SKR and the Company pursuant to Proposal 4.

  PURCHASE OF 20% INTEREST IN API RED LION SHOPPING CENTER ASSOCIATES


     On May 31, 2002, Cedar-RL, LLC ("Cedar-RL"), a newly-formed special purpose, wholly-owned subsidiary of the Operating Partnership, purchased from Silver Circle Management Corp. ("Silver Circle"), an affiliate of Leo S. Ullman and CBC (the limited partner of the Operating Partnership), a 20% interest in API Red Lion Shopping Center Associates, L.P. ("Red Lion Associates"), a partnership owned by Leo S. Ullman (as limited partner with an 8% ownership interest) and Silver Circle (as sole general partner with a 92% ownership interest). The purchase price for the 20% interest was $1,182,857. The Company issued to CBC a promissory note in the original principal amount of $887,000, payable in three equal annual installments. Repayment of the current installment has been deferred until September 30, 2003.


     Also on May 31, 2002, Silver Circle and Leo S. Ullman sold an aggregate 69% limited partnership interest in Red Lion Associates to Philadelphia ARC-Cedar, LLC ("ARC-Cedar") for $4,360,500. As a result of such transactions, Leo S. Ullman no longer had an ownership interest in Red Lion Associates. The proceeds from the sale of Mr. Ullman's interest in Red Lion Associates were used in their entirety to repay certain loans to Silver Circle. Mr. Ullman and Brenda J. Walker, President and Vice President of the Company, respectively, are officers of Silver Circle, but have no ownership interest in Silver Circle.

     The purchase price for each sale was based on an independent third party valuation of the Red Lion Shopping Center property.

     The Board of Directors of the Company obtained a fairness opinion from an investment banking firm with respect to the purchase of the partnership interest in Red Lion Associates by Cedar-RL.

     SKR received a fee from Silver Circle in connection with the sale of its ownership interest in Red Lion Associates to ARC-Cedar and Cedar-RL in an amount equal to 1% of the sales price, not to exceed $100,000. The initial fee payable to SKR, based on cash proceeds of the sales received by Silver Circle, was $43,767. Cedar Bay is generally entitled under its investment advisory agreement with the Company to an acquisition fee of 1% of the purchase price of any property acquired by the Company or the Operating Partnership (either directly or indirectly through subsidiaries). Cedar Bay has waived any acquisition fee to which it would otherwise have been entitled to with respect to the purchase of the 20% interest in Red Lion Associates by Cedar-RL.


  PURCHASE OF SHOPPING CENTERS


     The Company has entered into an agreement to acquire the Golden Triangle Shopping Center in Lancaster, Pennsylvania. This is a 221,512 square feet shopping center built in 1960 with a 30,000 square feet Marshall's and 24,060 square feet Staples. The purchase price for the property will be approximately $11.5 million, subject to a $9.9 million mortgage. Golden Triangle Shopping Center is currently owned by certain affiliates of CBC.

     The Company has entered into an agreement to acquire the 50% interest in the Point Shopping Center not owned by the Company from affiliates of CBC for a price of $2.4 million.



  REPURCHASE OF CBC UNITS



     In connection with the proposed public offering, the Company will also repurchase units owned by CBC for $9.0 million. An independent committee of the Company's Board of Directors, consisting of independent directors, retained a financial advisor that advised them as to the fairness of the consideration to be paid to CBC for the repurchase of their units.



  LOAN FOR SOUTH PHILADELPHIA SHOPPING PLAZA



     In connection with the Company's lease agreement to obtain operating control of South Philadelphia Shopping Plaza, in August 2003 an affiliate of CBC loaned the Company $750,000 to make a portion of the deposit in connection with the proposed transaction. The loan matures in October 2003 and bears interest at a rate of 15%. The proceeds from the proposed public offering will be used to repay this loan.



  LOAN



     Mr. Ullman loaned Cedar Bay $150,000 to pay certain of the Company's obligations. The loan charges no interest and has no fees. The loan will be repaid from the proceeds of the proposed public offering.


  44 SOUTH BAYLES AVENUE

     The Company's principal executive offices are located at 44 South Bayles Avenue, Port Washington, New York. Mr. Ullman owns 25% of this building through general and limited partner interests. Currently, Cedar Bay pays the rent for the Company's principal executive offices. The lease, at rentals consistent with the building, expires on October 31, 2007. Rent is currently approximately $128,000 and escalates annually, up to approximately $135,000 in the final year of the lease. The Company will begin to pay rent after the merger upon the same terms as Cedar Bay.

  SHORE MALL OPTION

     The Company received a ten-year option to acquire Shore Mall, in Egg Harbour, New Jersey, a 620,000 square foot shopping center, anchored by Boscov's, Circuit City, Value City and Burlington Coat Factory from Rickson Corp., N.V., an affiliate of CBC, and Mr. Ullman. The option, which is subject to a right of first refusal of a former owner expires in 2009, is for ten years and provides that the purchase price will be the appraised value at the time the option is exercised. The option provides the Company with a right of first refusal if the owner receives a bona fide third-party offer. If the Company does not exercise its option in connection with a bona fide third party offer, the option will terminate. The Company will manage this property during the option period. An affiliate of CBC owns 92% of this property and Mr. Ullman owns 8%.

  ACQUISITION OF INTERESTS IN SHOPPING CENTERS


     Homburg Invest supplied substantially all the equity (through purchasing joint venture interests) in connection with the Company's acquisition of Pine Grove Shopping Center, Swede Square and Wal-Mart Shopping Center. Homburg Invest received a 10% origination fee for providing the equity in each acquisition. Under the partnership agreement for each property, Homburg Invest will receive a 12% preferential return on its investment. The Company has the option to buy Homburg Invest's interest in each partnership provided it receives a 15% annualized rate of return, 20% in the case of the Wal-Mart Shopping Center, from the date each center was acquired until the Company repurchases its interests. The Company currently intends to exercise this option and use the proceeds from the proposed public offering to repurchase Homburg Invest's interests. Accordingly, Homburg Invest will receive approximately $6.2 million in the aggregate, less any distributions made, as of October 31, 2003 in exchange for its interest in the Pine Grove Shopping Center, Swede Square and Wal-Mart Shopping Center.

     In addition, Homburg Invest jointly and severally with the Company guaranteed $7.4 million of loans the Company obtained from BFV Interim Finance B.V. to acquire the Valley Plaza Shopping Center and Wal-Mart Shopping Center. The terms of the Valley Plaza Shopping Center guarantee provide that Homburg Invest will receive 4.75% on the interest accrued on the junior loan and 50% of the origination or exit fees. The terms of the Wal-Mart Shopping Center guarantee provide that Homburg Invest will receive 4.75% on the interest accrued on the equity loan and 50% of the closing fee and look-back provision. The loan will be repaid with proceeds from the proposed public offering and the guarantees will be terminated. Pursuant to the terms of the guarantees, Homburg Invest will receive approximately $200,000 from BFV Interim Finance B.V. upon repayment of the loans.



  SUBSCRIPTION AGREEMENT



     On December 18, 2002, the Company entered into a subscription agreement (the "Subscription Agreement") with Homburg Invest USA pursuant to which it issued in a private placement to Homburg Invest USA 3,300 Series A Preferred partnership units (the "Preferred Units") at a purchase price of $909.09 per Preferred Unit, for an aggregate purchase price of $3.0 million. On January 2, 2003, Homburg Invest USA converted 552 Preferred Units into 276,000 shares of the Company's common stock. In order to maintain the Company's status as a REIT, in June 2003 Homburg Invest USA exchanged the 276,000 shares of common stock for 552 Preferred Units. The Company will use $3.96 million of the proceeds from the proposed public offering to redeem the Preferred Units owned by Homburg Invest USA.



  STANDSTILL AGREEMENT



     On or about January 18, 2002, Homburg Invest, a Canadian corporation listed on the Toronto Stock Exchange, acquired from Mr. Homburg, a Canadian national, and/or affiliated persons, 300,000 shares of the Company's common stock, then representing in excess of 20% of the outstanding common stock. The Company's charter and bylaws in effect at that time prohibited the acquisition of more than 3.5% of the common stock without consent of the Company's Board of Directors. The Company, Homburg Invest and Mr. Homburg entered into a standstill agreement pursuant to which Homburg Invest, Mr. Homburg, and their respective affiliates have agreed not to purchase more than 29.9% of the common stock in the aggregate for a period of five (5) years, not to commence or support a tender offer during that period, and to vote for certain persons to serve as the Company's directors. The Company also agreed to support the election of two designees of Homburg Invest to its Board of Directors. Mr. Homburg and Mr. Matheson are the current directors designated by Homburg Invest. The standstill agreement will be terminated upon completion of the proposed public offering.



  LOAN FOR SOUTH PHILADELPHIA SHOPPING PLAZA



     In connection with the Company's lease agreement to obtain operating control of South Philadelphia Shopping Plaza, in August 2003 Homburg Invest loaned the Company $1.1 million to make a portion of the deposit in connection with the proposed transaction. The loan matures in two years and bears interest at a rate of 9%, has a 15% internal rate of return and has a 10% origination fee and a 20% exit fee. The proceeds from the proposed public offering will be used to repay this loan.



  LOAN FOR WAL-MART SHOPPING CENTER



     In connection with the Company's purchase of the Wal-Mart Shopping Center, in September 2003 Homburg Invest loaned the Company $825,000. The loan matures in two years and bears interest at a rate of 9%, has a 15% internal rate of return and has a 10% origination fee and a 20% exit fee. The proceeds from the proposed public offering will be used to repay this loan.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company believes that during 2002 its officers, directors and holders of more than 10% of its common stock complied with all filing requirements under
Section 16(a) of the Securities Exchange Act of

1934, except that Mr. Homburg was late in filing his Form 3 relating to his election as a director. In making this disclosure, the Company has relied solely on written representations of its directors, officers and holders of more than 10% of the Company's common stock and on copies of reports that have been filed with the Securities and Exchange Commission.

              2.  PROPOSAL TO APPROVE THE ISSUANCE OF COMMON STOCK
             AND THE CONVERSION OF CERTAIN SECURITIES ISSUED BY THE
                             OPERATING PARTNERSHIP.


     Pursuant to the Subscription Agreement, Mr. Richard Homburg was appointed as a director of the Company. The Company also agreed to seek stockholder approval to enable the Company to issue to Homburg Invest USA 274,000 additional shares of common stock of the Company at a purchase price of $1.818 per share, in exchange for 548 Preferred Units to be redeemed at their purchase price and to cause the balance of the 2,300 Preferred Units to be exchangeable for common stock of the Company. Each of CBC and Homburg Invest USA agreed to vote all its shares (679,874 shares representing approximately 47.7% of the shares entitled to vote) in favor of this proposal.



     The Company now seeks stockholder approval to (a) issue an additional 274,000 shares of common stock at $1.818 per share, which will be exchanged for 548 Preferred Units owned by Homburg Invest USA; and (b) have Homburg Invest USA's remaining 2,300 Preferred Units become exchangeable, upon thirty days' notice, into common stock of the Company at $2.045 per share, with the number of shares of common stock issuable upon exchange of each Preferred Unit equal to $909.09 divided by $2.045 or 444.54 shares, for an aggregate of 1,022,235 shares.


NASD REQUIREMENT FOR STOCKHOLDER APPROVAL


     The Company's common stock is listed on the Nasdaq SmallCap Market. Pursuant to the Nasdaq Marketplace Rules stockholder approval must be obtained in connection with a transaction other than a public offering involving the sale or issuance by a "company of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock . . . for less than the greater of book or market value of the stock." The common stock to be issued to Homburg Invest USA will be issued at less than the market value of the Company's common stock at the time the Subscription Agreement was executed and will involve a sale of 20% or more of the Company's common stock.


DESCRIPTION OF SERIES A PREFERRED PARTNERSHIP UNITS

     Holders of the Preferred Units are entitled to receive, when and if declared by the Operating Partnership out of any funds legally available therefor, distributions at the rate of $90.00 per Preferred Unit per year, payable in arrears in equal amounts of $22.50 per unit quarterly in cash.


     If stockholder approval is obtained, the holders of the Preferred Units will have the right upon 30 days prior written notice, to exchange Preferred Units for Common Stock at an exchange price of $2.045 per share, with the number of shares of Common Stock issuable upon exchange of each Preferred Unit equal to $909.09 divided by $2.045 or 444.54 shares.


     The Company may, at its option, redeem the Preferred Units at a redemption price of $1,200.00 per unit without interest. The Preferred Units have no stated maturity and are not subject to any sinking fund or mandatory redemption provisions.


     Except as required by law, and except as specified below, the holders of the Preferred Units are not entitled to vote at any meeting of the Operating Partnership or the Company or for any other purpose or otherwise to participate in any action taken by the Operating Partnership or the Company or the partners or stockholders thereof, or to receive notice of any meeting of the Operating Partnership or the Company.


     So long as any Preferred Units remain outstanding, neither the Operating Partnership nor the Company will, without the affirmative vote or consent of the holders of at least a majority of the Preferred Units outstanding at the time, amend, alter or repeal the provisions of the Operating Partnership's Agreement of Limited Partnership or the Articles of Incorporation of the Company, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the Preferred Units or the holders thereof; provided, however, that with respect to the occurrence of any Event, so long as the Preferred Units remain outstanding with the terms thereof materially unchanged, the occurrence of such Event will not be considered to have materially and adversely affected the rights, preferences, privileges or voting power of holders of Preferred Units even if the Company or the Operating Partnership does not survive the Event.

     If distributions payable on the Preferred Units are in arrears for a period exceeding 90 days, the holders of Preferred Units will have the right to vote, together with the common stock, on all matters on which the holders of common stock have the right to vote. The holders of Preferred Units will have the right to cast one vote for each share of common stock into which each Preferred Unit is convertible. On each matter submitted to a vote of the holders of Preferred Units, or as otherwise required by law, each Preferred Unit shall be entitled to
444.54 votes.

     The Preferred Units are subject to the provisions of the partnership agreement of the Operating Partnership, including all restrictions on transfers of partnership units of the Operating Partnership.


     Upon the voluntary or involuntary dissolution, liquidation or winding up of the Operating Partnership, holders of the Preferred Units then outstanding, shall be entitled to receive in cash or property (at its fair market value determined by the general partner of the Operating Partnership) and to be paid out of the assets of the Operating Partnership available for distribution to its partners, before any payment or distribution shall be made on any partnership units junior to the Preferred Units, the amount of $1,000.00 per Preferred Unit. If, upon any voluntary or involuntary dissolution, liquidation, or winding up of the Operating Partnership, the amounts payable with respect to the preference distributions on the Preferred Units are not paid in full, the holders of the Preferred Units and any other preferred partnership units ranking, as to liquidation rights, on a parity with the Preferred Units shall share ratably in any such distribution of assets of the Operating Partnership in proportion to the full respective preference amounts to which they would otherwise be respectively entitled.


EFFECTS OF EXCHANGE OF PREFERRED UNITS ON HOLDERS OF COMMON STOCK

     The issuance of the Company's common stock upon the exchange of the Preferred Units will have no effect on the rights or privileges of existing stockholders except to the extent that the interest of each stockholder in the economic results and voting rights of the Company are diluted pro rata based on the number of shares owned by existing stockholders prior to any issuance.

STANDSTILL AGREEMENT


     On or about January 18, 2002, Homburg Invest, a Canadian corporation listed on the Toronto Stock Exchange, acquired from Mr. Homburg, a Canadian national, and/or affiliated persons, 300,000 shares of the Company's common stock (approximately 21.7% of the then issued and outstanding shares of the Company's common stock). The Company's charter and bylaws in effect at that time prohibited the acquisition of more than 3.5% of the common stock without consent of the Company's Board of Directors. The Company, Homburg Invest and Mr. Homburg entered into a standstill agreement pursuant to which Homburg Invest, Mr. Homburg, and their respective affiliates have agreed not to purchase more than 29.9% of the common stock in the aggregate for a period of five (5) years, not to commence or support a tender offer during that period, and to vote for certain persons to serve as the Company's directors. The Company also agreed to support the election of two designees of Homburg Invest to its Board of Directors. Mr. Homburg and Mr. Matheson are the current directors designated by Homburg Invest. The standstill agreement will be terminated upon completion of the proposed public offering.

VOTE REQUIRED

     The affirmative vote of holders of a majority of the shares of stock of the Company present, or represented by proxy, and entitled to vote at the meeting is required for approval of the proposal. If the proposal is not approved, then the Preferred Units will not become convertible and additional shares of Common Stock will not be issued to the Subscriber.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSAL FOR ISSUANCE OF COMMON STOCK AND THE CONVERSION OF THE PREFERRED UNITS.


         3.  PROPOSAL TO APPROVE AN AMENDMENT TO THE 1998 STOCK OPTION
           PLAN TO INCREASE THE AGGREGATE NUMBER OF SHARES OF COMMON
              STOCK THAT MAY BE ISSUED PURSUANT TO OPTIONS GRANTED
  THEREUNDER FROM 1,000,000 SHARES TO 2,000,000 SHARES (AFTER GIVING EFFECT TO
                         PROPOSED REVERSE STOCK SPLIT).



     The Board of Directors proposes to amend the 1998 Stock Option Plan (the "Plan") to increase the aggregate number of shares of common stock that may be issued pursuant to options granted thereunder from 1,000,000 shares to 2,000,000 shares, after giving effect to the proposed reverse stock split. The Board of Directors believes that, if the proposed public offering is consummated, the current allotment of shares authorized for issuance under the Plan would not be sufficient to attract and retain qualified officers, directors and employees. The Board of Directors believes it is in the best interests of the Company and its stockholders to increase the number of shares that may be issued pursuant to options granted under the Plan. In the event the proposed public offering is not consummated, the Board of Directors does not intend to issue more than the 1,000,000 options currently authorized in the aggregate under the plan. The following is a summary of the material provisions of the Plan.


PURPOSE

     The purpose of the Plan is to advance the interests of the Company by encouraging and enabling the acquisition of a larger personal proprietary interest in the Company by directors, key employees, consultants and independent contractors who are employed by, or perform services for, the Company and its subsidiaries and upon whose judgment and keen interest the Company is largely dependent for the successful conduct of its operations. It is also expected that the opportunity to acquire such a proprietary interest will enable the Company and its subsidiaries to attract and retain qualified officers, directors and other service providers.

ADMINISTRATION

     The Plan is administered by a committee (the "Committee") of the Board of Directors, which must consist of two or more directors of the Company, each of whom must be a "Non-Employee Director" within the meaning of Rule 16b-3 under the 1934 Act and an "outside director" within the meaning of Section 162(m) of the Code. The Committee may grant options to key employees, directors, consultants and independent contractors to the Company. The term of each option may not exceed ten years from the date of grant. The exercise price of an option shall be determined by the Committee, but in the case of an incentive stock option (as described below), the per share exercise price may not be less than 100% of the fair market value of a share of common stock of the Company on the date of grant. The options generally vest at a rate determined by the Committee at the time of grant.

     Determinations of the Committee as to any question which may arise with respect to the interpretation of the provisions of the Plan and options are final. The Committee may authorize and establish such rules, regulations and revisions thereof not inconsistent with the provisions of the Plan, as it may deem advisable to make the Plan and options effective, or provide for their administration, and may take such other action with regard to the Plan and options as it deems desirable to effectuate their purpose.

MAJOR PROVISIONS OF THE PLAN

  TYPES OF OPTIONS TO BE GRANTED

     Under the Plan, the Committee may grant either an "incentive stock option" within the meaning of Section 422 of the Code or options which do not satisfy
Section 422 of the Code ("non-qualified stock options"). Options with respect to which no designation is made by the Committee are deemed to be incentive stock options to the extent they meet the requirements for incentive stock options. No option which is intended to qualify as an incentive stock option may be granted under the Plan to any individual who, at the time of such grant, is not an employee of the Company.

  ELIGIBILITY

     The potential recipients of options under the Plan are directors of the Company, key employees of the Company, and consultants and independent contractors used by the Company (collectively, the "Eligible Participants") each individually as determined by the Compensation Committee in its sole discretion. At August 18, 2003, approximately 10 persons were eligible to participate in the Plan. No option which is intended to qualify as an incentive stock option may be granted under this Plan to any employee who, at the time the option is granted, owns shares possessing more than ten percent of the total combined voting power or value of all classes of stock of the Company, unless the exercise price under such option is at least 110% of the fair market value of a share of the Company's common stock on the date such option is granted and the duration of such option is no more than five years.

  SHARES OF COMMON STOCK SUBJECT TO THE PLAN


     The Board of Directors proposes for stockholder approval that the Plan be amended to provide that the number of shares of common stock that may be the subject of options may not exceed 2,000,000 (after giving effect to the proposed reverse stock split) in the aggregate, which common stock may be held in treasury or authorized but unissued. Currently, the Plan provides that the number of shares of the Company's common stock that may be the subject of options shall not exceed 1,000,000. The maximum number of shares which may be the subject of options granted to any individual during any calendar year shall not exceed 250,000 (after giving effect to proposed reverse stock split) shares. If any option shall expire, be canceled or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto may again be made subject to options under the Plan; however, any option granted to a "covered employee" as defined under Section 162(m) of the Code which is canceled or repriced shall continue to be counted against the maximum number of shares subject to options granted to such employee, in accordance with Section 162(m) of the Code.


  GRANT OF OPTIONS

     The Committee, in its sole discretion (subject to the Plan) determines the number of shares of the Company's common stock subject to each option granted to any eligible participant under the Plan. The terms of the Plan do not prohibit the issuance of options at different times to the same person.

  OPTION EXERCISE PRICE AND DURATION

     The Committee fixes the price per share of the common stock to be purchased pursuant to the exercise of any option; however, the per share exercise price under an incentive stock option may not be less than the Fair Market Value (as defined in the Plan) of a share of common stock on the day on which the option is granted. The Committee fixes the duration of an option up to a maximum of ten years from the date of grant.

  CONSIDERATION FOR OPTIONS

     The Company must obtain such consideration for the grant of an option as the Committee in its discretion may request.

  EXERCISE OF OPTIONS


     An option, once granted, will be exercisable by the holder (or if deceased, by his estate) at such rate and times as may be fixed by the Committee. Options become exercisable in full upon (i) the holder's retirement on or after his 65th birthday, (ii) the disability or death of the holder (subject to the provisions on termination of employment), or (iii) under special circumstances which in the opinion of the Committee warrant special consideration. Options may not be transferred nor assigned by the holder except that the Committee may authorize a transfer of a non-qualified option to certain family members or trusts or to other entities as may be permitted by the Committee, subject to such terms and conditions as are approved by the Committee.


  TERMINATION OF OPTIONS

     Options terminate at the end of the tenth business day following the holder's cessation of service as an employee, director, consultant or independent contractor. This period is extended to three months in the case of the holder's retirement on or after attaining age 65 or disability, and to six months in the case of the holder's death (in which case the option is exercisable by the holder's estate). If the employment or service of an option holder is terminated due to a violation of his duties, the option terminates immediately. In no event may any option be exercised after the expiration of the term of the option.

  PAYMENT FOR AND ISSUANCE OF SHARES

     Payment for the shares purchased pursuant to the exercise of an option shall be made in full at the time of the exercise of the option, in cash, by check, by delivery of previously-owned shares of the Company's common stock (beneficially owned for at least six months and valued at their Fair Market Value as of the date of the exercise), or by such other methods as the Committee may permit from time to time. The Plan contains standard provisions to assure that any exercise of an option or the issuance of shares pursuant thereto will not violate applicable securities and income tax withholding laws.

  ADJUSTMENT OF SHARES

     The Plan contains usual anti-dilution provisions in the event of certain corporate transactions.

  AMENDMENT AND TERMINATION OF THE PLAN

     The Board of Directors or the Committee may at any time withdraw or from time to time amend the Plan and any options not theretofore granted. With respect to any outstanding option, the Board of Directors or the Committee, with the consent of the affected holder of an option, may at any time withdraw or from time to time amend the Plan and the terms and conditions of any outstanding option. Notwithstanding the foregoing, any amendment by the Board of Directors or the Committee which would increase the number of shares of the Company's common stock issuable under options, increase the number of options which may be granted to any individual during a calendar year, or change the class of persons to whom options may be granted, shall be subject to the approval of the stockholders of the Company. No option shall be granted under the Plan after May 11, 2008.

FEDERAL INCOME TAX CONSIDERATIONS

  INCENTIVE STOCK OPTIONS

     An employee will not recognize income upon the grant or exercise of an incentive stock option. If an employee disposes of the shares acquired upon exercise of an incentive stock option more than two years after the date the option was granted and more than one year after the date the shares are transferred to him upon the exercise of an option, the employee will realize long-term capital gain in an amount equal to the excess, if any, of his selling price for the shares over the exercise price. In such case, the Company will not be entitled to any tax deduction. If an employee disposes of the shares acquired upon the exercise of an incentive stock option prior to the expiration of two years from the date the option was granted, or one year from the date the shares are transferred to him, any gain realized will be taxable at such time as follows: (1) as ordinary income to the extent of the difference between the option exercise price and the lesser of (a) the fair market value of the shares on the date the shares were transferred to him or (b) the amount realized on such disposition, and (2) as capital gain to the extent of any excess, which gain shall be treated as short-term or long-term capital gain depending upon the employee's holding period. In such case, the Company may claim an income tax deduction for the amount taxable to the employee as ordinary income. The difference between the fair market value of the shares at the time the incentive stock option is exercised and the exercise price will constitute an item of adjustment, for purposes of determining alternative minimum taxable income, and may under certain circumstances be subject, in the year in which the option is exercised, to the alternative minimum tax.

     If an individual uses shares of common stock of the Company that he owns to pay, in whole or in part, the exercise price under an incentive stock option,
(a) the individual's holding period for the newly-issued shares equal in number to the surrendered shares (the "exchanged shares") shall include the period during which the surrendered shares were held, (b) the employee's basis in such exchanged shares will be the same as his basis in the surrendered shares, and
(c) no gain or loss will be recognized by the employee on the exchange of the surrendered shares for the exchanged shares. Further, the employee will have a zero basis in any additional shares received over and above the exchanged shares. However, if an employee tenders shares acquired pursuant to the exercise of an incentive stock option to pay all or part of the exercise price under an incentive stock option, such tender will constitute a disposition of such shares for purposes of the one-year (or two-year) holding period requirement applicable to incentive stock options and such tender will be treated as a taxable exchange if such holding period has not been met.

  NON-QUALIFIED STOCK OPTIONS

     A holder will not recognize any income at the time a non-qualified stock option is granted. If the holder is not a director, officer, or principal stockholder (i.e., an owner of more than ten percent of the common stock of the Company), he will recognize ordinary income at the time he exercises a non-qualified stock option in a total amount equal to: (1) in the case of options which the holder exercises with cash, the excess of the then fair market value of the shares acquired over the exercise price and (2) in the case of options which the holder exercises with previously owned shares, the then fair market value of the number of shares issued in excess of the fair market value of the number of shares surrendered upon such exercise. Section 83 of the Code generally provides that if a director, officer, or principal stockholder receives shares pursuant to the exercise of a non-qualified stock option, he is not required to recognize income until the date on which he can sell such shares at a profit without being subject to liability under Section 16(b) of the 1934 Act. Alternatively, a director, officer or principal stockholder who would not otherwise be subject to tax on the value of his shares as of the date they were acquired can file a written election, within 30 days after the shares are transferred to him, pursuant to Section 83(b) of the Code, to be taxed as of the date of transfer. In either case, the director, officer, or principal stockholder would realize income equal to the amount by which the fair market value, at the time the income is recognized, of the shares acquired pursuant to the exercise of such option exceeds the price paid for such shares.

     All income realized upon the exercise of any non-qualified stock option will be taxed as ordinary income. The Company may claim an income tax deduction (if applicable tax reporting rules are satisfied) for the amount taxable to a holder in the same year as those amounts are taxable to a holder. Shares issued upon the exercise of a non-qualified stock option are generally eligible for capital gain or loss treatment upon any subsequent disposition. Generally, a holder's holding period will commence from the date such shares are issued to him, and his basis in such shares will equal their fair market value as of that date, but the holding period of a director, officer, or principal stockholder begins on the date he recognizes income with respect to such shares, and his basis in the shares will be equal to the greater of the then fair market value of the shares or the amount paid for such shares. If an individual uses shares of common stock of the Company that he owns to exercise a non-qualified stock option, (a) the individual's holding period for the newly-issued shares equal in number to the surrendered shares (the "exchanged shares") shall include the period during which the surrendered shares were held, (b) the holder's basis in such exchanged shares will be the same as his basis in the surrendered shares, and (c) no gain or loss will be recognized by the holder on the exchange of the surrendered shares for the exchanged shares.

  SECTION 280G OF THE CODE

     In addition to the Federal income tax consequences discussed above, Section 280G of the Code provides that if an officer, stockholder or highly compensated individual receives a payment which is in the nature of compensation and which is contingent upon a change in control of the employer, and such payment equals or exceeds three times his Base Amount (as defined in Section 280G), then any amount received in excess of the Base Amount shall be considered an "excess parachute payment." Under certain circumstances, options may give rise to excess parachute payments. If so, then in addition to any income tax which would otherwise be owed on such payment, the individual will be subject to an excise tax equal to 20% of such excess payment (and the Company will not be allowed any deduction which might otherwise have been allowed for such excess payment).

  SECTION 162(m) OF THE CODE

     Section 162(m) of the Code generally limits the Company's tax deduction with respect to certain compensation paid to its chief executive officer and the four other most highly compensated executive officers to $1 million per year, per officer. Income pursuant to options under the Plan may be treated as compensation that is subject to the $1 million limitation on the Company's tax deduction under Section 162(m) of the Code. However, income pursuant to options under the Plan with an exercise price that is equal to the fair market value of the stock on the date of grant is intended to qualify as "performance-based" compensation that is not subject to the deduction limitation under Section 162(m) of the Code.

     The foregoing summarizes all material Federal income tax consequences; however, reference is made to the applicable provisions of the Code. Each participant may wish to discuss specific questions with his own tax adviser or attorney. In addition, there may be tax considerations under state and local laws applicable to participants.

OPTIONS GRANTED

     Since the Plan's inception 100,000 options have been granted under the Plan. The following table specifies the number of options granted to certain individuals and certain groups since the Plan's inception.

                                                                AGGREGATE NUMBER
NAME                                                           OF OPTIONS GRANTED
----                                                           ------------------
Leo S. Ullman...............................................         20,000
Brenda J. Walker............................................         20,000
J.A.M.H. der Kinderen.......................................         20,000
Everett B. Miller, III (Director Nominee)...................         20,000
James J. Burns (Director Nominee)...........................         20,000
Richard Homburg (Director Nominee)..........................              0
All Executive Officers as a Group...........................         40,000
All Current Directors Who Are Not Executive Officers as a
  Group.....................................................         60,000
All Employees, Including Officers Who Are Not Executive
  Officers, as a Group......................................              0


     On September 8, 2003, the closing price for a share of common stock of the Company was $4.10.


VOTE REQUIRED

     The affirmative vote of a majority of the votes cast on the proposal to approve the amendment to the Plan is required for approval of this Proposal 3. If this Proposal 3 is not approved, the Plan will not be amended to increase the amount of the Company's common stock that may be subject to options granted under the Plan.

     THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSAL TO AMEND THE 1998 STOCK OPTION PLAN.


                                     * * *

BACKGROUND INFORMATION FOR PROPOSALS 4 AND 5


     The Company currently intends to complete a public offering of its common stock as soon as practicable. The Company intends to use any proceeds from such public offering to finance its operations, repay existing indebtedness, redeem certain of its outstanding securities, acquire additional properties and advance its business objectives. In discussions with outside analysts and consultants, the Company has been advised that its common stock would be more marketable in a public offering if the Company made certain changes to its existing structure. These changes include: (i) becoming a self-administered real estate investment trust as opposed to an externally advised real estate investment trust; (ii) increasing the price of the Company's common stock through a reverse stock split; (iii) declassifying the Company's Board of Directors; and (iv) increasing the ownership limit with respect to the Company's common stock. This Proxy Statement is neither an offer to sell nor a solicitation of an offer to buy securities of the Company. Such an offer can only be made in connection with an effective registration statement filed with United States Securities and Exchange Commission.


     The Company has determined that undertaking Proposals 4 and 5 is worthwhile only if the Company consummates a public offering of its common stock prior to June 30, 2004. Although the Company intends to consummate such a public offering, it is not yet certain that such an offering will take place or the precise terms of the offering. The Company's decision to consummate a public offering is dependent on a number of variables beyond the Company's control including, without limitation, market conditions and demand for the Company's securities. To allow the Company the flexibility to make the aforementioned changes to its existing structure in the event the Company makes a final determination to consummate a public offering, Proposals 4 and 5 request that the Company's stockholders authorize the Board of Directors to effect the aforementioned changes without further stockholder approval and subject to the final determination to consummate a public offering of the Company's common stock. Please note that, if Proposals 4 and 5 are approved by the Company's stockholders, the Company's Board of Directors will only effect the Proposals if the Board of Directors makes a final determination to consummate a public offering of the Company's common stock prior to June 30, 2004; provided, however, that the reverse stock split will be effectuated prior to and in anticipation of the public offering. If the public offering does not occur, the Company expects to reverse the effects of the reverse stock split by effectuating a stock split.


        4.  PROPOSAL TO AUTHORIZE A PROPOSED MERGER OF CEDAR BAY REALTY
         ADVISORS, INC. AND SKR MANAGEMENT CORP. INTO THE COMPANY AND A
              PROPOSED MERGER OF BRENTWAY MANAGEMENT LLC INTO THE
                             OPERATING PARTNERSHIP.

BACKGROUND TO THE MERGERS

     The Company is an externally advised real estate investment trust that utilizes an umbrella partnership structure (an "UPREIT"). As such, the Company is the general partner of the Operating Partnership through which the Company conducts substantially all of its business and owns substantially all of its assets (either directly or through subsidiaries of the Operating Partnership). The Board of Directors of the Company manages the affairs of the Operating Partnership by directing the affairs of the Company as general partner of the Operating Partnership.

     With the exception of a few non-management employees at certain of its centers, the Company has no employees and retains the Advisors to assist in the management of the Company's day-to-day operations and its real properties. Cedar Bay is the Company's management advisor, Brentway is the Company's property manager and SKR is the Company's advisor. Cedar Bay provides the Company with management, acquisition, leasing, advisory services, accounting systems, professional and support personnel and office facilities. Brentway provides property management, leasing, construction management, and loan placement to the Company's real properties and SKR provides the Company with legal and other advisory services. In exchange for services provided to the Company and its subsidiaries, Cedar Bay, Brentway and SKR receive various fees.

     In light of the Company's intention to consummate a public offering of its common stock and the Board of Director's ongoing analysis of such an offering, the Company believes that an offering of its common stock will be viewed more favorably by the marketplace if the Company "internalizes" the services currently provided by the Advisors. In addition, the Company considered the following benefits of a public offering: (i) the institution of a distribution policy, (ii) the possible listing of the Company's common stock on the New York Stock Exchange and (iii) the increase in the number of publicly tradable shares of the Company's common stock outstanding. The Company has been advised that investment analysts and investors in real estate securities have a preference for real estate investment trusts that are self-administered as opposed to real estate investment trusts that are managed by third parties. As such, the Board of Directors views the mergers of the Advisors into the Company and the Operating Partnership as a key step in positioning the Company to achieve the best value from any future public offering. If the Advisors were merged, the Company's management structure would be consistent with the majority of publicly traded real estate investment trusts. In fact, nearly all of the equity real estate investment trusts which have become public companies since 1992 have adopted a self-administered management structure and a number of existing real estate investment trusts have converted to self-administered management structures.


     In determining how best to implement a self-administered management structure, the Board of Directors analyzed a number of different methods. The Board of Directors concluded that a merger with the Advisors would be the most cost-effective method because the Advisors constitute a readily available in-place work force that understand and are intimately involved with the Company's business. The Board of Directors believes also that the members of management of the Advisors are uniquely qualified to manage the Company in a self-advised form as a result of their existing relationships with the Company's tenants and their knowledge of the Company's assets and business. The Board of Directors believes that the costs associated with hiring a completely new staff of individuals of similar experience and quality to administer the services currently provided by the Advisors to the Company and its subsidiaries, would be higher than taking such entities in-house as there would be no learning curve necessary to familiarize the employees of the Advisors with all of the Company's properties and internal procedures. In addition, the Special Committee of the Board of Directors has obtained a fairness opinion with respect to the proposed merger from Ladenburg.


BENEFITS TO RELATED PARTIES

     In connection with the merger of the Advisors and upon consummation of the proposed public offering, the following benefits will be received by related parties:


       - $3.96 million of the proceeds from the proposed public offering will be used to redeem the Preferred Units, owned by Homburg Invest USA, which currently owns 5.7% of the Company's common stock and units on a fully-diluted basis prior to consummation of the proposed public offering and has two representatives on the Company's Board of Directors.



       - $6.2 million of the proceeds from the proposed public offering will be used to purchase the interests owned by Homburg Invest in Pine Grove Shopping Center, Swede Square and Wal-Mart Shopping Center.


       - Homburg Invest will be released from guarantees with regard to $7.4 million of subordinated loans on Valley Plaza Shopping Center and Wal-Mart Shopping Center. Homburg Invest will receive approximately $200,000 in fees from the lender upon repayment of the loans.


       - $1.925 million (exclusive of accrued interest) of the proceeds from the proposed public offering will be used to repay loans the Company received from Homburg Invest which were used to make a portion of the deposit in connection with the South Philadelphia Shopping Plaza transaction and to assist in the purchase of the Wal-Mart Shopping Center. Homburg Invest will receive approximately $385,000 in exit fees upon repayment of the loans.



       - $750,000 (exclusive of accrued interest) of the proceeds from the proposed public offering will be used to repay a loan the Company received from an affiliate of CBC which was used to make a portion of the deposit in connection with the South Philadelphia Shopping Plaza transaction.

       - $9.0 million of the proceeds from the proposed public offering will be used to repurchase all of the partnership units owned by CBC. An independent committee of the Company's board consisting of disinterested directors retained a financial advisor who advised them as to the fairness of the consideration to be paid to CBC.

       - $2.4 million of the proceeds from the proposed public offering will be used to purchase a 50% interest in The Point Shopping Center from certain affiliates of CBC.


       - $11.5 million, plus closing costs, of the proceeds from the proposed public offering will be used to acquire Golden Triangle Shopping Center from certain affiliates of CBC, including assumption of a $9.9 million first mortgage.



       - $887,000 (exclusive of accrued interest) of the proceeds from the proposed public offering will be used to repay a promissory note issued by the Operating Partnership in favor of CBC, which the Company used to purchase a 20% interest in Red Lion Shopping Center.



       - Approximately $1.0 million of the proceeds from the proposed public offering will be used to pay accrued and unpaid fees owed to, or loans made to the Company by, Mr. Ullman and Brenda J. Walker, who are the owners of the Advisors. This includes repayment of a loan by Mr. Ullman to Cedar Bay of $150,000, which was used to pay certain of the Company's obligations.


       - Mr. Ullman, Ms. Walker, Thomas J. O'Keeffe, Stuart H. Widowski, and Thomas B. Richey, the Company's directors and/or officers, who are the owners of and/or officers of Cedar Bay, SKR, and Brentway, will receive an aggregate of up to $15 million of shares of the Company's common stock and units of the operating partnership in connection with the merger of the Advisors.

       - Messrs. Ullman, O'Keeffe, Widowski and Richey and Ms. Walker will enter into employment agreements with the Company providing each of them with salary and other benefits.

RISKS RELATING TO THE MERGERS.

  THE PARTIES NEGOTIATING THE TERMS OF THE MERGER PROPOSAL HAVE CONFLICTS OF INTEREST.


     Certain of the Company's directors and executive officers who were involved in discussions and negotiations relating to Proposal 4 have interests in connection with Proposal 4 that are in addition to, or conflict with, the Company and its stockholders. In particular, Messrs. Ullman, O'Keeffe and Widowski and Ms. Walker all have interests in, or are employed by, the Advisors. If Proposal 4 is approved and if the mergers are consummated these individuals will receive, in the aggregate, beneficial ownership of an aggregate of up to $15.0 million of shares of common stock in the Company and partnership units of the Operating Partnership as a result of the consummation of the mergers.



     As of August 1, 2003, the Company's executive officers and directors beneficially owned approximately 25.3% of the issued and outstanding shares of the Company's common stock. Following the issuance of the partnership units and shares of the Company's common stock in the proposed mergers, such individuals would, if they exchanged their partnership units for common stock of the Company, beneficially own a greater percentage of the Company's issued and outstanding shares. As a result of such increased ownership, they could exert more influence on the Company and would represent a higher percentage of the vote for any action requiring stockholder approval. CBC and Homburg Invest USA, who collectively own approximately 47.7% of the shares entitled to vote at the meeting, have indicated that they will vote in favor of Proposal 4.


     As a result, the mergers contemplated by Proposal 4 may not be considered to have been negotiated in an arm's-length manner. Although the Company's Board of Directors established the Special Committee to ensure that Proposal 4 and the mergers contemplated thereby would be considered by persons who did not have any conflicts of interest in the mergers and although the Special Committee obtained a fairness opinion from Ladenburg, there can be no assurance that the terms of the mergers contemplated by Proposal 4 are the same as would have been obtained in negotiations between unrelated parties.

  THE COMPANY'S EARNINGS PER SHARE MAY DECREASE AS A RESULT OF THE MERGERS.


     The Company cannot assure you that the cost savings it anticipates from no longer paying advisory fees to the Advisors will offset the additional expenses that the Company will incur as a self-advised real estate investment trust. These additional expenses will include all of the salaries and benefits of the Company's executive officers and the other employees the Company will need to operate if the mergers are consummated. Even if the Company's earnings are not adversely affected, its earnings per share may decrease because (i) the operating partnership will be issuing, as merger consideration, additional partnership units which share in distributions from the Operating Partnership and which are exchangeable for shares of the Company's common stock and (ii) the Company will be issuing, as merger consideration, additional shares of its common stock.


     If the mergers are not completed, the advisory fees payable to the Advisors will continue to be paid in accordance with the existing contracts. If the expenses the Company assumes are higher than anticipated or the fees payable in the future to the Advisors would have been lower than anticipated, the Company's net income per share may decrease as a result of the mergers.

  THE MERGERS WILL REDUCE THE COMPANY'S BOOK VALUE PER SHARE.


     The issuance in connection with the mergers of common stock having an aggregate value of up to $10.0 million will increase the number of the Company's shares of common stock outstanding without increasing the Company's net worth. The issuance in connection with the mergers of up to $5.0 million of additional partnership units would, if such units were exchanged for common stock of the Company, further increase the number of the Company's shares of common stock outstanding without increasing the Company's net worth. As a result, and assuming the partnership units were exchanged for common stock, the pro forma book value per share of the Company, would decline and current stockholders will experience dilution of their current ownership interest in the Company.



  THE NUMBER OF PARTNERSHIP UNITS THAT THE OPERATING PARTNERSHIP WILL ISSUE AND THE NUMBER OF SHARES THAT THE COMPANY WILL ISSUE IN THE MERGERS WILL NOT CHANGE TO REFLECT CHANGES IN THE RELATIVE VALUE OF THE COMPANY AND THE ADVISORS AFTER THE DATE THE MERGER AGREEMENTS ARE SIGNED.



     The number of partnership units that the Operating Partnership will issue and the number of shares of common stock that the Company will issue in the mergers are fixed based on the midpoint of the estimated price range to be set forth in the preliminary prospectus for the proposed public offering; provided, however, that if the offering is priced above the midpoint, then the number of shares and units to be received will be equal to $15.0 million divided by the public offering price per share. The number of partnership units and shares of common stock will not be reduced even if the value of the Advisors goes down after the merger agreements are signed. The relative value of the Company and the Operating Partnership may change because of the financial or other results of the Company and/or the Operating Partnership, changes in the economic sector in which the Company and Operating Partnership operate, changes in economic conditions generally and other factors that might affect the business, condition and prospects of the Company and Operating Partnership.


     Furthermore, the Company does not intend to obtain an updated fairness opinion from Ladenburg. Changes in the operations and prospects of the Company, the Operating Partnership and the Advisors, general market and economic conditions and other factors which are beyond the Company's control, on which the opinion of Ladenburg is based, may have altered the relative value of the companies after the date of the original fairness opinion.

  THE MERGERS MAY CAUSE THE COMPANY TO LOSE ITS REIT STATUS FOR TAX PURPOSES.

     To maintain its status as a real estate investment trust for federal income tax purposes, the Company is not permitted to have current or accumulated earnings and profits carried over from the Advisors. If the IRS successfully asserts that the Company acquired current or accumulated earnings and profits from the Advisors and failed to distribute, during the taxable year in which the mergers occur, all of such earnings and profits, the Company would lose its real estate investment trust qualification for the year in which the mergers occurred, as well as any other taxable years during which the Company held such acquired earnings and profits, unless, in the year of such determination, the Company makes an additional distribution of the amount of earnings and profits determined to be acquired from the Advisors. In order to make such an additional distribution, the Company could be required to borrow funds or sell assets even if prevailing market conditions were not generally favorable. For any taxable year that the Company fails to qualify as a real estate investment trust, the Company would not be entitled to a deduction for dividends paid to its stockholders in calculating its taxable income. Consequently, the Company's net assets and distributions to its stockholders would be substantially reduced because of the Company's increased tax liability. Furthermore, to the extent that distributions had been made in anticipation of the Company's qualification as a real estate investment trust, the Company might also be required to borrow additional funds or to liquidate certain of its investments to pay the applicable tax on its income.

     The Company retained Ernst & Young LLP to review whether the Advisors, as of the date of the mergers, would otherwise have current or accumulated earnings and profits. Based on such review, and subject to the assumptions and qualifications contained therein, the Company anticipates that, as of the effective time of the mergers, the Advisors will not have any current or accumulated earnings and profits, although there can be no assurance of this.

  AFTER THE MERGERS THE COMPANY WILL BE SUBJECT TO POTENTIAL LIABILITY AS AN EMPLOYER.

     At present, with the exception of a few non-management employees of the Company at certain of its centers, the Company and the Operating Partnership do not directly employ any employees or maintain any benefit or retirement plans. As a result of the mergers, the Company and/or the Operating Partnership will directly employ persons who are currently employees of the Advisors and will establish certain employee benefit plans. As an employer, the Company and/or the Operating Partnership will be subject to those potential liabilities that are commonly faced by employers, such as workers' disability and compensation claims, potential labor disputes and other employee-related liabilities and grievances and the Company will bear the costs of the establishment and maintenance of such plans.

BUSINESS SUMMARIES OF THE ADVISORS

  CEDAR BAY REALTY ADVISORS, INC.


     Pursuant to the Administrative and Advisory Agreement (the "Advisory Agreement") between the Company and Cedar Bay, Cedar Bay provides the Company with management, acquisition, leasing, advisory services, accounting systems, professional and support personnel and office facilities. Leo S. Ullman, the Company's president, chairman and chief executive officer, is the owner of Cedar Bay. Mr. Ullman is the president and director of Cedar Bay. Ms. Brenda Walker, (vice president and director of the Company), Mr. Thomas J. O'Keeffe, (chief financial officer of the Company) and Mr. Stuart H. Widowski (the Company's general counsel and secretary) are also officers of Cedar Bay. Mr. Ullman and Ms. Walker each receive remuneration from Cedar Bay.


     Under the Advisory Agreement, Cedar Bay is obligated to: (a) provide office space and equipment, personnel and general office services necessary to conduct the day-to-day operations of the Company; (b) select and conduct relations with attorneys, brokers, banks and other lenders, with accountants (subject to audit committee approval), and with such other parties as may be considered necessary in connection with the Company's business and investment activities, including, but not limited to, obtaining services required in the acquisition, management and disposition of investments, collection and disbursement of funds, payment of debts and fulfillment of obligations of the Company, and prosecuting, handling and settling any claims of the Company; (c) provide property acquisition and disposition services, research, economic and statistical data, and investment and financial advice to the Company; and (d) maintain appropriate legal, financial, tax, accounting and general business records of activities of the Company and render appropriate periodic reports to the directors and stockholders of the Company and to regulatory agencies, including the Internal Revenue Service, the Securities and Exchange Commission, and similar state agencies.

     Pursuant to the Advisory Agreement, Cedar Bay is entitled to receive acquisition and disposition fees of 1% of the gross purchase or gross sales price, as applicable, with respect to the acquisition or disposition of real property by the Company or the Operating Partnership (either directly or through subsidiaries). No other fees are payable to Cedar Bay in connection with acquisitions or dispositions of real property.


     Cedar Bay has agreed to defer certain acquisition fees to which it may otherwise be entitled with respect to the possible acquisition by the Company or the Operating Partnership of certain properties owned by CBC and/or its affiliates. It is expected that there will be no further deferrals or waivers of fees payable by the Company to Cedar Bay. If the proposed mergers and public offering are consummated, approximately $1.0 million of the proceeds from the offering will be used to pay accrued and unpaid fees owed to, or loans made to the Company by, Mr. Ullman and Ms. Walker, who are the owners of the Advisors.


     The following is a schedule of acquisition and disposition fees paid and payable by the Company to Cedar Bay for acquisitions and dispositions which occurred in 2003 and 2002:


PROPERTY                                                         PAID     ACCRUED     TOTAL
--------                                                       --------   --------   --------
2003 Transactions*
Three Giant supermarket-anchored shopping centers...........   $     --   $180,000   $180,000
Pine Grove..................................................     74,000         --     74,000
Swede Square................................................     79,000         --     79,000
Valley Plaza................................................     92,000         --     92,000
Wal-Mart....................................................     83,500         --     83,500
                                                               --------   --------   --------
Total.......................................................   $328,500   $180,000   $325,500
                                                               ========   ========   ========
2002 Transactions
Southpoint..................................................   $ 47,000   $     --   $ 47,000
Red Lion....................................................     44,000         --     44,000
Loyal Plaza.................................................         --    183,000    183,000
Camp Hill...................................................         --    172,000    172,000
LA Fitness..................................................     60,000         --     60,000
Total.......................................................   $151,000   $355,000   $506,000
                                                               ========   ========   ========


------------

* During 2001, the Advisory Agreement was modified and Cedar Bay agreed to defer certain fees of $195,700 and to ultimately waive such fees if the agreement is not terminated before December 31, 2004. These fees are not included in accrued expense at June 30, 2003.


     Deferred disposition and deferred acquisition fees will be reduced by 50% if Cedar Bay is investment advisor to the Company during the fiscal year ending December 31, 2005. The deferred fees payable to Cedar Bay shall be reduced 10% for each subsequent calendar year after December 31, 2005 that the Advisory Agreement remains in effect. No deferred fees will be paid to Cedar Bay after December 31, 2009.


     In addition to acquisition and disposition fees payable to Cedar Bay, Cedar Bay receives a monthly administrative and advisory fee equal to 1/12 of 3/4 of 1% of the estimated current value of real estate assets of the Company, plus 1/12 of 1/4 of 1% of the estimated current value of all other assets of the Company.

     The Company is required to indemnify Cedar Bay for all liabilities, claims, damages, costs and expenses incurred as a result of Cedar Bay providing services under the Advisory Agreement. The Company is not required to indemnify Cedar Bay for liabilities, claims, damages, costs or expenses incurred by reason of Cedar Bay's willful misfeasance, gross negligence, reckless disregard of duty or bad faith.

     In addition, Cedar Bay may only be indemnified by the Company for losses arising from the operation of the Company if all of the following conditions are met:

          (i) Cedar Bay has determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of the Company;

          (ii) the liability or loss was not the result of Cedar Bay's negligence or misconduct; and

          (iii) the indemnification or agreement to hold harmless is recoverable only out of the assets of the Company and not from the stockholders of the Company.

     The Company is not required to indemnify Cedar Bay for any liability and related costs imposed by judgments arising from or out of a violation of state or federal securities laws associated with the offer and sale of shares of the Company. The Company will be required to indemnify Cedar Bay for settlements and related expenses of lawsuits alleging securities law violations, if a court either (1) approves the settlement and finds that indemnification of the settlement and related costs should be made, or (2) approves indemnification of litigation costs if a successful defense is made.

     The Advisory Agreement may be terminated (i) for cause upon not less than sixty days' written notice and (ii) by vote of at least 75% of the independent directors at the end of the third or fourth year of the agreement's five year term in the event gross assets fail to increase by 15% per annum.


     If the proposed mergers are completed, the Company will terminate the Advisory Agreement and will no longer incur asset management, administrative and advisory fees, nor will the Company incur disposition or acquisition fees with respect to the disposition or acquisition of properties.


  BRENTWAY MANAGEMENT LLC.


     Brentway provides property management, leasing, construction management and loan placement services to the Company's real properties pursuant to a Management Agreement dated April 1998 between Brentway and the Company (the "Management Agreement") and pursuant to individual management agreements between Brentway and each of the Company's properties. Brentway is owned by Mr. Ullman (president, chairman and chief executive officer of the Company) and Ms. Walker (vice president and director of the Company), who are also chairman and president of Brentway, respectively. The term of the Management Agreement is for one year and is automatically renewed annually for additional one-year periods subject to the right of either party to cancel the Management Agreement upon sixty days' written notice. The Management Agreement obligates Brentway to provide property management services to the Company, including leasing and collection of rent, maintenance of books and records, establishment of bank accounts and payment of expenses, maintenance and operation of property, reporting and accounting for the Company regarding property operations, and maintenance of insurance.


     As discussed above, Brentway has entered into individual management agreements with each entity holding title to the properties owned by the Company. These individual management agreements are required by the properties first mortgage lenders and in some instances by the individual partnership agreements governing the subsidiaries of the Operating Partnership that own the properties. The table below lists the fees provided for in the Management Agreement and the fees provided in each property's management agreement.

     The Company is required to indemnify Brentway against any and all liabilities, claims, damages, costs and expenses incurred by reason of or arising out of the performance or nonperformance of Brentway's duties under the Management Agreement. The Company is not required to indemnify Brentway for liabilities, claims, damages, costs or expenses incurred by Brentway by reason of its willful misfeasance, gross negligence, reckless disregard of duty or bad faith in the conduct of its duties under the Management Agreement.


     If the proposed mergers are consummated, the Company will terminate the Management Agreement and will no longer incur management fees under the Management Agreement. In addition upon completion of the mergers, the Company expects that the individual management agreements that Brentway has entered into with each entity holding title to the properties owned by the Operating Partnership will be assigned to the Operating Partnership.

     The following is a schedule of management, administrative, advisory, legal, leasing and loan placement fees paid and payable to Cedar Bay or its affiliates.


                                             SIX MONTHS ENDED
                                       -----------------------------     YEARS ENDED DECEMBER 31,
                                       JUNE 30, 2003   JUNE 30, 2002   -----------------------------
                                        (UNAUDITED)     (UNAUDITED)      2002       2001      2000
                                       -------------   -------------   --------   --------   -------
Management Fees(1)...................    $393,000        $202,000      $536,000   $103,000   $70,000
Construction Management(2)...........    $  2,000        $ 20,000      $ 20,000   $180,000   $28,000
Leasing Fees(3)......................    $ 17,000        $260,000      $135,000   $135,000   $44,000
Administrative and Advisory(4).......    $384,000        $180,000      $360,000   $163,000   $98,000
Legal(5).............................    $ 82,000        $ 87,000      $210,000   $182,000   $33,000
Loan Placement Fees(6)...............    $     --        $100,000      $100,000   $100,000   $    --

---------------

(1) Management fees are calculated at 3%-4% of prospective gross revenues.

(2) Construction management fees are calculated at 5% of construction costs.

(3) Leasing fees are calculated at 4%-4.5% of a new tenants' base rent.

(4) Annual administrative and advisory fees are equal to 3/4 of 1% of the estimated current value of the Company's real estate assets plus 1/4 of 1% of the estimated current value of all of the Company's other assets.

(5) Legal fees are paid to an affiliate of Cedar Bay for the services provided by Stuart H. Widowski, Esq., in-house counsel.

(6) Loan placement fees are calculated at 1% of the loan cost up to a maximum of $100,000.

     Leasing and management fees paid by the Company during these periods were also paid to third parties. Brentway subcontracted with local management companies for site management and leasing services for the Company's office properties in Jacksonville, Florida, and Salt Lake City, Utah, which properties were sold as of May 24, 2002 and May 22, 2002, respectively.


  SKR MANAGEMENT CORP.



     SKR Management Corp. is wholly-owned by Mr. Ullman. Stuart H. Widowski, Esq. through SKR, provides certain legal and other advisory services to the Company, its subsidiaries, and its real properties. The Company believes SKR provides legal services at rates less than those prevailing in the market.



     If the proposed mergers are completed, Stuart H. Widowski, Esq. would provide legal services to the Company, its subsidiaries, and its properties as an employee of the Operating Partnership. In addition, the Company would no longer incur legal or advisory fees in connection with its arrangement with SKR.

                            SELECTED FINANCIAL DATA


     The operating data for the years ended December 31, 2000, 2001 and 2002 and the balance sheet data as of December 31, 2001 and 2002 are derived from the Company's financial statements and notes thereto incorporated into this Proxy Statement and which have been audited by Ernst & Young, LLP, the Company's independent auditors. Operating data for the years ended December 31, 1998 and 1999 and the balance sheet data as of December 31, 1998, 1999 and 2000 are derived from financial statements of the Company that are not included in this Proxy Statement. The operating data for the six months ended June 30, 2003 and 2002, and the balance sheet as of June 30, 2003 are derived from the Company's unaudited financial statements and notes thereto. The following selected financial data should be read in conjunction with the Company's financial statements and the notes thereto, incorporated into this Proxy Statement and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing in the Company's annual report to stockholders which accompanies this Proxy Statement.


  OPERATING DATA


                                       FOR THE SIX
                                      MONTHS ENDED
                                        JUNE 30,                               YEARS ENDED DECEMBER 31,
                                -------------------------   ---------------------------------------------------------------
                                   2003          2002          2002          2001         2000         1999         1998
                                -----------   -----------   -----------   ----------   ----------   ----------   ----------
                                (UNAUDITED)   (UNAUDITED)
Revenues
  Rents.......................  $11,203,000   $5,151,000    $12,964,000   $4,817,000   $3,037,000   $2,489,000   $2,505,000
  Interest....................      219,000       16,000         25,000      282,000      179,000       26,000       60,000
                                -----------   ----------    -----------   ----------   ----------   ----------   ----------
Total Revenues................   11,422,000    5,167,000     12,989,000    5,099,000    3,216,000    2,515,000    2,565,000
Operating Expenses
  Operating, maintenance and
    management................    3,206,000    1,207,000      2,313,000    1,091,000      745,000      587,000      560,000
  Real estate taxes...........    1,232,000      593,000      1,527,000      494,000      308,000      259,000      263,000
  General and
    administrative............    1,172,000      554,000      2,005,000      731,000      635,000      669,000      861,000
  Depreciation and
    amortization..............    1,767,000    1,112,000      2,546,000      991,000      622,000      493,000      480,000
  Interest expense............    4,290,000    2,725,000      6,010,000    2,152,000      654,000      128,000      130,000
                                -----------   ----------    -----------   ----------   ----------   ----------   ----------
Total Operating Expense.......   11,667,000    6,191,000     14,401,000    5,459,000    2,964,000    2,136,000    2,294,000
Operating (loss) income.......     (245,000)  (1,024,000)    (1,412,000)    (360,000)     252,000      379,000      271,000
Minority interests............     (422,000)     121,000       (159,000)     (44,000)       8,000           --           --
Limited partner's interest....      449,000      677,000      1,152,000      263,000     (160,000)    (315,000)     (90,000)
Loss on impairment............           --           --             --   (1,342,000)    (204,000)          --           --
Gain on sale of properties....           --           --             --    1,638,000       91,000           --           --
Loss on sale of properties....           --      (49,000)       (49,000)    (296,000)          --           --           --
                                -----------   ----------    -----------   ----------   ----------   ----------   ----------
Net (loss) income before
  cumulative effect
  adjustment..................     (218,000)    (275,000)      (468,000)    (141,000)     (13,000)      64,000      181,000
Cumulative effect of change in
  accounting principles (net
  of limited partner's share
  of $15,000).................           --           --             --       (6,000)          --           --           --
                                -----------   ----------    -----------   ----------   ----------   ----------   ----------

                                       FOR THE SIX
                                      MONTHS ENDED
                                        JUNE 30,                               YEARS ENDED DECEMBER 31,
                                -------------------------   ---------------------------------------------------------------
                                   2003          2002          2002          2001         2000         1999         1998
                                -----------   -----------   -----------   ----------   ----------   ----------   ----------
                                (UNAUDITED)   (UNAUDITED)
Net (loss) income before
  distribution to preferred
  shareholder.................     (218,000)    (275,000)      (468,000)    (147,000)     (13,000)      64,000      181,000
Distribution to preferred
  shareholder (net of limited
  partner's interest of
  $48,000)....................      (21,000)          --             --           --           --           --           --
Net (loss) income.............  $  (239,000)  $ (275,000)   $  (468,000)  $ (147,000)  $  (13,000)  $   64,000   $  181,000
                                ===========   ==========    ===========   ==========   ==========   ==========   ==========
Net (loss) earnings per share
  before cumulative effect
  adjustment..................        (0.15)       (0.20)         (0.24)       (0.05)        0.00         0.05         0.06
Cumulative change in
  accounting principle per
  share.......................         0.00         0.00           0.00        (0.00)        0.00         0.00         0.00
                                -----------   ----------    -----------   ----------   ----------   ----------   ----------
Net (loss) earnings per share
  before extraordinary item...        (0.15)       (0.20)         (0.24)       (0.05)        0.00         0.05         0.06
Extraordinary (loss) per
  share.......................         0.00         0.00          (0.10)       (0.05)       (0.01)        0.00         0.00
                                -----------   ----------    -----------   ----------   ----------   ----------   ----------
Net (loss) earnings per
  share.......................        (0.15)       (0.20)         (0.34)       (0.10)       (0.01)        0.05         0.06
                                ===========   ==========    ===========   ==========   ==========   ==========   ==========
Dividends to shareholders.....           --           --             --           --      268,000      257,000      558,000
Dividends to shareholders per
  share.......................           --           --             --           --         0.31         0.22          .20
                                -----------   ----------    -----------   ----------   ----------   ----------   ----------
Average number of shares
  outstanding.................    1,620,000    1,386,000      1,388,000    1,384,000    1,738,000    1,188,000    2,788,000


  BALANCE SHEET DATA


                                    AS OF                             YEARS ENDED DECEMBER 31,
                                   JUNE 30,     --------------------------------------------------------------------
                                     2003           2002          2001          2000          1999          1998
                                 ------------   ------------   -----------   -----------   -----------   -----------
                                 (UNAUDITED)
BALANCE SHEET DATA
Real estate before accumulated
  depreciation.................  $172,431,000   $123,634,000   $57,622,000   $28,272,000   $19,186,000   $18,904,000
Real estate after accumulated
  depreciation.................   168,515,000    121,238,000    56,948,000    24,095,000    13,995,000    14,206,000
Real estate held for sale......            --             --     4,402,000     1,850,000            --            --
                                 ------------   ------------   -----------   -----------   -----------   -----------
Total assets...................   182,496,000    133,138,000    68,350,000    35,567,000    16,693,000    15,323,000
Mortgage loans and loan
  payable......................   140,333,000    101,001,000    52,110,000    19,416,000     1,347,000     1,375,000
Minority interest..............    18,915,000     10,238,000     2,235,000     2,291,000            --            --
Preferred Operating Partnership
  Units........................     3,000,000      3,000,000            --            --            --            --
Limited partner's interest in
  consolidated Operating
  Partnership..................     7,026,000      7,889,000     8,964,000     9,242,000     9,561,000    10,309,000
                                 ------------   ------------   -----------   -----------   -----------   -----------
Shareholders' equity...........  $  2,917,000   $  3,245,000   $ 3,667,000   $ 3,815,000   $ 5,243,000   $ 3,290,000
                                 ============   ============   ===========   ===========   ===========   ===========
OTHER DATA
Cash flows from operating
  activities...................       451,000      1,159,000     1,000,000       989,000     1,105,000       771,000
Cash flows from investing
  activities...................   (50,563,000)   (41,380,000)   (2,529,000)   (8,850,000)     (282,000)      424,000
Cash flows from financing
  activities...................    47,400,000     41,803,000     3,451,000     5,886,000       797,000      (924,000)

              UNAUDITED SUMMARY SELECTED PRO FORMA FINANCIAL DATA


     The Company currently intends to complete a public offering of its common stock as soon as practicable. The Company intends to use any proceeds from such public offering to finance its operations, repay existing indebtedness, redeem certain of its outstanding securities, acquire additional properties and advance its business objectives. The following tables set forth the Company's selected financial data on a pro-forma basis as if the Company completed the offering transaction, acquired the properties and the management companies, completed the refinancing transactions and the Company qualified as a REIT, distributed 90% of its taxable income and, therefore , incurred no income tax expense during the period. The unaudited pro-forma operating data for the six months ended June 30, 2003 is presented as if the Company completed the offering transaction, acquired the properties and the management companies and completed the refinancing transactions on January 1, 2003. The unaudited pro-forma operating data for the year ended December 31, 2002 is presented as if the Company completed the offering transaction, acquired the properties and the management companies and completed the refinancing transactions on January 1, 2002. The unaudited pro-forma balance sheet as of June 30, 2003 is presented as if the Company completed the offering transaction, acquired the properties and the management companies and completed the refinancing transactions on June 30, 2003.


     The pro-forma information is based upon assumptions that are included in the notes to the pro-forma financial statements included elsewhere in this proxy statement. The pro forma information is unaudited and is not necessarily indicative of what the Company's financial position and results of operations would have been as of and for the dates or periods indicated, nor does it purport to represent the future financial position of the Company and results of operations for future dates or periods.


                                                               PRO-FORMA       PRO-FORMA
                                                               SIX MONTHS    TWELVE MONTHS
                                                                 ENDED           ENDED
                                                                JUNE 30,     DECEMBER 31,
                                                                  2003           2002
                                                              ------------   -------------
                                                              (UNAUDITED)     (UNAUDITED)
STATEMENT OF OPERATING DATA:
Revenues
  Rents.....................................................  $ 20,705,441   $ 39,776,178
  Interest and other income.................................       632,601        584,030
                                                              ------------   ------------
Total Revenues..............................................    21,338,042     40,360,208
Operating Expenses
  Operating, maintenance and management.....................     8,283,258     14,059,313
  Real estate taxes.........................................     2,063,033      3,869,599
  General and administrative................................     1,500,000      3,000,000
  Depreciation and amortization.............................     3,474,599      6,895,696
  Interest expense..........................................    11,647,276     18,114,214
                                                              ------------   ------------
Total Operating Expenses....................................    26,968,166     45,938,822
Operating (loss) income.....................................    (5,630,124)    (5,578,614)
Termination fee.............................................   (15,000,000)   (15,000,000)
Minority interests..........................................      (423,667)      (531,617)
                                                              ------------   ------------
Net (loss) income...........................................  $(21,053,791)  $(21,110,231)
                                                              ============   ============
Net (loss) earnings per share before cumulative effect
  adjustment................................................         (1.97)         (1.99)
Cumulative change in accounting principle per share.........            --             --
Net (loss) earnings per share before extraordinary item.....         (1.97)         (1.99)
Extraordinary (loss) per share..............................            --             --
Net (loss) earnings per share...............................         (1.97)         (1.99)

                                                               PRO-FORMA       PRO-FORMA
                                                               SIX MONTHS    TWELVE MONTHS
                                                                 ENDED           ENDED
                                                                JUNE 30,     DECEMBER 31,
                                                                  2003           2002
                                                              ------------   -------------
                                                              (UNAUDITED)     (UNAUDITED)
Dividends to shareholders...................................            --             --
Dividends to shareholders per share.........................            --             --
Average number of shares outstanding........................    10,689,000     10,633,000


                                                                PRO-FORMA
                                                              JUNE 30, 2003
                                                              -------------
                                                               (UNAUDITED)
BALANCE SHEET DATA:
Real estate before accumulated depreciation.................  $332,651,890
Real estate after accumulated depreciation..................   328,735,890
Real estate held for sale...................................            --
                                                              ------------
Total assets................................................   342,923,697
Mortgage loans and loan payable.............................   181,826,591
Minority interest...........................................    12,656,511
Limited partner's interest in consolidated operating
  partnership...............................................            --
                                                              ------------
Shareholders' equity........................................  $133,375,437
                                                              ============

                               MARKET INFORMATION

     The Company's common stock is currently listed on the NASDAQ SmallCap Market under the symbol "CEDR". The table below sets forth the high and low bid prices for each quarter for the Company's last two fiscal years.

                                                              OVER-THE-COUNTER
                                                                 BID PRICES
                                                              -----------------
QUARTER ENDED                                                  HIGH       LOW
-------------                                                 -------   -------
2002
  March 31,.................................................   $2.40     $2.13
  June 30...................................................    4.43      2.35
  September 30..............................................    3.20      1.78
  December 31...............................................    2.00      1.31

2001
  March 31,.................................................   $1.66     $1.66
  June 30...................................................    1.75      1.70
  September 30..............................................    3.97      2.30
  December 31...............................................    2.13      2.13

RECOMMENDATION OF THE SPECIAL COMMITTEE


     Because certain members of the Company's Board of Directors (Leo S. Ullman and Brenda J. Walker) have conflicts of interest in evaluating any proposed mergers between the Company, the Operating Partnership and the Advisors, the Company's Board of Directors formed a special committee comprised of three disinterested directors, James J. Burns, J.A.M.H der Kinderen and Everett B. Miller III. The Special Committee considered and evaluated the proposed mergers between the Company, the Operating Partnership and the Advisors to determine whether such mergers were in the stockholders' best interests. The special committee also relied upon (i) the written opinion of Ladenburg delivered to the Special Committee on August 13, 2003 that, on such date and subject to certain assumptions, qualifications and limitations stated therein, the consideration to be paid by the Company or the Operating Partnership to the owners of each of Cedar Bay, Brentway and SKR in the mergers is fair, as to the amounts to be paid and fair from a financial point of view to the independent common stockholders of the Company who are not affiliated with Cedar Bay, Brentway and SKR or the Operating Partnership and (ii) the valuation analyses performed by Ladenburg including analyses of previous and similar transactions involving real estate investment trusts, discounted cash flow analyses and analyses of selected real estate management companies.


PROCEEDINGS OF THE SPECIAL COMMITTEE

     The Special Committee held its first meeting on July 2, 2003 with management to discuss their approach to evaluating the Advisors.

     The Special Committee received a preliminary report from management of its evaluation of the Advisors on July 10, 2003.

     The Special Committee met on July 15, 2003 to discuss preliminary issues with respect to the evaluation process.

     The Special Committee met on July 16, 2003 at which meeting representatives of the Company's outside counsel, Stroock & Stroock & Lavan LLP, and the Company's advisor for the REIT offering were present. The members discussed with counsel and the advisor the role of the Special Committee and the functions to be performed by the Special Committee in connection with the evaluation process as well as the methodology and process of valuing management companies being acquired in connection with a public offering. Recommendations as to potential investment bankers to provide the fairness opinion also were discussed.

     On July 17, 2003, the Special Committee met with representatives of the Company's underwriter to discuss the contemplated public offering.

     On July 23, 2003, a member of the Special Committee met with management to review the information in management's value computations. After discussions, an updated management valuation memo was received which addressed the questions raised by the Special Committee member.

     The Special Committee received proposals from two firms along with background information about each firm and their respective relevant experience and capabilities with respect to the fairness opinion.

     The Special Committee interviewed the professionals from the Ladenburg firm. On July 30, 2003, the Company agreed to engage Ladenburg to issue a fairness opinion with respect to the consideration proposed to be given to the owners of the management companies, assuming the completion of the contemplated public offering.


     At the same time Ladenburg was engaged to provide a fairness opinion with respect to the purchase of the CBC's interest in the Operating Partnership from proceeds of the offering for $9 million, assuming the completion of the contemplated public offering.



     The Special Committee received a draft report from Ladenburg on August 9, 2003 and convened a meeting with Ladenburg on August 11, 2003, at which time the contents of the report were discussed in detail. Ladenburg made a presentation to the Special Committee and the Special Committee asked numerous questions and also asked Ladenburg to address certain issues. A final report was received by the Special Committee on August 13, 2003. The Special Committee unanimously concluded that the proposed consideration of shares and partnership units to be issued for the management companies was fair to the Company and its shareholders and voted to recommend approval of the mergers to the full Board of Directors. Thereafter, on August 13, 2003, the Board of Directors (with Messrs. Homburg and Matheson not present) met and unanimously approved the mergers, with Mr. Ullman and Ms. Walker abstaining and declaring their interest. Another Board meeting was held on August 26, 2003, at which Messrs. Homburg and Matheson were present. At this subsequent meeting, all actions taken by the Board on August 13, 2003 were unanimously ratified and approved.


REASONS FOR THE MERGERS; RECOMMENDATIONS OF THE SPECIAL COMMITTEE

     In reaching its conclusion to unanimously recommend that the Board of Directors approve the mergers, the Special Committee considered, without assigning relative weights to, a number of factors, including the following:

     - the Company's belief that self-advised real estate investment trusts have commanded a premium in the marketplace based on traditional financial measures such as the multiple of stock price to funds from operations per share and thereby will facilitate the Company's planned public offering. Additionally, the Company's completed public offering presents an opportunity for it to use its equity to acquire its Advisors. Though it is not possible to quantify the existence of such premium or the benefit obtained thereby, the Company believes that the consummation of the mergers will improve its ability to raise capital;

     - the Company's belief that consummation of the mergers will assist the Company in completing its contemplated public offering which in turn will increase liquidity for investors by (i) increasing the number of shares of the Company's publicly traded common stock and (ii) potentially enabling the Company to list its shares on the New York Stock Exchange;

     - the possibility that the Company, as a self-advised REIT, may be more attractive to certain investors and market analysts and may enjoy enhanced market perceptions;

     - the potential for the Company to reinstitute quarterly distribution payments to stockholders upon consummation of the mergers and the public offering;

     - the efficiencies arising from a self-advised structure, including eliminating the base and incentive advisory fees, including any built-in profit and the avoidance of future increases thereof if the Company's asset base and profitability continue to grow and if the Company seeks to raise additional capital through equity offerings;


     - the alignment of the interests of the Company's management with the Company's stockholders through ownership of the Company's shares and partnership units of the Operating Partnership;


     - the terms and conditions of the proposed merger agreements, including the type and amount of consideration being paid to the owners of the Advisors which would preserve the Company's cash liquidity;

     - the proven expertise, substantial experience and unique knowledge of the employees of the Advisors, who will become employees of the Company as a result of the mergers, in managing the Company's investments and performing administrative services for the Company, and who the Company believes are critical to its successful performance in the future;

     - focusing the full business time and attention of the Company's executive officers on the Company's business operations;

     - the uncertainty of whether the Company's executive officers would continue their role with the Company if it terminated the advisory agreements in place with the Advisors;

     - the reduction in potential future conflicts of interest that could develop between the Company and external Advisors;

     - the desirability of substantially mitigating the Company's dependence on the Advisors;

     - the benefits associated with the acquisition of all assets of the Advisors including, among other things, workforce in place, business books and records, operating systems, contract rights and information bases and systems;

     - the ability to operate consistently with recent market trends that favor self-advisement of real estate investment trusts having business operations of the Company's size and scope;

     - the alternatives to the proposal to merge, including the direct and indirect relative costs and benefits of (i) continuing to be advised by the Advisors or (ii) terminating the advisory agreements and hiring a new management team and employees or a new outside advisor;

     The Special Committee also considered certain factors which could, as a result of the proposed mergers, negatively affect the Company and its stockholders. These factors included the following:

     - the conflicts of interest of the negotiating team and certain members of the Company's Board of Directors in the mergers, including their respective positions at the Company and the Advisors, as well as the compensation and/or other benefits received by such persons, either directly or indirectly, from the Advisors;

     - the potential additional expenses and liabilities expected to be incurred by the Company;

     - the potential adverse tax consequences to the Company should the mergers fail to qualify for tax-free treatment or if any of the Advisors' earnings and profits are carried over to the Company as a result of the mergers;

     - the potential liabilities associated with the direct employment of personnel, including workers' disability and compensation claims, labor disputes and other employee-related grievances; and

     - the potential benefits of the mergers and the proposed public offering to certain related parties of the Company as set forth under "Certain Relationships, Business Relationships and Transactions" and under this Proposal 4.

     The Special Committee has determined that, in light of all the factors that it considered, it believes the proposed mergers to be fair to, and in the best interests of, the Company and its stockholders. Accordingly, the Special Committee has unanimously recommended that the Board of Directors approve Proposal 4.


OPINION OF LADENBURG


     Prior to the consummation of, and as a condition precedent to, the mergers, the Special Committee received a fairness opinion from Ladenburg. Pursuant to an engagement letter dated July 31, 2003, the Special Committee retained Ladenburg to render a fairness opinion in connection with the proposed mergers and in connection with the Company's repurchase of partnership units from CBC. They were selected based on their qualifications, expertise and ability to respond to the Special Committee's requests in a timely manner.


     Pursuant to an engagement letter, the Company agreed to pay Ladenburg a fee of $125,000 and to reimburse them for any reasonable expenses incurred in connection with their engagement. The Company also agreed to indemnify Ladenburg and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Ladenburg or any of its affiliates, against certain liabilities and expenses, including certain liabilities under the federal securities laws, arising out of Ladenburg's engagement.


     The full text of the written opinion of Ladenburg describes among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Ladenburg in rendering its opinion. The opinion is attached to this proxy statement as Exhibit C and is incorporated herein by reference. This opinion should be read carefully and in its entirety. Ladenburg's opinion is directed to the Special Committee of the Board of Directors of the Company and addresses the amounts to be paid and the fairness from a financial point of view to the independent common stockholders of the Company who are not affiliated with Cedar Bay, Brentway, SKR or the Operating Partnership. The opinion does not address any other aspect of the mergers and does not constitute a recommendation to any person as to how to vote with respect to the mergers. The summary of the opinion of Ladenburg described in this proxy statement is qualified in its entirety by reference to the full text of the opinion.


     Executive Summary of Ladenburg Analysis

     Ladenburg understands that subject to the terms and conditions of the draft Agreement and Plan of Merger by and among the Company, the Operating Partnership, Cedar Bay, SKR and a similar Agreement for Brentway (together, the "Merger Agreements"), at the Effective Time (as defined in the Merger Agreements) each of SKR, Cedar Bay and Brentway (together, the "Merged Companies") shall be merged with and into the Company and/or the Operating Partnership (the "Merger") in exchange for $15 million of equity consideration (in the form of Company common stock or Operating Partnership units) and the separate existence of SKR, Cedar Bay and Brentway shall cease (the "Proposed Transactions"). The Company and the Operating Partnership shall be the surviving entities and shall continue as ongoing entities. The terms and conditions of the Proposed Transactions are set forth in more detail in the draft Merger Agreements. For purposes of the Opinion, Ladenburg assumed that the definitive Merger Agreements will not differ materially from the drafts.

  Summary of Deal Structure

     Ladenburg's understanding of the Proposed Transactions as outlined in the draft Merger Agreements is as follows:

STRUCTURE:                       Ladenburg understands that the Merged Companies
                                 shall be merged with and into the Company and/or the Operating Partnership in exchange for $15 million of equity consideration (in the form of Company common stock or Operating
                                 Partnership units) and the separate existence of SKR, Cedar Bay and Brentway shall cease.

REPRESENTATIONS AND
WARRANTIES:                      The Company, the Operating Partnership and the
                                 Merged Companies will make customary
                                 representations and warranties in the Merger
                                 Agreements.

OTHER CONSIDERATIONS:            Ladenburg understands that this transaction
                                 will close simultaneous to a public offering of the Company's common stock of approximately
                                 $160 million (the "Offering"), which is
                                 expected to close by October 31, 2003.
                                 Ladenburg further understands that the Offering will enable the Company to: (i) pay dividends,
                                 (ii) significantly increase and diversify its property portfolio, and (iii) increase the liquidity of the Company's common stock.
                                 Therefore, Ladenburg's Opinion does not
                                 contemplate the fairness of the Proposed
                                 Transactions without the consummation of the Offering.

  Scope of the Analysis

     In arriving at its Opinion, Ladenburg:

          (i) reviewed a memorandum dated August 5, 2003 from Leo Ullman describing the Proposed Transactions;

          (ii) reviewed the draft Agreement and Plan of Merger for Cedar Bay and SKR, as of August 12, 2003;

          (iii) reviewed the Company's annual financial statements contained in its Annual Reports on Form 10-K for the fiscal year ended December 31, 2002 and December 31, 2001, and the Company's Quarterly Report for the period ended March 31, 2003;

          (iv) reviewed a draft, as of August 6, 2003, of the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2003;


          (v) reviewed certain other historical, operating and financial information and projections, provided to it by the management of the Company relating to the Merged Companies' business prospects;



          (vi) compared the results of operations of the Merged Companies with those of certain companies which it deemed to be reasonably comparable to the Merged Companies;


          (vii) reviewed the financial terms, to the extent publicly available, of certain comparable transactions; and,

          (viii) conducted such other analyses and examinations and considered such other financial, economic and market criteria as Ladenburg deemed necessary in arriving at its opinion.

     In arriving at its Opinion, Ladenburg performed the following primary analyses, among others:

          (i) Comparable Company Analysis -- Using publicly available information, Ladenburg compared selected historical, current and projected operating and financial data and financial ratios for the Merged Companies with certain data from selected publicly traded real estate management companies that, in Ladenburg's judgment, were most closely comparable to the Merged Companies. The five real estate management companies selected were: ResortQuest International, Trammell Crow Company, Kennedy-Wilson, Inc., Grubb & Ellis Co., and Jones Lang LaSalle, Inc. (collectively, the "Comparable Companies"). Ladenburg reviewed, among other things, the following data with respect to the Comparable Companies: operating statement data, including latest twelve months ("LTM") Revenue; Projected Fiscal Year 2003 ("FY") Revenue; Projected Fiscal Year 2004 ("FY+1") Revenue; LTM Operating Income (earnings before interest and taxes or "EBIT"); Projected FY EBIT; Projected FY+1 EBIT; LTM Operating Cash Flow (earnings before interest, taxes, depreciation and amortization or "EBITDA"); Projected FY EBITDA; Projected FY+1 EBITDA; LTM Net Income; Projected FY Net Income and Projected FY+1 Net Income. Utilizing this information, Ladenburg calculated a range of market multiples for the Comparable Companies by dividing the "Enterprise Value" (total common shares outstanding multiplied by closing market price per share on August 11, 2003, or "Market Equity Value", plus total debt and preferred stock, less cash and equivalents) for each Comparable Company by, among other things, such company's LTM Revenue, Projected FY Revenue, Projected FY+1 Revenue,

     LTM EBIT, Projected FY EBIT, Projected FY+1 EBIT, LTM EBITDA, Projected FY EBITDA and Projected FY+1 EBITDA, and by dividing each of the Comparable Companies' Market Equity Value by, among other things, the companies' LTM Net Income, Projected FY Net Income and Projected FY+1 Net Income.

        The following table summarizes the revenue multiples for the Comparable
Companies:

                                                              FISCAL YR   FY+1
                                                              ---------   ----
LOW.........................................................    0.6x      0.6x
HIGH........................................................    1.0x      0.9x
MEAN........................................................    0.8x      0.8x
MEDIAN......................................................    0.8x      0.8x

          The following table summarizes the EBIT multiples for the Comparable
     Companies:

                                                              FISCAL YR   FY+1
                                                              ---------   -----
LOW.........................................................    12.8x     12.3x
HIGH........................................................    19.3x     18.7x
MEAN........................................................    16.0x     15.5x
MEDIAN......................................................    16.0x     15.5x

        The following table summarizes the EBITDA multiples for the Comparable
Companies:

                                                              FISCAL YR   FY+1
                                                              ---------   ----
LOW.........................................................    6.9x      5.9x
HIGH........................................................    8.8x      6.5x
MEAN........................................................    7.7x      6.3x
MEDIAN......................................................    7.3x      6.4x

          The following table summarizes the Net Income multiples for the Comparable Companies:

                                                              FISCAL YR   FY+1
                                                              ---------   -----
LOW.........................................................    11.7x     13.3x
HIGH........................................................    22.7x     17.9x
MEAN........................................................    16.6x     15.0x
MEDIAN......................................................    15.3x     13.7x

          Ladenburg then compared the market multiples for the Comparable Companies to the multiples being offered to the owners of the Merged Companies. Based on stock consideration to the owners of the Merged Companies of $15 million, the implied multiples were as follows:

                                                                        COMPARABLE
                                    MERGED     COMPARABLE    MERGED     COMPANIES
                                   COMPANIES   COMPANIES    COMPANIES      MEAN
                                   FISCAL YR    MEAN FY       FY+1         FY+1
                                   ---------   ----------   ---------   ----------
REVENUE..........................     3.2x        0.8x        1.8x         0.8x
EBIT.............................     7.9x       16.0x        3.7x        15.5x
EBITDA...........................     7.9x        7.7x        3.7x         6.3x
NET INCOME.......................    13.1x       16.6x        6.2x        15.0x


          Ladenburg noted that the multiples being offered to the owners of the Merged Companies, with the exception of Projected FY Revenue and Projected FY + 1 Revenue, were at or below the mean multiples of the Comparable Companies and that EBIT and Net Income multiples were below the respective low and mean range of the multiples.


          (ii) Comparable Transaction Analyses -- Ladenburg reviewed selected publicly available financial data at the effective date of the transaction, including Enterprise Value to Revenue, Enterprise Value to

     LTM EBIT, Enterprise Value to LTM EBITDA and Market Equity Value to LTM Net Income, of: (i) acquisition of independent real estate management companies (the "Independent Management Company Comparable Transactions") and (ii) internalization acquisitions of real estate management advisory companies by affiliated real estate investment trusts (the "Internalization Comparable Transactions") with deal values (including net debt) of up to $359.5 million. The four Independent Management Company Comparable Transactions selected, which were announced between August 1998 and the present were: the acquisition of 100% of Insignia Financial Group Inc. by CB Richard Ellis Inc., the acquisition of 100% of Lend Lease Corp Ltd. by Jones Lang LaSalle Inc., the acquisition of 100% of Groupe Bourdais by Insignia Financial Group Inc., and the pending acquisition of 100% of ResortQuest International Inc. by Gaylord Entertainment Co.

          The following table summarizes the multiples of each of the Independent Management Company Comparable Transactions as calculated by Ladenburg.

                                                         LOW    HIGH    MEAN
                                                         ----   -----   -----
LTM REVENUE............................................  0.5x    4.1x    1.8x
LTM EBITDA.............................................  4.3x   22.1x   12.2x

     Based on the stock consideration to the owners of the Merged Companies of $15.0 million, the Merged Companies' implied multiples were as follows:

                                                          MERGED     INDEPENDENT
                                                         COMPANIES   MANAGEMENT
                                                          IMPLIED     COMPANIES
                                                         MULTIPLES      MEAN
                                                         ---------   -----------
LTM REVENUE............................................    3.2x          1.8x
LTM EBITDA.............................................    7.9x         12.2x

          Ladenburg noted that the LTM Revenue multiple being paid to the owners of the Merged Companies was within the range and above the mean and the LTM EBITDA multiple being paid to Merged Companies was within the range and well below the mean of Independent Management Companies Comparable Transactions.

          The seven Internalization Comparable Transactions selected, which were announced between October 1994 and the present were: the acquisition of 100% of Security Capital Group Inc. by Security Capital Atlantic, the acquisition of 100% of First Toledo Corp. by Health Care REIT Inc., the acquisition of 100% of CRI Inc. by Criimi Mae Inc., the acquisition of 100% of ICAI by IMPAC Mortgage Holdings Inc., the acquisition of 100% of Financial Asset Management by Asset Investors Corp., the acquisition of 100% of R.I.C. Advisors, Inc. by Realty Income Corp., and the acquisition of 100% of R.M. Bradley & Co. by Bradley Real Estate Trust.

          The following table summarizes the multiples of each of the Internalization Comparable Transactions as calculated by Ladenburg.

                                                          LOW    HIGH    MEAN
                                                          ----   -----   ----
LTM REVENUE.............................................  2.3x   11.6x   6.7x

     Based on the stock consideration to the owners of the Merged Companies of $15 million, the Merged Companies' implied multiple was as follows:

                                                        MERGED
                                                       COMPANIES   INTERNALIZATION
                                                        IMPLIED       COMPANIES
IMPLIED MULTIPLES                                      MULTIPLES        MEAN
-----------------                                      ---------   ---------------
LTM REVENUE..........................................    3.2x           6.7x

          Ladenburg noted that the LTM Revenue multiple being paid to the owners of the Merged Companies was within the range and below the mean of the Internalization Comparable Transactions.

          (iii) Discounted Cash Flow Analysis -- Ladenburg performed a Discounted Cash Flow ("DCF") analyses for the Merged Companies on a stand-alone basis, based upon financial projections provided by the Company's management for the years ending 2003 through 2007. For the DCF analysis, Ladenburg discounted the projected unleveraged free cash flows (earnings before interest and taxes, plus depreciation and amortization less capital expenditures) for the respective five years and the terminal value (calculated as a multiple of EBITDA). From this Enterprise Value, Ladenburg subtracted long-term debt obligations as represented to it by the management of Company to arrive at an implied equity value ("Equity Value"). The terminal value was computed by applying multiples ranging from 3.0x to 5.0x to the forecasted EBITDA for fiscal 2007, and applying discount rates ranging from 12% to 18% based on Ladenburg's and industry analysts' estimated cost of capital for the Comparable Companies. Ladenburg then compared the Equity Values to the stock consideration of $15 million being offered to the owners of the Merged Companies.


          The following table summarizes the range of Equity Values for the Merged Companies.

     IMPLIED EQUITY VALUES FOR THE ACQUIRED COMPANIES

                                                        EBITDA MULTIPLE
                                                  ---------------------------
DISCOUNT RATE                                      3.0X      4.0X      5.0X
-------------                                     -------   -------   -------
                                                       ($ IN THOUSANDS)
12%.............................................  $18,258   $21,466   $24,673
14%.............................................   16,971    19,907    22,843
16%.............................................   15,803    18,494    21,186
18%.............................................   14,741    17,212    19,682

          Ladenburg noted that the equity consideration of $15 million being offered to the owners of the Merged Companies is below the mean Equity Values when applying an EBITDA multiple of 4.0x and a discount rate ranging from 14% to 16%.

  CONCLUSION


     Based upon and subject to the foregoing and other factors it deemed relevant, Ladenburg is of the opinion that, as of the date of its opinion, the consideration to be paid by the Company or the Operating Partnership with respect to the Proposed Transactions is fair, as to the amounts to be paid and fair from a financial point of view to the independent common stockholders of the Company who are not affiliated with the Merged Companies or the Operating Partnership.


TERMS OF THE MERGERS

     If this Proposal 4 is approved by the Company's stockholders and if the Company consummates a public offering of its common stock prior to June 30, 2004, the Company will, prior to consummating such public offering, enter into merger agreements with the Advisors. Pursuant to the merger agreements, Cedar Bay and SKR will merge with and into the Company and Brentway will merge with and into the Operating Partnership.


     As consideration for the merger with Cedar Bay and SKR, the Company will issue shares of its common stock having an aggregate value of up to $10.0 million to the owners of Cedar Bay and SKR. Each share of common stock issued pursuant to the merger will be valued at the midpoint of the estimated price range to be set forth in the preliminary prospectus for the proposed public offering; provided, however, that if the public offering is priced above the midpoint, then the number of shares to be received will be equal to $10.0 million divided by the public offering price per share. The shares will not be registered, and may only be transferred pursuant to an effective registration statement filed under the Securities Act of 1933 or pursuant to an exemption from such registration.



     As consideration for the merger of Brentway into the Operating Partnership, the Company will cause the Operating Partnership to issue partnership units having an aggregate value of up to $5.0 million to the owners of Brentway, with each unit valued at the midpoint of the estimated price range to be set forth in the preliminary prospectus for the proposed public offering; provided, however, that if the public offering is priced above the midpoint, then the number of units to be received will be equal to $5.0 million divided by the public offering price per share. Each unit will be exchangeable for two shares of the Company's common stock. The units and the shares of common stock into which the units may be exchanged will not be registered, and may only be transferred pursuant to an effective registration statement filed under the Securities Act of 1933 or pursuant to an exemption from such registration.


  THE MERGER AGREEMENTS

     The merger agreements provide for the merger of SKR and Cedar Bay into the Company and the merger of Brentway into the Operating Partnership. The merger agreements include customary representations and warranties of the parties to the agreements, including, among other things, capitalization, due authorization, due organization and compliance with applicable laws. The merger agreements also contain customary covenants, including covenants to obtain appropriate consents and approvals and covenants to make necessary government filings.

     Each merger agreement may be terminated (i) by the mutual consent of the parties to such agreement or (ii) by any party to such agreement if (a) any governmental entity of competent jurisdiction shall have issued a final non-appealable order denying, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated in such agreement; (b) if the Company has not obtained, by June 30, 2004, the approval of its stockholders necessary to effect such agreement; (c) if the Company does not consummate a public offering of its common stock by June 30, 2004; or (d) if there has been a material violation or breach by a party to such agreement of its covenants or if any representation or warranty of any of the parties proves to be materially inaccurate or misleading and such violation, breach or inaccuracy is not cured or waived.

     The effectiveness of the merger agreements is conditioned upon (i) the stockholders of the Company approving the mergers and (ii) the Company consummating a public offering on or prior to June 30, 2004.


     The merger agreements also provide that the owners of each of Cedar Bay, Brentway and SKR will indemnify the Company and/or the Operating Partnership, as applicable, for damages arising from certain matters following the effective time of the mergers. These matters include, among other things, (i) the breach or inaccuracy of any of the warranties, representations, conditions, covenants or agreements of Cedar Bay, Brentway or SKR contained in the merger agreements;
(ii) any debts, liabilities or obligations relating to or arising from the business of Cedar Bay, SKR or Brentway, including, but not limited to, taxes; and (iii) the operations or activities of Cedar Bay, SKR and Brentway prior to the effective time of the mergers.


     The merger agreements provide that the mergers will be effective upon the appropriate filings with the Delaware Secretary of State, with respect to the merger of Brentway into the Operating Partnership, and upon the acceptance of the duly executed articles of merger by the State Department of Assessments and Taxation of the State of Maryland with respect to the merger of Cedar Bay and SKR into the Company.

     Employment Agreements: If the proposed mergers are consummated, the Company anticipates that the Operating Partnership will enter into employment agreements with the following persons who will serve in the following positions and at the following compensation levels:


                                                                   COMPENSATION (EXCLUDING
EMPLOYEE                                    POSITION                 STOCK AND BENEFITS)
--------                                    --------               -----------------------
Leo S. Ullman..................  President and Chief Executive          $350,000 base
                                 Officer
Thomas J. O'Keeffe.............  Vice President and Chief               $250,000 base
                                 Financial Officer
Brenda J. Walker...............  Vice President                         $200,000 base
Thomas B. Richey...............  Vice President -- Development          $175,000 base
                                 and Construction
Stuart H. Widowski.............  Secretary/General Counsel              $175,000 base

     The employment agreements also contain standard confidentiality provisions which apply indefinitely and non-solicitation provisions which will apply during the term of the employment agreements and for a one-year period thereafter.

     Regulatory Approvals: The Company is not aware of any government permits, approvals, consents or similar actions that are required for consummation of the mergers, except for compliance with applicable state and federal securities laws.


     Accounting Treatment: For accounting purposes, the mergers are not considered the acquisitions of a "business" for purposes of applying Financial Accounting Standards Board Statement 141 "Business Combinations" and, therefore, the market value of the common stock issued, valued as of the consummation of the mergers, in excess of the fair value of the net assets acquired will be charged to operating income rather than capitalized as goodwill.


     Lease Agreement: If the proposed mergers are consummated, the Company will assume the lease of its existing offices, located at 44 South Bayles Avenue, Port Washington, New York from Cedar Bay. The term of the lease will expire on October 31, 2007.

     Expenses. The Company will pay all fees and expenses of the parties to the merger agreements.

DESCRIPTION OF THE PARTNERSHIP UNITS

     Holders of partnership units of the Operating Partnership are entitled to receive, when as and if declared by the Operating Partnership out of any funds legally available therefor, quarterly distributions of available cash in proportion to their percentage interest in the outstanding aggregate partnership units of the Operating Partnership; provided, however, that no holder of partnership units will receive a distribution of available cash with respect to any quarter until such time as the Operating Partnership has made all distributions with respect to the outstanding Preferred Units of the Operating Partnership through the last day of the then current quarter.

     Each holder of partnership units (other than the Company) has the right to require the Operating Partnership to redeem all or a portion of the partnership units held by such holder at a redemption price per partnership unit equal to the market value of the number of shares of the Company's common stock that such partnership unit is convertible into as of the redemption date. A holder of partnership units may not redeem less than one thousand (1,000) partnership units, or, if a holder holds less than one thousand (1,000) partnership units, all of the partnership units held by the holder.

     If a holder of partnership units exercises its right to redeem, the Company may, at its option, redeem the partnership units from the holder by paying the holder a price equal to the market value of the underlying common stock or by delivering two shares of common stock for each partnership unit held.

     The holders of partnership units are entitled to vote at meetings of the Operating Partnership and to participate in any action taken by the Operating Partnership or the partners thereof as more fully set forth in the Agreement of Limited Partnership of the Operating Partnership.

     The partnership units are subject to the provisions of the Agreement of Limited Partnership of the Operating Partnership, including certain provisions restricting transfer of the partnership units.


     Upon the voluntary or involuntary dissolution, liquidation or winding up of the Operating Partnership, the holders of outstanding partnership units shall be entitled to receive in cash or property (at its fair market value determined by the general partner of the Operating Partnership) and to be paid out of the assets of the Operating Partnership available for distribution to its partners an amount proportional to the value of such holder's capital account. The rights of holders of partnership units to receive distributions upon any liquidation, dissolution or winding up of the Operating Partnership are subordinate to the rights of holders of Preferred Units to receive distributions upon liquidation.

FEDERAL TAX CONSEQUENCES OF THE PROPOSED MERGERS

     The following discussion summarizes the material federal income tax consequences in connection with the potential mergers to a stockholder of the Company who is a U.S. citizen or resident. Stroock & Stroock & Lavan LLP, counsel to the Company, has reviewed the following discussion and believes that it fairly summarizes the federal income tax considerations that are likely to be material to the Company's stockholders. Such discussion is based on current law. The discussion is not exhaustive of all possible tax considerations, nor does the discussion give a detailed description of any state, local, or foreign tax considerations. This discussion does not describe all of the aspects of federal income taxation that may be relevant to a stockholder in light of his or her particular circumstances or to certain types of stockholders (including tax-exempt organizations, insurance companies, banks, financial institutions, regulated investment companies, broker-dealers, persons who hold this stock as a "hedge" or as a position in a "straddle" or as part of a "conversion transaction," persons who are required to mark-to-market for tax purposes, persons that have a "functioned currency" other than the U.S. dollar, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws. No ruling has been or will be requested from the Internal Revenue Service.


     EACH STOCKHOLDER IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC CONSEQUENCES TO HIM OR HER OF THE MERGERS, INCLUDING THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF THE MERGERS.


TAX TREATMENT OF THE MERGERS

  MERGER OF CEDAR BAY AND SKR INTO COMPANY


     The Company intends to treat the mergers of Cedar Bay and SKR with and into the Company as tax-free reorganizations under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, the Company will have the same tax basis in the assets of each of Cedar Bay and SKR as Cedar Bay and SKR each had in their respective assets. If the mergers fail to qualify as tax-free reorganizations, the mergers would be treated as a taxable sale by Cedar Bay and SKR of their assets to the Company in exchange for stock of the Company, followed by distribution of such stock by Cedar Bay and SKR to their stockholders in complete liquidation of each of Cedar Bay and SKR. The Company would not directly recognize gain or loss as a result of the failure of the mergers to qualify as reorganizations under Section 368(a) of the Code. However, the Company, as successor to each of Cedar Bay and SKR, could be liable for Cedar Bay and SKR's tax liability from a deemed sale of assets if the former stockholders of Cedar Bay and SKR, as applicable, were unable to pay such tax liability.


  BUILT-IN GAIN RULES

     Under the "Built-in Gain Rules" of Treasury Regulations sec. 1.337(d)-7(c), a REIT is subject to a corporate tax if it disposes of any assets acquired from a C corporation in a carryover basis transaction (including a statutory merger qualifying as a tax-free reorganization) during the 10-year period beginning on the date of the transaction (the "Recognition Period"). This tax is imposed at the top regular corporate rate (currently 35%) on the lesser of (i) any gain recognized during the Recognition Period on the disposition of such asset, or
(ii) the "Built-in Gain" in such asset (i.e., the excess of (a) the fair market value of such asset over (b) the REIT's adjusted basis in such asset) as of the beginning of such Recognition Period. The Company's adjusted basis in the assets the Company would receive from each of Cedar Bay and SKR would be de-minimis, and therefore any sale of such assets would be expected to generate gain. The results described above with respect to the recognition of Built-in Gain assume that the Company will not make a certain election pursuant to Treasury Regulations sec. 1.337(d)-7(c) and Notice 88-19. The Company has agreed to not make such election.

  CONSEQUENCES OF MERGERS ON THE COMPANY'S QUALIFICATION AS A REIT -- EARNINGS AND PROFITS DISTRIBUTION REQUIREMENT

     A REIT is not permitted to have accumulated earnings and profits attributable to non-REIT years. A REIT has until the close of its first taxable year in which it has non-REIT earnings and profits to distribute such earnings and profits. In a statutory merger qualifying as a tax-free reorganization, the acquired corporation's earnings and profits are generally carried over to the surviving corporation. Any earnings and profits treated as having been acquired by a REIT through such a merger will be treated as accumulated earnings and profits of the REIT attributable to non-REIT years. The Company has requested that Ernst & Young LLP determine the earnings and profits of each of Cedar Bay and SKR for purposes of the earnings and profits distribution requirement. Subject to certain qualifications and assumptions, Ernst & Young LLP has preliminarily determined that neither Cedar Bay nor SKR will have any current or accumulated earnings and profits as of the date of the mergers.

     The calculation of the amount of earnings and profits acquired by the Company from each of the Advisors is subject to challenge by the IRS. The IRS may examine prior tax returns of each of the Advisors and propose adjustments that would increase taxable income of such Advisors, which would result in corresponding increases in earnings and profits.

     If the IRS determines, and successfully asserts, that the Company had acquired current or accumulated earnings and profits from either Cedar Bay or SKR ("Acquired Earnings") and had not distributed all of the Acquired Earnings prior to the end of the Company's taxable year during which the mergers occur, the Company would fail to qualify as a REIT in such year, as well as other taxable years during which the Company held such Acquired Earnings. However, if the Company made an additional distribution within 90 days of such a determination by the IRS to distribute the Acquired Earnings and paid to the IRS an interest charge based on 50% of the amount of such Acquired Earnings not previously distributed, the Company's failure to have distributed the Acquired Earnings would not prevent the Company from qualifying as a REIT. Accordingly, to maintain the Company's qualification as a REIT under such circumstances, the Company could be required to use available cash, if any, borrow funds or sell assets in order to meet the additional distribution requirement even if the prevailing market conditions were not generally favorable for such borrowings or sales.


     If the Company failed to qualify for taxation as a REIT in any taxable year, it will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. As a result, the Company's failure to qualify as a REIT would reduce the cash available for distribution to its stockholders. Distributions to the Company's stockholders in any year in which the Company fails to qualify as a REIT will not be deductible by the Company nor will such distributions be required to be made. However, in that case, all distributions made to the Company's individual stockholders, to the extent of the Company's current and accumulated earnings and profits, will be taxable at a maximum rate of 15 percent and, subject to certain limitations of the Code, distributions made to the Company's corporate stockholders may be eligible for the dividends received deduction. Moreover, in the absence of certain relief, the Company could not elect to be taxed as a REIT for the four years following such disqualification and could be subject to taxation on its built-in gain upon re-electing REIT status as described under the "Built-In Gain Rules" described above.


VOTE REQUIRED FOR APPROVAL


     The affirmative vote of holders of at least two-thirds (2/3) of the outstanding shares of common stock entitled to vote at the meeting is required for approval of the proposal. CBC and Homburg Invest USA, holders of 47.7% of the outstanding common stock entitled to vote, have indicated that they will vote for this Proposal 4. If the proposal is not approved, the Board of Directors will not be granted the authority to complete the mergers. The Board of Directors reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the mergers if a public offering of the Company's common stock will not be consummated prior to the end of June 30, 2004. Under Maryland law, holders of shares of the Company's common stock will not be entitled to dissenters' rights of appraisal in connection with the mergers.

     The Board of Directors (with the independent directors approving under a separate vote) has determined that Proposal 4 is fair to, and in the best interests of, the Company and its stockholders based on the analyses and conclusions of the Special Committee (which the Board of Directors adopted as its own) and on Ladenburg's opinion delivered to the Special Committee. The Board of Directors did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSAL TO AUTHORIZE THE BOARD OF DIRECTORS TO APPROVE THE MERGERS.


         5.  PROPOSAL TO AUTHORIZE THE BOARD OF DIRECTORS TO AMEND THE

          COMPANY'S ARTICLES OF INCORPORATION (A) TO EFFECT A REVERSE

            STOCK SPLIT AND INCREASE THE PAR VALUE OF SHARES OF THE
             COMPANY'S COMMON STOCK; (B) TO DECLASSIFY THE BOARD OF
            DIRECTORS AND (C) TO INCREASE THE OWNERSHIP LIMIT ON THE
             COMPANY'S OUTSTANDING COMMON STOCK FROM 3.5% TO 9.9%.

A.  PROPOSAL TO EFFECT A REVERSE STOCK SPLIT


     The Board of Directors has adopted resolutions approving a reverse stock split of the Company's outstanding shares of common stock, $.01 par value ("Old Common Stock"). Although the reverse stock split ratio cannot be accurately determined at this time as the ratio is dependent upon market conditions and the market price of the Company's common stock, the Company expects that the reverse stock split ratio will be between one for two and one for twenty. Depending on the ratio used to effect the reverse stock-split, the par value of the common stock of the Company will be proportionally adjusted. The reverse stock split would be effected by an amendment to the Company's Articles of Incorporation, as amended (the "Articles of Incorporation"). The proposed reverse stock split would become effective as of the filing date of the amendment (the "Effective Date") and will be effectuated prior to, and in anticipation of, the public offering. If the public offering does not occur, the Company expects to reverse the effects of the reverse stock split by effectuating a stock split.


  GENERAL


     The Company is presently authorized to issue 50,000,000 shares of Old Common Stock, of which 1,426,672 shares were outstanding, no shares were held in treasury and 4,902,000 shares were reserved for issuance at June 30, 2003. If this Proposal 5 is approved, and assuming a one for ten reverse stock split, the Company will have 50,000,000 shares of its common stock, with a $.10 par value per share ("New Common Stock"), authorized, of which approximately 142,667 shares will be outstanding, and 490,200 shares will be reserved for issuance.



     In addition to common stock, the Articles of Incorporation authorize the issuance of 5,000,000 shares of preferred stock, $.01 par value. No shares of preferred stock are issued and outstanding. The authorized and outstanding number of shares of preferred stock, and the par value thereof, will not change as a result of the reverse stock split.


  PRINCIPAL EFFECTS OF THE PROPOSED REVERSE STOCK SPLIT


     Based upon the 1,426,672 shares of Old Common Stock outstanding as of June 30, 2003, the proposed reverse stock split would decrease the number of outstanding shares of Old Common Stock by dividing the number of outstanding shares by the reverse stock split ratio used. The proposed reverse stock split will not affect any common stockholder's proportionate equity interest in the Company, subject to the provisions relating to the elimination of fractional shares as described below and subject to the public offering.


     At June 30, 2003, there were outstanding options to purchase an aggregate of 100,000 shares of Old Common Stock under the Company's Stock Option Plan (the "Plan") and an aggregate of 900,000 shares were available for grant under the Plan. The Plan provides for automatic adjustment in the event of a reverse stock split so that the amount of shares issuable upon exercise of outstanding options and the number of shares available for grant will be reduced in proportion to the reverse stock split ratio, and the exercise prices will be increased in proportion to the reverse stock split ratio.


     At June 30, 2003, in addition to the Company's outstanding options, the Operating Partnership had issued and outstanding 1,701,000 partnership units exchangeable for shares of Old Common Stock on a two-to-one basis. Pursuant to the provisions governing the partnership units, the number of shares of common stock into which the partnership units will be exchanged will be automatically decreased in proportion to the reverse stock split ratio.


     The Operating Partnership also has outstanding warrants to purchase partnership units at an exercise price of $2.25 per unit. The number of units to be issued upon exercise will be automatically decreased in proportion to the reverse stock split ratio and the exercise price will be automatically increased in proportion to the reverse stock split ratio.


     The foregoing may be summarized as follows, assuming a one for ten reverse stock split:



                                                                              IF PROPOSAL 5 IS
                                                        AS OF JUNE 30, 2003      APPROVED*
                                                        -------------------   ----------------
NUMBER OF SHARES OF COMMON STOCK
Authorized............................................      50,000,000            50,000,000
Issued and Outstanding................................       1,426,672               142,667
Reserved for Issuance**...............................       4,902,000               490,200
Available for Future Issuance.........................      43,671,328            49,367,133
Par Value Per Share...................................      $      .01          $        .10


---------------

 * Without giving effect to fractional shares.


** Maximum number of shares reserved for issuance upon conversion of the Operating Partnership's partnership units and warrants and the Company's outstanding options (excluding the increase in options that would be available under the Company's stock option plan if the proposed increase being considered at this Meeting is approved).


  REASONS FOR THE PROPOSED REVERSE STOCK SPLIT

     In July 2003, the Company effected a two-for-one stock split to maintain its listing on the Nasdaq SmallCap Market. Prior to then, the Company had failed to meet the minimum public float requirement of 500,000 shares required by the Nasdaq Marketplace Rules. Although the two-for-one stock split allowed the Company to maintain its listing on the Nasdaq SmallCap Market, the stock split also had the effect of reducing the Company's stock price from $3.88 to $2.00 based on the July 14, 2003 closing and the July 15, 2003 opening price of the Company's common stock.

     The Board of Directors believes that the relatively low per share market price of the Company's common stock impairs the acceptability of the Company's common stock to institutional investors and other members of the investing public. Theoretically the number of shares outstanding should not, by itself, affect the marketability of the Company's common stock, the type of investor who acquires it, or the Company's reputation in the financial community. In practice this is not necessarily the case, as many institutional investors look upon low-priced stock as unduly speculative in nature and, as a matter of policy, avoid investment in such stocks. In addition, option and derivative instrument exchanges prohibit contracts on stocks selling for under certain prices per share.

     Further, the Board of Directors believes and has been advised that the current per-share level of the Company's common stock has reduced the effective marketability of the shares because of the reluctance of many leading brokerage firms to recommend low-priced stock to their clients. In addition, a variety of brokerage house policies and practices tend to discourage individual brokers within those firms from dealing in low-priced stocks. Some of those policies and practices pertain to the payment of brokers' commissions and to time-consuming procedures that function to make the handling of low-priced stock unattractive to brokers from an economic standpoint. Additionally, the structure of trading commissions also tends to have an adverse impact upon holders of low-priced stock because the brokerage commission on a sale of low-priced stock generally represents a higher percentage of the sales price than the commission on a relatively higher priced stock.

     The proposed reverse stock split is intended to result in a higher per share market price for the Company's common stock that will increase investor interest and eliminate the resistance of brokerage firms.

     There can be no assurance that the market price of the common stock after the proposed reverse stock split will reflect the proposed reverse stock split, or that such price will either exceed or remain in excess of the current market price.

  REASONS FOR THE PROPOSED INCREASE IN AUTHORIZED SHARES


     In connection with the reverse stock split, the Board of Directors recommends that the number of authorized post-split shares of New Common Stock be maintained at 50,000,000. This will result in an increase in the number of shares available for issuance.


     The Board of Directors believes that it is in the best interests of the Company and its stockholders to effectively increase the number of authorized shares of New Common Stock available for prompt issuance, in the discretion of the Board, in the acquisition of properties or businesses, in financing future growth, or for other corporate purposes without the time-consuming costly need to hold a special meeting of stockholders in every case. The Board of Directors will determine whether, when and on what terms the issuance of shares of Common Stock may be warranted, and the Company is and will continue to be receptive to all methods of financing which may be reasonably available and acquisition opportunities which may arise from time to time. The Board of Directors believes that, in the future, occasions may arise where the time required to obtain stockholder approval might adversely delay the Company's ability to enter into a desirable transaction. Authorized but unissued shares of New Common Stock will be used by the Company from time to time as appropriate and when opportune situations arise.

     Pursuant to the Company's Articles of Incorporation, stockholders of the Company have no preemptive rights with respect to the effective increase in the authorized number of shares. The Articles of Incorporation do not require further approval by stockholders prior to the issuance of any additional shares of New Common Stock. However, in certain circumstances (generally relating to the number of shares to be issued and the identity of the recipients), the rules of the Nasdaq National Market System require stockholder authorization in connection with the issuance of such additional shares. Subject to the rules of the Nasdaq SmallCap Market System, if applicable, the Board of Directors has the sole discretion to issue additional shares of common stock on such terms and for such consideration as may be determined by the Board of Directors. The issuance of any additional shares of stock would have the effect of diluting the percentage of stock ownership and voting rights of the present stockholders of the Company.

     The proposed reverse stock split is not intended to be an anti-takeover device.


     With the exception of the Company's staggered Board of Directors and 3.5% ownership limit (which will be eliminated or modified) and the Company's ability to issue preferred stock without stockholder approval, there are no other existing charter or by-law provisions which may be deemed to have anti-takeover effects. Management does not presently intend to propose any amendments to the charter or by-laws that would have an anti-takeover effect.


  EXCHANGE OF STOCK CERTIFICATES AND ELIMINATION OF FRACTIONAL SHARE INTERESTS

     Because of the reduction in the actual number of shares of the Company's common stock outstanding after the reverse stock split, stockholders will be required to exchange their certificates representing shares of Old Common Stock for new certificates representing shares of New Common Stock. Stockholders will be furnished the necessary materials and instructions to effect such exchange at the appropriate time by the Company's transfer agent. Stockholders should not submit any certificates until requested to do so.

     No scrip or fractional shares of New Common Stock will be issued. Accordingly, stockholders who would otherwise be entitled to receive fractional shares of New Common Stock will receive cash in lieu thereof, computed at the average of the mean of the closing bid and asked prices of the Old Common Stock as listed in the Nasdaq SmallCap Market for the five trading days immediately preceding the effective date of the reverse stock split. Under Maryland law, stockholders will not be entitled to appraisal rights with respect to the reverse stock split or the payment for their fractional shares, if any.

  FEDERAL INCOME TAX CONSEQUENCES


     The following description of federal income tax consequences of the reverse stock split is based on the Code, the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this Proxy Statement. This discussion is for general information only and does not address all the tax consequences that may be relevant to a particular stockholder (including tax-exempt organizations, insurance companies, banks, financial institutions, regulated investment companies, broker-dealers, persons who hold this stock as a "hedge" or as a position in a "straddle" or as part of a "conversion transaction", persons who are required to mark-to-market for tax purposes, persons that have a "functioned currency" other than the U.S. dollar, foreign corporations and persons who are not citizens or residents of the United States). Furthermore, no foreign, state or local tax consequences are discussed herein. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO THEM.


     The exchange of shares of Old Common Stock for shares of New Common Stock will not result in recognition of gain or loss (except in the case of cash received for fractional shares as described below). The holding period of the shares of New Common Stock will include the stockholder's holding period for the shares of Old Common Stock exchanged therefor, and the aggregate tax basis of the shares of the New Common Stock will be the same as the aggregate tax basis of the shares of Old Common Stock exchanged therefor, reduced by the tax basis allocable to the receipt of cash in lieu of fractional shares.


     If cash is received by a stockholder as a result of the sale of a fractional share interest by the Transfer Agent, the Company will be treated as distributing the fractional share to the stockholder and the stockholder will be treated as selling the fractional share interest. Such stockholder will recognize gain or loss, as the case may be, measured by the difference between the amount of cash received and the basis of such stockholder's pre-split stock allocable to such fractional share. Such gain or loss will be capital gain or loss (if such stock was held as a capital asset), and any of such capital gain or loss will be long-term capital gain or loss, to the extent that such stockholder's holding period for his or her stock exceeds one year. The maximum regular individual U.S. federal income tax rate on capital gains is 15% for property held for more than one year. Capital gains on the sale of property held for one year or less are subject to U.S. federal income tax at ordinary income rates.


B.  PROPOSAL TO DECLASSIFY THE BOARD OF DIRECTORS.


     The Board of Directors of the Company is proposing that the stockholders approve an amendment to the Company's Articles of Incorporation to eliminate the classification of the Company's Board of Directors and cause each newly elected director to stand for election annually (the "Declassification Amendment").
Article V of the Company's Articles of Incorporation currently provides that the Board of Directors be divided into three classes as nearly equal in number as possible. Directors of each class serve staggered three-year terms, with the term of office of one class expiring each year, and can be removed only for cause. Article V may be amended only with the approval of holders of at least two-thirds ( 2/3) of the shares of the Company's common stock outstanding and entitled to vote on the election of directors generally. If the Declassification Amendment is approved and a final determination is made to consummate the proposed public offering, the classes and staggered three-year terms of directors would be eliminated; provided, however, that each director elected prior to the effectiveness of the Declassification Amendment will serve for the remainder of his or her three-year term, subject to his or her prior resignation or removal. All directors elected after the effectiveness of the Declassification Amendment (including directors elected at the current annual meeting) will be elected for one-year terms at each annual meeting of stockholders.



     Proponents of classified boards of directors believe that a classified board helps a board of directors maintain a greater continuity of experience because the majority of directors at any given time will have at least one year of experience with the business affairs and operations of a Company. This continuity may assist a company in long-term strategic planning. Additionally, proponents argue that a classified board reduces the possibility of a sudden change in majority control of a board of directors. In the event of a hostile takeover attempt, a classified board may encourage a person seeking control of the Company to initiate arm's length discussions with the Board, which is in a position to negotiate a more favorable transaction for stockholders.



     The Board of Directors believes that declassifying the Board of Directors will be beneficial to the Company for two reasons. First, the Board of Directors has been advised by its consultants that maintaining a classified board of directors will hinder the Company's ability to consummate public offerings of its common stock in the future. Second, the Board of Directors believes that declassifying the Board of Directors will give stockholders greater flexibility to elect directors and exercise influence over the Company. The election of directors is the primary means for stockholders to influence corporate governance policies and to hold management accountable for its implementation of those policies. Given each of these factors, the Board of Directors believes it is in the best interests of the Company and its stockholders to declassify the Board of Directors.


  THE DECLASSIFICATION AMENDMENT

     The Declassification Amendment would amend and restate Section C of Article V of the Company's Articles of Incorporation to read as follows:


        "C. At each annual meeting of the stockholders of the Corporation, the date of which shall be fixed by or pursuant to the By-Laws of the Corporation, the successors of the class of directors whose terms expire at that meeting shall be elected to hold office for a term of one year and until such director's successor is elected and qualified or until such director's earlier resignation or removal; provided, however, each director elected at the annual meetings of the Corporation held in 2001 and 2002 shall serve for the full three-year term to which such director was elected or until such director's earlier resignation or removal. No election of directors need be by written ballot. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director."


     If this Proposal 5 is approved and a final determination is made to consummate the proposed public offering of the Company's common stock, the Declassification Amendment will be filed with the State Department of Assessments and Taxation of the State of Maryland, or Maryland Department of Assessments, and the Company's Board of Directors will no longer be staggered.

C.  PROPOSAL TO INCREASE THE OWNERSHIP LIMIT ON THE COMPANY'S COMMON STOCK

     The Board of Directors is proposing that the stockholders approve an amendment to the Company's Articles of Incorporation to increase the ownership limit on the outstanding common stock of the Company from 3.5% to 9.9% (the "Ownership Limit Amendment"). For the Company to qualify as a REIT under the Code, the Company's stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

     The Company's Articles of Incorporation contain restrictions on the ownership and transfer of its common stock which are intended to assist the Company in complying with these requirements and continuing to qualify as a REIT. The relevant sections of the Company's Articles of Incorporation provide that, subject to certain limited exceptions, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 3.5% of the outstanding shares of the Company's common stock. The Company's Articles of Incorporation define this restriction as the "Ownership Limit".

     Although the current Ownership Limit of 3.5% has served the Company well, in light of the Company's proposed public offering which will significantly increase the number of outstanding shares of the Company, the Board of Directors has determined that increasing the Ownership Limit on the Company's outstanding common stock would be beneficial to the Company and its stockholders. An increase in the Ownership Limit will increase the liquidity of the Company's common stock and will conform the Company's Ownership Limit to similar limits utilized by existing publicly traded equity real estate investment trusts. As such, the Board of Directors recommends an increase in the Ownership Limit from 3.5% of the total outstanding shares of the Company's common stock to 9.9% of the total outstanding shares of the Company's common stock.

  THE OWNERSHIP LIMIT AMENDMENT

     The Ownership Limit Amendment would amend and restate the definition of Ownership Limit in Section B(4)(a) of Article IV of the Company's Articles of Incorporation as follows:

          "Ownership Limit" shall mean 9.9% of the outstanding Common Stock of the Corporation, and after any adjustment as set forth in subparagraph B(4)(i) of this Article IV, shall mean such greater percentage."

     The Ownership Limit Amendment would amend clause (i) of the definition of "Existing Holder Limit" in Section B(4)(a) of Article IV of the Company's Articles of Incorporation to read as follows:

          "(i) for any Existing Holder who is an Existing Holder by virtue of clause (i) of the definition thereof, shall mean, initially, the percentage of Common Stock Beneficially Owned by such Person immediately after the Public Offering, and after any adjustment pursuant to subparagraph B(4)(i) of this Article IV, shall mean such percentage of the outstanding Common Stock as so adjusted;"

     The Ownership Limit Amendment would add the following new definition to the Section B(4)(a) of Article IV of the Company's Articles of Incorporation:

          "Public Offering" shall mean the public offering, if any, of the Company's common stock that is consummated prior to June 30, 2004.

     The Ownership Limit Amendment would also amend and restate section B(4)(j)(i) of Article IV to conform with the new definition of Ownership Limit. Such section would be amended and restated as follows:

          "(i) Prior to the Restriction Termination Date, neither the Ownership Limit nor any Existing Holder Limit may be increased (nor may any additional Existing Holder Limit be created) if, after giving effect to such increase (or creation), five persons who are Beneficial Owners of Common Stock (including all of the then Existing Holders) could (taking into account the Ownership Limit and the Existing Holder Limit) Beneficially Own, in the aggregate, more than 49.5% of the outstanding Common Stock."

     If this Proposal 5 is approved and a final determination is made to consummate the proposed public offering of the Company's common stock, the Ownership Limit Amendment will be filed with the Maryland Department of Assessments and the Ownership Limit will be increased to 9.9%.

  OVERALL EFFECT OF THE APPROVAL OF PROPOSAL 5

     If Proposal 5 is approved and if a final determination is made to consummate the proposed public offering, the Company intends to file an amendment to its Articles of Incorporation with the Maryland Department of Assessments, upon which filing the reverse stock-split and the increase in the par value of the Company's common stock, the Declassification Amendment and the Ownership Limit Amendment will each become effective. In addition, the Board of Directors will make conforming amendments to the Company's

By-Laws to reflect the declassification of the Company's Board of Directors and the increase in the Ownership Limit.

VOTE REQUIRED


     The affirmative vote of holders of at least two-thirds ( 2/3) of the outstanding shares of stock of entitled to vote at the meeting is required for approval of the proposal. Consequently, abstentions and broker non-votes will not be counted and will have the same effect as a vote against Proposal 5. The Company's directors and executive officers, as well as Homburg Invest USA and CBC (who currently hold shares representing approximately 47.7% of the common stock), have indicated that they intend to vote all shares of Common Stock over which they exercise voting power as of the close of business on the Record Date in favor of approval of Proposal 5. The Board of Directors reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with Proposal 5 if a public offering of the Company's common stock will not be effected prior to June 30, 2004.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF PROPOSAL 5.

                    6.  APPOINTMENT OF INDEPENDENT AUDITORS

     The Audit Committee of the Company has selected Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2003. A representative of Ernst & Young LLP is expected to be present at the meeting with the opportunity to make a statement if such representative so desires and to respond to appropriate questions.

AUDIT FEES

     The aggregate fees that Ernst & Young LLP billed to the Company for professional services rendered for the audit of the Company's annual financial statements for 2002 and the reviews of the financial statements included in the Company's Forms 10-Q for 2002 were $178,100.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     Ernst & Young LLP did not render any services to the Company during 2002 related to financial information systems design and implementation. Therefore, the Company was not billed for any services of that type.

ALL OTHER FEES

     The aggregate fees that Ernst & Young LLP billed to the Company for professional services rendered during the fiscal year ended December 31, 2002 (other than those described above under the captions of "Audit Fees" and "Financial Information Systems Design and Implementation Fees") were $73,855, including 3-14 (Property Acquisition) and its 8-K and 8-KA filings and research.

AUDIT COMMITTEE CONSIDERATION OF THESE FEES

     The Company's Audit Committee has considered whether the provision of the services covered under the categories of "Financial Information Systems Design and Implementation Fees" and "All Other Fees" is compatible with maintaining the independence of Ernst & Young LLP.

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S AUDITORS.

                               7.  OTHER MATTERS

STOCKHOLDER PROPOSALS


     Proposals of stockholders intended to be presented at the Company's 2004 Annual Meeting of Stockholders must be received by the Company on or prior to May 13, 2004 to be eligible for inclusion in the Company's Proxy Statement and form of Proxy to be used in connection with such meeting.



                      WHERE YOU CAN FIND MORE INFORMATION



     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and files annual, quarterly and current reports, proxy and information statements, and other information with the Securities and Exchange Commission. You may read and obtain a copy of these reports, proxy statements and other information at the public reference facilities maintained by the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Section by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet site that contains these reports, proxy and information statements, and other information which can be found at www.sec.gov. You may request copies of the filings from the Company, at no cost, by telephone at (516) 767-6992 or by mail at Cedar Shopping Centers, Inc., 44 South Bayles Avenue, Port Washington, NY 11050, Attention: Investor Relations.


                                 OTHER BUSINESS


     At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the Meeting is that hereinabove set forth. If any other matter or matters are properly brought before the Meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their judgment.


                                          LEO S. ULLMAN
                                          Chairman of the Board


Dated: September 10, 2003

                          CEDAR SHOPPING CENTERS, INC.

                    INDEX TO PRO FORMA FINANCIAL INFORMATION

UNAUDITED PRO FORMA CONDENSED COMBINED INFORMATION:
Pro Forma Condensed Combined Balance Sheet, as of June 30,
  2003 and related notes....................................    F-2
Pro Forma Condensed Combined Statement of Operations for the
  six months ended June 30, 2003 and related notes..........    F-9
Pro Forma Condensed Combined Statement of Operations for the
  twelve months ended December 31, 2002 and related notes...   F-17

                          CEDAR SHOPPING CENTERS, INC.
                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF JUNE 30, 2003


       The following unaudited Pro Forma Condensed Combined Balance Sheet is presented as if the Company had completed the offering transaction, acquired the properties and completed the refinancing transactions all on June 30, 2003. This Pro Forma Condensed Combined Balance Sheet should be read in conjunction with the Pro Forma Condensed Combined Statement of Operations of the Company and the historical financial statements and notes thereto of the Company for the six months ended June 30, 2003. The Pro Forma Condensed Combined Balance Sheet is unaudited and is not necessarily indicative of what the actual financial results would have been had the Company completed the offering transaction, acquired the properties and completed the refinancing transactions on June 30, 2003, nor does it purport to represent the future financial position of the Company.


                                                                                  ACQUISITION OF
                                                                                  THE REMAINING
                                   CEDAR                                          50% OWNERSHIP        ACQUISITION OF
                                  SHOPPING      DRAW ON THE                        OF THE POINT          THE GIANT
                                CENTERS INC.      LINE OF            THE             SHOPPING           BUILDING AT
                                 HISTORICAL        CREDIT         OFFERING            CENTER            LOYAL PLAZA
DESCRIPTION                         (A)             (B)              (B)               (C)                  (D)
-----------                     ------------   --------------   -------------   ------------------   ------------------
Assets
Real estate, net..............  $168,515,000    $         --    $         --       $ 1,275,998          $ 5,400,000
Cash and cash equivalents.....     1,117,000      10,000,000     153,030,644        (2,400,000)          (5,400,000)
                                                                 (13,766,235)
Cash at joint ventures and
  restricted cash.............     2,818,000              --              --                --                   --
Property deposits.............     3,438,000              --              --                --                   --
Real estate tax deposits......     1,015,000              --              --                --                   --
Rents and other receivables,
  net.........................       495,000              --              --                --                   --
Prepaid expenses, net.........       853,000              --              --                --                   --
Deferred rental income........       739,000              --              --                --                   --
Deferred charges, net.........     3,506,000              --              --                --                   --
                                ------------    ------------    ------------       -----------          -----------
Total assets..................  $182,496,000      10,000,000    $139,264,409       $(1,124,002)         $        --
                                ============    ============    ============       ===========          ===========
Liabilities and Shareholders'
  Equity......................
Liabilities...................
Mortgage Notes Payable........  $130,566,000    $         --    $         --       $        --          $        --
Line of Credit................            --      10,000,000              --                --                   --
Loan Payable..................     9,767,000              --              --                --                   --
Loan payable (repayment with
  offering proceeds)..........            --              --              --                --                   --
Accounts payable and accrued
  expenses....................     2,380,000              --              --                --                   --
Security Deposits.............       427,000              --              --                --                   --
Deferred Liabilities..........     6,581,000              --              --                --                   --
Advance Rents.................       917,000              --              --                --                   --
                                ------------    ------------    ------------       -----------          -----------
Total liabilities.............   150,638,000      10,000,000              --                --                   --
Minority interest.............    18,915,000                              --        (1,124,002)                  --
Limited partner's interest in
  consolidated Operating
  Partnership.................     7,026,000              --              --                --                   --
Series A preferred 9%
  convertible, redeemable
  Operating Partnership
  units.......................     3,000,000              --              --                --                   --
                                ------------    ------------    ------------       -----------          -----------
                                  10,026,000              --              --                --                   --
Common stock..................        14,000              --          95,570                --                   --
Accumulated other
  comprehensive loss..........      (276,000)             --              --                --                   --
Additional paid in capital....     3,179,000              --     139,168,839                --                   --
                                ------------    ------------    ------------       -----------          -----------
Total shareholders' Equity....     2,917,000              --     138,924,409                --                   --
Total liabilities and
  shareholders' equity........  $182,496,000      10,000,000    $139,264,409       $(1,124,002)         $        --
                                ============    ============    ============       ===========          ===========


                                 ACQUISITION OF
                                     GOLDEN
                                    TRIANGLE
                                    SHOPPING
                                     CENTER
DESCRIPTION                           (E)
-----------                     ----------------
Assets
Real estate, net..............    $11,317,118
Cash and cash equivalents.....     (2,100,000)
Cash at joint ventures and
  restricted cash.............             --
Property deposits.............             --
Real estate tax deposits......             --
Rents and other receivables,
  net.........................             --
Prepaid expenses, net.........             --
Deferred rental income........             --
Deferred charges, net.........        662,882
                                  -----------
Total assets..................    $ 9,880,000
                                  ===========
Liabilities and Shareholders'
  Equity......................
Liabilities...................
Mortgage Notes Payable........    $ 9,880,000
Line of Credit................             --
Loan Payable..................             --
Loan payable (repayment with
  offering proceeds)..........             --
Accounts payable and accrued
  expenses....................             --
Security Deposits.............             --
Deferred Liabilities..........             --
Advance Rents.................             --
                                  -----------
Total liabilities.............      9,880,000
Minority interest.............             --
Limited partner's interest in
  consolidated Operating
  Partnership.................             --
Series A preferred 9%
  convertible, redeemable
  Operating Partnership
  units.......................             --
                                  -----------
                                           --
Common stock..................             --
Accumulated other
  comprehensive loss..........             --
Additional paid in capital....             --
                                  -----------
Total shareholders' Equity....             --
Total liabilities and
  shareholders' equity........    $ 9,880,000
                                  ===========

                          CEDAR SHOPPING CENTERS, INC.
           PRO FORMA CONDENSED COMBINED BALANCE SHEET -- (CONTINUED)
                              AS OF JUNE 30, 2003


       The following unaudited Pro Forma Condensed Combined Balance Sheet is presented as if the Company had completed the offering transaction, acquired the properties and completed the refinancing transactions all on June 30, 2003. This Pro Forma Condensed Combined Balance Sheet should be read in conjunction with the Pro Forma Condensed Combined Statement of Operations of the Company and the historical financial statements and notes thereto of the Company for the six months ended June 30, 2003. The Pro Forma Condensed Combined Balance Sheet is unaudited and is not necessarily indicative of what the actual financial results would have been had the Company completed the offering transaction, acquired the properties and completed the refinancing transactions on June 30, 2003, nor does it purport to represent the future financial position of the Company.



                                       ACQUISITION OF    ACQUISITION OF     ACQUISITION OF    ACQUISITION OF THE
                                        VALLEY PLAZA       PINE GROVE      HUNTINGDON PLAZA        WAL-MART        ACQUISITION OF
                                       SHOPPING CENTER   SHOPPING CENTER   SHOPPING CENTER     SHOPPING CENTER      SWEDE SQUARE
DESCRIPTION                                  (F)               (G)               (H)                 (I)                (J)
-----------                            ---------------   ---------------   ----------------   ------------------   --------------
Assets
Real estate, net.....................    $        --       $    51,056       $ 4,598,282         $11,970,564        $   177,457
Cash and cash equivalents............     (3,500,000)       (2,175,000)       (2,100,000)         (2,931,250)        (3,188,000)
Cash at joint ventures and restricted
  cash...............................             --                --                --                  --                 --
Property deposits....................             --                --                --                  --                 --
Real estate tax deposits.............             --                --                --                  --                 --
Rents and other receivables, net.....             --                --                --                  --                 --
Prepaid expenses, net................             --                --                --                  --                 --
Deferred rental income...............             --                --                --                  --                 --
Deferred charges, net................             --                --                --                  --                 --
                                         -----------       -----------       -----------         -----------        -----------
Total assets.........................    $(3,500,000)      $(2,123,944)      $ 2,498,282         $ 9,039,314        $(3,010,543)
                                         ===========       ===========       ===========         ===========        ===========
Liabilities and Shareholders'
  Equity.............................
Liabilities..........................
Mortgage Notes Payable...............    $(3,500,000)      $        --       $ 2,400,000         $ 5,443,750        $        --
Line of Credit.......................             --                --                --                  --                 --
Loan Payable.........................             --                --                --           3,921,250                 --
Loan payable (repayment with offering
  proceeds)..........................             --                --                --          (3,921,250)                --
Accounts payable and accrued
  expenses...........................             --                --                --                  --                 --
Security Deposits....................             --                --                --                  --                 --
Deferred Liabilities.................             --                --            98,282           3,595,564                 --
Advance Rents........................             --                --                --                  --                 --
                                         -----------       -----------       -----------         -----------        -----------
Total liabilities....................     (3,500,000)               --         2,498,282           9,039,314                 --
Minority interest....................             --        (2,123,944)               --                  --         (3,010,543)
Limited partner's interest in
  consolidated Operating Partnership
Series A preferred 9% convertible,
  redeemable Operating Partnership
  units..............................             --                --                --                  --                 --
                                         -----------       -----------       -----------         -----------        -----------
Common stock.........................             --                --                --                  --                 --
Accumulated other comprehensive
  loss...............................             --                --                --                  --                 --
Additional paid in capital...........             --                --                --                  --                 --
                                         -----------       -----------       -----------         -----------        -----------
Total shareholders' Equity...........             --                --                --                  --                 --
Total liabilities and shareholders'
  equity.............................    $(3,500,000)      $(2,123,944)      $ 2,498,282         $ 9,039,314        $(3,010,543)
                                         ===========       ===========       ===========         ===========        ===========

                          CEDAR SHOPPING CENTERS, INC.
           PRO FORMA CONDENSED COMBINED BALANCE SHEET -- (CONTINUED)
                              AS OF JUNE 30, 2003


       The following unaudited Pro Forma Condensed Combined Balance Sheet is presented as if the Company had completed the offering transaction, acquired the properties and completed the refinancing transactions all on June 30, 2003. This Pro Forma Condensed Combined Balance Sheet should be read in conjunction with the Pro Forma Condensed Combined Statement of Operations of the Company and the historical financial statements and notes thereto of the Company for the six months ended June 30, 2003. The Pro Forma Condensed Combined Balance Sheet is unaudited and is not necessarily indicative of what the actual financial results would have been had the Company completed the offering transaction, acquired the properties and completed the refinancing transactions on June 30, 2003, nor does it purport to represent the future financial position of the Company.



                                              SOUTH PHILADELPHIA    ACQUISITION OF        ACQUISITION OF         ACQUISITION OF
                                               SHOPPING CENTER     COLUMBUS CROSSING     RIVERVIEW I, II &       LAKE RAYSTOWN
                                                 TRANSACTION        SHOPPING CENTER    III SHOPPING CENTERS     SHOPPING CENTER
DESCRIPTION                                          (K)                  (L)                   (L)                   (M)
-----------                                   ------------------   -----------------   ---------------------   ------------------
Assets
Real estate, net............................     $ 42,557,110         $25,109,884          $ 47,502,219           $ 8,287,202
Cash and cash equivalents...................      (41,560,000)         (8,000,000)          (54,900,000)           (1,900,000)
Cash at joint ventures and restricted
cash........................................               --                  --                    --                    --
Property deposits...........................       (3,438,000)                 --                    --                    --
Real estate tax deposits....................               --                  --                    --                    --
Rents and other receivables, net............               --                  --                    --                    --
Prepaid expenses, net.......................               --                  --                    --                    --
Deferred rental income......................               --                  --                    --                    --
Deferred charges, net.......................               --           1,390,116             1,997,781                    --
                                                 ------------         -----------          ------------           -----------
Total assets................................     $ (2,440,890)        $18,500,000          $ (5,400,000)          $ 6,387,202
                                                 ============         ===========          ============           ===========
Liabilities and Shareholders' Equity........
Liabilities.................................
Mortgage Notes Payable......................     $         --         $18,500,000          $         --           $ 5,600,000
Line of Credit..............................               --                  --                    --                    --
Loan Payable................................               --                  --             1,000,000                    --
Loan payable (repayment with offering
proceeds)...................................       (3,480,000)                 --            (1,000,000)                   --
Accounts payable and accrued expenses.......               --                  --                    --                    --
Security Deposits...........................               --                  --                    --                    --
Deferred Liabilities........................        1,279,110                  --                    --               787,202
Advance Rents...............................               --                  --                    --                    --
                                                 ------------         -----------          ------------           -----------
Total liabilities...........................       (2,200,890)         18,500,000                    --             6,387,202
Minority interest...........................               --                  --                    --                    --
Limited partner's interest in consolidated
Operating Partnership.......................               --                  --                    --                    --
Series A preferred 9% convertible,
redeemable Operating Partnership units......               --                  --                    --                    --
                                                 ------------         -----------          ------------           -----------
Common stock................................               --                  --                    --                    --
Accumulated other comprehensive loss........               --                  --                    --                    --
Additional paid in capital..................         (240,000)                 --            (5,400,000)                   --
                                                 ------------         -----------          ------------           -----------
Total shareholders' Equity..................               --                  --            (5,400,000)                   --
Total liabilities and shareholders'
  equity....................................     $ (2,440,890)        $18,500,000          $ (5,400,000)          $ 6,387,202
                                                 ============         ===========          ============           ===========

                          CEDAR SHOPPING CENTERS, INC.
           PRO FORMA CONDENSED COMBINED BALANCE SHEET -- (CONTINUED)
                              AS OF JUNE 30, 2003


       The following unaudited Pro Forma Condensed Combined Balance Sheet is presented as if the Company had completed the offering transaction, acquired the properties and completed the refinancing transactions all on June 30, 2003. This Pro Forma Condensed Combined Balance Sheet should be read in conjunction with the Pro Forma Condensed Combined Statement of Operations of the Company and the historical financial statements and notes thereto of the Company for the six months ended June 30, 2003. The Pro Forma Condensed Combined Balance Sheet is unaudited and is not necessarily indicative of what the actual financial results would have been had the Company completed the offering transaction, acquired the properties and completed the refinancing transactions on June 30, 2003, nor does it purport to represent the future financial position of the Company.



                                                 PAY-OFF OF       ACQUISITION OF   ACQUISITION OF    ACQUISITION OF
                                               HUDSON REALTY/       HOMBURG OP       CEDAR BAY            MGMT
                                                SWH FINANCING         UNITS           OP UNITS         COMPANIES
DESCRIPTION                                          (N)               (O)              (P)               (Q)
-----------                                   -----------------   --------------   --------------   ----------------
Assets
Real estate, net............................     $        --       $        --      $ 1,974,000       $        --
Cash and cash equivalents...................      (8,000,000)       (3,960,000)      (9,000,000)       (1,450,000)
                                                   2,350,000                --               --                --
Cash at joint ventures and restricted
  cash......................................              --                --               --                --
Property deposits...........................              --                --               --                --
Real estate tax deposits....................              --                --               --                --
Rents and other receivables, net............              --                --               --                --
Prepaid expenses, net.......................              --                --               --                --
Deferred rental income......................              --                --               --                --
Deferred charges, net.......................        (405,972)               --               --                --
                                                 -----------       -----------      -----------       -----------
Total assets................................     $(6,055,972)      $(3,600,000)     $(7,026,000)      $(1,450,000)
                                                 ===========       ===========      ===========       ===========
Liabilities and Shareholders' Equity........
Liabilities.................................
Mortgage Notes Payable......................     $        --       $        --      $        --       $        --
Line of Credit..............................              --                --               --
Loan Payable................................       2,350,000                --               --                --
Loan payable (repayment with offering
  proceeds).................................      (7,750,000)               --               --                --
Accounts payable and accrued expenses.......              --                --               --        (1,000,000)
Security Deposits...........................              --                --               --                --
Deferred Liabilities........................              --                --               --                --
Advance Rents...............................              --                --               --                --
                                                 -----------       -----------      -----------       -----------
Total liabilities...........................      (5,400,000)               --               --        (1,000,000)
Minority interest...........................              --                --               --                --
Limited partner's interest in consolidated
Operating Partnership.......................              --                --       (7,026,000)               --
Series A preferred 9% convertible,
redeemable Operating Partnership units......              --        (3,000,000)              --                --
                                                 -----------       -----------      -----------       -----------
                                                          --        (3,000,000)      (7,026,000)               --
Common stock................................                                                                9,375
Accumulated other comprehensive loss........                                                                   --
Additional paid in capital..................        (655,972)         (960,000)              --          (459,375)
                                                 -----------       -----------      -----------       -----------
Total shareholders' Equity..................        (655,972)         (960,000)              --          (450,000)
Total liabilities and shareholders'
  equity....................................     $(6,055,972)      $(3,960,000)     $(7,026,000)      $(1,450,000)
                                                 ===========       ===========      ===========       ===========

                          CEDAR SHOPPING CENTERS, INC.
           PRO FORMA CONDENSED COMBINED BALANCE SHEET -- (CONTINUED)
                              AS OF JUNE 30, 2003


       The following unaudited Pro Forma Condensed Combined Balance Sheet is presented as if the Company had completed the offering transaction, acquired the properties and completed the refinancing transactions all on June 30, 2003. This Pro Forma Condensed Combined Balance Sheet should be read in conjunction with the Pro Forma Condensed Combined Statement of Operations of the Company and the historical financial statements and notes thereto of the Company for the six months ended June 30, 2003. The Pro Forma Condensed Combined Balance Sheet is unaudited and is not necessarily indicative of what the actual financial results would have been had the Company completed the offering transaction, acquired the properties and completed the refinancing transactions on June 30, 2003, nor does it purport to represent the future financial position of the Company.



                                                   REFINANCING OF     PAY-OFF SELBRIDGE
                                                 WASHINGTON CENTER          LOANS           PRO FORMA
DESCRIPTION                                         MORTGAGE(R)          PAYABLE(S)       JUNE 30, 2003
-----------                                      ------------------   -----------------   -------------
Assets
Real estate, net...............................     $        --          $        --      $328,735,890
Cash and cash equivalents......................      (6,963,159)            (887,000)        1,117,000
                                                      8,800,000                   --
Cash at joint ventures and restricted cash.....              --                   --         2,818,000
Property deposits..............................              --                   --                --
Real estate tax deposits.......................              --                   --         1,015,000
Rents and other receivables, net...............              --                   --           495,000
Prepaid expenses, net..........................              --                   --           853,000
Deferred rental income.........................              --                   --           739,000
Deferred charges, net..........................              --                   --         7,150,807
                                                    -----------          -----------      ------------
Total assets...................................     $ 1,836,841          $  (887,000)     $342,923,697
                                                    ===========          ===========      ============
Liabilities and Shareholders' Equity...........
Liabilities....................................
Mortgage Notes Payable.........................     $ 8,800,000          $        --      $171,826,591
                                                     (5,863,159)                  --
Line of Credit.................................                                   --        10,000,000
Loan Payable...................................              --             (887,000)               --
Loan payable (repayment with offering
  proceeds)....................................              --                   --
Accounts payable and accrued expenses..........              --                   --         1,380,000
Security Deposits..............................              --                   --           427,000
Deferred Liabilities...........................              --                   --        12,341,158
Advance Rents..................................              --                   --           917,000
                                                    -----------          -----------      ------------
Total liabilities..............................     $ 2,936,841          $  (887,000)     $196,891,749
Minority interest..............................                                   --        12,656,511
Limited partner's interest in consolidated
  Operating Partnership........................              --                   --                --
Series A preferred 9% convertible, redeemable
  Operating Partnership units..................              --                   --                --
                                                    -----------          -----------      ------------
Common stock...................................                                                118,945
Accumulated other comprehensive loss...........                                               (276,000)
Additional paid in capital.....................      (1,100,000)                  --       133,532,492
                                                    -----------          -----------      ------------
Total shareholders' Equity.....................      (1,100,000)                  --       133,375,437
Total liabilities and shareholders' equity.....     $ 1,836,841          $  (887,000)     $342,923,697
                                                    ===========          ===========      ============

                          CEDAR SHOPPING CENTERS, INC.
                    NOTES TO PRO FORMA FINANCIAL STATEMENTS

PRO FORMA CONDENSED COMBINED BALANCE SHEET

a.   Reflects the Company's historical balance sheet as of June
     30, 2003.
b. Reflects the Company's offering of approximately 9,524,000 shares at $16 per share less costs to complete the equity transaction of approximately $13,714,000 and a draw on the line of credit of $10,000,000.
c. Reflects the acquisition of the remaining 50% interest of The Point Shopping Center through use of proceeds of approximately $2,400,000.
d. Reflects the acquisition of a Giant Shopping Store located at Loyal Plaza Associates LP through the use of proceeds of approximately $5,400,000 (including $500,000 of closing costs).
e.   Reflects the acquisition of the Golden Triangle Shopping
     Center for approximately $11,500,000 (including closing costs of $600,000) through use of proceeds of approximately
     $2,100,000 and the assumption of a mortgage note payable of approximately $9,880,000. Included in real estate is an additional asset of $662,882 related to a FAS 141/142 adjustment.
f. Reflects the pay-off of the loan payable associated with Valley Plaza Shopping Center for approximately $3,500,000 of proceeds.
g. Reflects the pay-off of the limited partner's equity associated with Pine Grove Shopping Center for approximately
     $2,175,000 of proceeds.
h. Reflects the acquisition of Huntingdon Plaza Shopping Center for approximately $4,500,000 (including closing costs of $500,000) through use of proceeds of approximately
     $2,100,000 and the origination of a mortgage in the amount of $2,400,000. Included in real estate is a liability of $98,282 related to a FAS 141/142 adjustment.
i. Reflects the acquisition of Wal-Mart Shopping Center for approximately $9,365,000 (including closing costs of $875,000) through use of proceeds of approximately
     $3,921,000 and the assumption of a mortgage in the amount of $5,443,750. Included in real estate is a liability of $3,595,564 related to a FAS 141/142 adjustment.
j. Reflects the pay-off of the limited partner's equity associated with Swede Square for approximately $3,188,000 of proceeds.
k.   Reflects the acquisition of South Philadelphia Shopping
     Center for approximately $41,600,000 (including closing costs of approximately $2,600,000) through use of proceeds of approximately $41,320,000. Included in real estate is a liability of $1,279,110 related to a FAS 141/142 adjustment.
l.   Reflects the acquisition of Columbus Crossing Shopping
     Center and Riverview I, II & III Shopping Center for approximately $76,000,000 (including closing costs of $2,500,000) through use of proceeds of approximately
     $62,7000,000 and obtaining a new mortgage note payable in the amount of $18,500,000 and a prepayment penalty in the amount of $5,200,000 paid in relation to paying off the then existing mortgage on the Riverview Property. Included in real estate is an additional asset of $3,387,897 related to a FAS 141/142 adjustment.
m. Reflects the acquisition of Lake Raystown Shopping Center for approximately $7,500,000 (including closing costs of $500,000) through use of proceeds of approximately
     $1,900,000 and the origination of a new mortgage in the amount of $5,600,000. Included in real estate is a liability of $787,202 related to a FAS 141/142 adjustment.
n.   Reflects the obtaining of new financing of approximately
     $2,350,000 and then pay-off of loan payable related to Hudson Realty/SWH financing of approximately $8,000,000
     (including exit fee of $250,000), through use of proceeds.

o. Reflects the acquisition of the Series A preferred convertible redeemable partnership units for approximately
     $3,600,000, through use of proceeds (including a premium of 120% of liquidation value).
p. Reflects the acquisition of Cedar Bay's partnership units for approximately $9,000,000, through use of proceeds.
q. Reflects the termination of the management contracts with Cedar Bay and SKR Management for $15,000,000 of common stock at an offering price of $16 a share and the payment of all deferred and accrued fees owed to the management companies of approximately $1,000,000 and the payment of advisory fees related to the consummation of the merger. For accounting purposes the mergers are not considered the acquisition of a "business" for the purposes of applying Financial Accounting
     Standards Board Statement 141 "Business Combinations" and, therefore, the market value of the common stock issued, valued as of the consummation of the mergers, in excess of the fair value of the net assets acquired will be charged to operating income rather than capitalized as goodwill. The
     Company is in the process of determining the value attributable to the joint venture and the third party management contracts.
r. Reflects the refinancing of the Washington Center Shoppes mortgage note payable of $5,863,159 (including a prepayment penalty of $1,100,000) with a new mortgage in the amount of $8,800,000.
s. Reflects the pay-off of a loan payable with Selbridge related to the acquisition of the Red Lion Shopping Center of approximately $1,000,000 (including exit fees of approximately $113,000).

                          CEDAR SHOPPING CENTERS, INC.
              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2003


       The following unaudited Pro Forma Condensed Combined Statement of Operations is presented as if the Company completed the offering transaction, acquired the properties and the management companies and completed the refinancing transactions all as of January 1, 2003, and the Company qualified as a REIT, distributed 90% of its taxable income and, therefore, incurred no income tax expense during the period. This Pro Forma Condensed Combined Statement of Operations should be read in conjunction with the Pro Forma Condensed Combined Balance Sheet of the Company and the historical financial statements and notes thereto of the Company for the six months ended June 30, 2003. The Pro Forma Condensed Combined Statement of Operations is unaudited and is not necessarily indicative of what the actual financial results would have been had the Company completed the offering transaction, acquired the properties and the management companies and completed the refinancing transactions all as of January 1, 2003, nor does it purport to represent the future financial position of the Company.


                                                              ACQUISITION OF
                                                               THE REMAINING    ACQUISITION OF   ACQUISITION OF
                                                 CEDAR         50% OWNERSHIP      THE GIANT          GOLDEN
                                                SHOPPING       OF THE POINT        STORE AT         TRIANGLE
                                              CENTERS INC.       SHOPPING           LOYAL           SHOPPING
DESCRIPTION                                  HISTORICAL (T)     CENTER (U)        PLAZA (V)        CENTER (W)
-----------                                  --------------   ---------------   --------------   --------------
Revenues:
Base rent..................................    $11,203,000        $    --          $588,072         $706,438
Interest and other.........................        219,000             --                --            1,446
                                               -----------        -------          --------         --------
Total revenues.............................     11,422,000             --           588,072          707,884
                                               ===========        =======          ========         ========
Expenses:
Operating expenses.........................      3,206,000             --           309,029          145,750
Real estate taxes..........................      1,232,000             --                --          120,769
Administrative.............................      1,172,000             --                --               --
Interest expense...........................      4,290,000             --                --               --
Depreciation and amortization..............      1,767,000             --                --               --
                                               -----------        -------          --------         --------
Total operating expenses...................     11,667,000             --           309,029          266,519
                                               -----------        -------          --------         --------
Income (loss)..............................       (245,000)            --           279,043          441,365
Termination fees...........................             --             --                --               --
Limited partner's interest.................        449,000             --                --               --
Distribution to preferred shareholders.....        (21,000)            --                --               --
Minority interests.........................       (422,000)        23,314                --               --
                                               -----------        -------          --------         --------
Net (loss) income..........................    $  (239,000)       $23,314          $279,043         $441,365
                                               ===========        =======          ========         ========
Basic and Diluted Net Income per Share.....         ($0.02)
                                               ===========        =======          ========         ========

                          CEDAR SHOPPING CENTERS, INC.
      PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS -- (CONTINUED)
                     FOR THE SIX MONTHS ENDED JUNE 30, 2003


       The following unaudited Pro Forma Condensed Combined Statement of Operations is presented as if the Company completed the offering transaction, acquired the properties and the management companies and completed the refinancing transactions all as of January 1, 2003, and the Company qualified as a REIT, distributed 90% of its taxable income and, therefore, incurred no income tax expense during the period. This Pro Forma Condensed Combined Statement of Operations should be read in conjunction with the Pro Forma Condensed Combined Balance Sheet of the Company and the historical financial statements and notes thereto of the Company for the six months ended June 30, 2003. The Pro Forma Condensed Combined Statement of Operations is unaudited and is not necessarily indicative of what the actual financial results would have been had the Company completed the offering transaction, acquired the properties and the management companies and completed the refinancing transactions all as of January 1, 2003, nor does it purport to represent the future financial position of the Company.


                                                                     ACQUISITION OF
                           ACQUISITION         ACQUISITION OF          HUNTINGDON           ACQUISITION OF      ACQUISITION OF
                         OF VALLEY PLAZA         PINE GROVE               PLAZA                WAL-MART          SWEDE SQUARE
DESCRIPTION            SHOPPING CENTER (X)   SHOPPING CENTER (Y)   SHOPPING CENTER (Z)   SHOPPING CENTER (AA)        (BB)
-----------            -------------------   -------------------   -------------------   --------------------   --------------
Revenues:
Base rent............       $526,167              $284,672              $194,624               $492,934            $387,359
Interest and other...            141                    --                 4,272                 36,296              61,696
                            --------              --------              --------               --------            --------
Total revenues.......        526,308               284,672               198,896                529,230             449,055
                            ========              ========              ========               ========            ========
Expenses:
Operating expenses...         79,400               133,438               115,156                221,832              65,757
Real estate taxes....         35,271                    --                33,154                 76,651              47,857
Administrative.......             --                    --                    --                     --                  --
Interest expense.....             --               (94,441)                   --                     --             (59,345)
Depreciation and
  amortization.......             --               (43,725)                   --                     --             (29,561)
                            --------              --------              --------               --------            --------
Total operating
  expenses...........        114,671                (4,728)              148,310                298,483              24,708
                            --------              --------              --------               --------            --------
Income (loss)........        411,637               289,400                50,586                230,747             424,347
Termination fees.....             --                    --                    --                     --                  --
Limited partner's
  interest...........             --                    --                    --                     --                  --
Minority interests...             --                    --                    --                     --                  --
                            --------              --------              --------               --------            --------
Net (loss) income....       $411,637              $289,400              $ 50,586               $230,747            $424,347
                            ========              ========              ========               ========            ========
Basic and Diluted Net
  Income per Share...
                            ========              ========              ========               ========            ========

                          CEDAR SHOPPING CENTERS, INC.
      PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS -- (CONTINUED)
                     FOR THE SIX MONTHS ENDED JUNE 30, 2003


       The following unaudited Pro Forma Condensed Combined Statement of Operations is presented as if the Company completed the offering transaction, acquired the properties and the management companies and completed the refinancing transactions all as of January 1, 2003, and the Company qualified as a REIT, distributed 90% of its taxable income and, therefore, incurred no income tax expense during the period. This Pro Forma Condensed Combined Statement of Operations should be read in conjunction with the Pro Forma Condensed Combined Balance Sheet of the Company and the historical financial statements and notes thereto of the Company for the six months ended June 30, 2003. The Pro Forma Condensed Combined Statement of Operations is unaudited and is not necessarily indicative of what the actual financial results would have been had the Company completed the offering transaction, acquired the properties and the management companies and completed the refinancing transactions all as of January 1, 2003, nor does it purport to represent the future financial position of the Company.



                                          ACQUISITION OF
                                           THE COLUMBUS                                    ACQUISITION
                                           CROSSING AND    ACQUISITION                     OF HALIFAX,
                            SOUTH           RIVERVIEW        OF LAKE        PAY-OFF OF     FAIRVIEW AND
                         PHILADELPHIA      I, II & III       RAYSTOWN       THE HUDSON       NEWPORT      REFINANCING OF
                       SHOPPING CENTER       SHOPPING        SHOPPING       REALTY/SWH       SHOPPING       WASHINGTON
DESCRIPTION            TRANSACTION (CC)    CENTERS (DD)    CENTER (EE)    FINANCING (FF)   CENTERS (GG)    CENTER (HH)
-----------            ----------------   --------------   ------------   --------------   ------------   --------------
Revenues:
Base rent............     $1,915,174        $ 4,082,404      $405,083       $      --        $136,585      $        --
Interest and other...            357                586           718              --          29,162               --
                          ----------        -----------      --------       ---------        --------      -----------
Total revenues.......      1,915,531          4,082,990       405,801              --         165,747               --
                          ==========        ===========      ========       =========        ========      ===========
Expenses:
Operating expenses...        270,093            691,769       103,177              --          34,783               --
Real estate taxes....        228,646            246,305        25,389              --          16,991               --
Administrative.......             --                 --            --              --              --               --
Interest expense.....             --          5,200,000            --        (384,380)         55,883        1,258,400
                                  --                 --            --              --              --         (222,602)
Depreciation and
  amortization.......             --                 --            --         (85,469)         28,700               --
                          ----------        -----------      --------       ---------        --------      -----------
Total operating
  expenses...........        498,739          6,138,074       128,566        (469,849)        136,357        1,035,798
                          ----------        -----------      --------       ---------        --------      -----------
Income (loss)........      1,416,792         (2,055,084)      277,235         469,849          29,390       (1,035,798)
Termination fees.....             --                 --            --              --              --               --
Limited partner's
  interest...........             --                 --            --              --          (3,086)              --
Minority interests...             --                 --            --              --         (24,981)              --
                          ----------        -----------      --------       ---------        --------      -----------
Net (loss) income....     $1,416,792        $(2,055,084)     $277,235       $ 469,849        $  1,323      $(1,035,798)
                          ==========        ===========      ========       =========        ========      ===========
Basic and Diluted Net
  Income per Share...
                          ==========        ===========      ========       =========        ========      ===========

                          CEDAR SHOPPING CENTERS, INC.
      PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS -- (CONTINUED)
                     FOR THE SIX MONTHS ENDED JUNE 30, 2003


       The following unaudited Pro Forma Condensed Combined Statement of Operations is presented as if the Company completed the offering transaction, acquired the properties and the management companies and completed the refinancing transactions all as of January 1, 2003, and the Company qualified as a REIT, distributed 90% of its taxable income and, therefore, incurred no income tax expense during the period. This Pro Forma Condensed Combined Statement of Operations should be read in conjunction with the Pro Forma Condensed Combined Balance Sheet of the Company and the historical financial statements and notes thereto of the Company for the six months ended June 30, 2003. The Pro Forma Condensed Combined Statement of Operations is unaudited and is not necessarily indicative of what the actual financial results would have been had the Company completed the offering transaction, acquired the properties and the management companies and completed the refinancing transactions all as of January 1, 2003, nor does it purport to represent the future financial position of the Company.



                                                ACQUISITION OF      ACQUISITION OF
                           ACQUISITION OF       THE CEDAR BAY          HOMBURG
                           THE MANAGEMENT      LIMITED PARTNER         OP UNITS        PRO FORMA        PRO FORMA
DESCRIPTION                  COMPANIES            UNITS (OO)             (PP)         ADJUSTMENTS     JUNE 30, 2003
-----------               ----------------    ------------------    --------------    -----------     -------------
Revenues:
Base rent...............    $         --          $      --            $    --        $    79,095(qq) $ 20,705,441
                                      --                 --                 --           (296,166)(rr)           --
Interest and other......         278,927(ii)             --                 --                 --          632,601
                            ------------          ---------            -------        -----------     ------------
Total revenues..........         278,927                 --                 --           (217,071)      21,338,042
                            ============          =========            =======        ===========     ============
Expenses:
Operating expenses......        (550,941)(jj)            --                 --                 --        8,283,258
                               2,747,500(kk)             --                 --                 --               --
                                 710,515(ll)             --                 --                 --               --
                                                         --                 --                 --               --
Real estate taxes.......              --                 --                 --                 --        2,063,033
Administrative..........         794,000(mm)             --                 --                 --        1,500,000
                                (466,000)(jj)            --                 --                 --               --
Interest expense........              --                 --                 --          1,603,761(ss)   11,647,276
Depreciation and
  amortization..........              --                 --                 --          1,837,654(tt)    3,474,599
                            ------------          ---------            -------        -----------     ------------
Total operating
  expenses..............       3,235,074                 --                 --          3,441,415       26,968,166
                            ------------          ---------            -------        -----------     ------------
Income (loss)...........      (2,956,147)                --                 --         (3,658,486)      (5,630,124)
Termination fees........     (15,000,000)(nn)            --                 --                 --      (15,000,000)
Limited partner's
  interest..............              --           (445,914)                --                 --               --
Distribution to
  preferred
  shareholders..........              --                 --             21,000                 --               --
Minority interests......                                 --                 --                 --         (423,668)
                            ------------          ---------            -------        -----------     ------------
Net (loss) income.......    $(17,956,147)         $(445,914)           $21,000        $(3,658,486)    $(21,053,792)
                            ------------          ---------            -------        -----------     ------------
Basic and Diluted Net
  Income per Share......                                                                              $      (1.97)
                            ============          =========            =======        ===========     ============

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2003

     t. Reflects the historical operations of the Company for the six months ended June 30, 2003, as previously filed.


     u. Reflects the acquisition of the remaining 50% interest in The Point Shopping Center for the six months ended June 30, 2003.


     v. Reflects the operations of the Giants Foods Store located at Loyal Plaza for the six months ended June 30, 2003.

     w. Reflects the operations of Golden Triangle Shopping Center for the six months ended June 30, 2003.

     x. Reflects the operations of Valley Plaza Shopping Center for the six months ended June 30, 2003.


     y. Reflects the operations of Pine Grove Shopping Center for the six months ended June 30, 2003, excluding amounts included in Cedar Shopping Centers, Inc. historical.


     z. Reflects the operations of Huntingdon Plaza Shopping Center for the six months ended June 30, 2003.

     aa. Reflects the operations of Wal-Mart Shopping Center for the six months ended June 30, 2003.


     bb. Reflects the operations of Swede Square for the six months ended June 30, 2003, excluding amounts included in Cedar Shopping Centers, Inc. historical.


     cc. Reflects the operations of South Philadelphia Shopping Center for the six months ended June 30, 2003.

     dd. Reflects the operations of Columbus Crossing Shopping Center and the Riverview I, II & III Shopping Centers for the six months ended June 30, 2003 (including a one-time loan defeasance cost of $5,200,000).

     ee. Reflects the operations of Lake Raystown Shopping Center for the six months ended June 30, 2003.

     ff. Reflects the pay-down of the Hudson Realty/SWH loan payable for the six months ended June 30, 2003.


     gg. Reflects the operations for Halifax, Fairview and Newport Shopping Centers for the period from January 1, 2003 through their dates of respective acquisitions.


     hh.  Reflects the refinancing of the Washington Center mortgage as follows:

                                                                    MORTGAGE     INTEREST
                                                                    BALANCE      EXPENSE
                                                                   ----------   ----------
      Original Mortgage..........................................  $5,863,159   $ (222,602)
      New Mortgage...............................................   8,800,000      158,400
      One-time Defeasance Cost of Original Mortgage..............          --    1,100,000


     ii. Reflects the management fee income associated with the continuance of the management of the joint venture properties and properties outside of Cedar Shopping Centers, Inc., as follows:


                                                           MANAGEMENT   MINORITY
      PROPERTY                                                FEES       SHARE     FEE INCOME
      --------                                             ----------   --------   ----------
      API Red Lion.......................................   $ 69,353       80%      $ 55,824
      Loyal Plaza........................................     49,294       75%        36,971
      Halifax, Newport & Fairview........................     44,474       70%        31,132
      Shore Mall.........................................    155,000                 155,000
                                                            --------       --       --------
                                                            $318,121                $278,927

     jj. Reflects the elimination of management, advisory fees and legal fees paid to Cedar Bay, SKR Management and other third party management, as a result of the consummation of the mergers, as follows:



                                     MANAGEMENT                                   LEGAL AND
      ENTITY                            FEES         CEDAR SHOPPING CENTERS       ADVISORY
      ------                         ----------   -----------------------------   ---------
      Cedar Shopping Centers.......   $393,000    Legal........................   $ 82,000
      Golden Triangle..............     20,161    Advisory fees................    384,000
                                                                                  --------
      Valley Plaza.................     12,000                                    $466,000
      Pine Grove...................     21,863
      Huntingdon Plaza.............     27,800
      Wal-Mart.....................     19,109
      Swede Square.................      3,508
      South Philadelphia...........     24,000
      Lake Raystown................     29,500
                                      --------
                                      $550,941


     kk. Reflects the one-time changes for salary expense related to the stock compensation given by Leo S. Ullman, President, to current employees from the stock he received for the Management Companies.

     ll. Reflects the management costs incurred to operate all of the new acquisition properties.


     mm. Represents additional estimated general and administrative costs expected to be incurred as a result of the mergers and the acquisition of the new properties. Components of such costs are as follows:


                                                                      FOR THE SIX
                                                                     MONTHS ENDED
      DESCRIPTION                                                    JUNE 30, 2003
      -----------                                                    -------------
      Employee compensation.......................................    $1,200,000
      Other General and administrative costs......................       300,000
                                                                      ----------
                                                                      $1,500,000


     nn. Reflects the fair value of the management companies being expensed as a current charge to operations. For accounting purposes the mergers are not considered the acquisition of a "business" for the purposes of applying Financial Accounting Standards Board Statement 141 "Business Combinations" and, therefore, the market value of the common stock issued, valued as of the consummation of the mergers, in excess of the fair value of the net tangible assets acquired will be charged to operating income rather than capitalized as goodwill.



     oo.   Reflects the acquisition of Cedar Bay's partnership units.



     pp.   Reflects the acquisition of all of the Preferred Units.

     qq. Reflects the increase in the straight line rental income associated with the acquisitions of Valley Plaza, Pine Grove, Wal-Mart, Swede Square, South Philadelphia, Golden Triangle, Lake Raystown, Huntingdon Plaza, Riverview, Columbus Crossing as follows:



                                                                       STRAIGHT LINE
                                                       AS ACQUIRED     ADJUSTMENT AS
                                                      STRAIGHT LINE     ACQUIRED ON     PRO FORMA
      PROPERTY                                         ADJUSTMENT     JANUARY 1, 2003   ADJUSTMENT
      --------                                        -------------   ---------------   ----------
      Golden Triangle...............................    $  7,403         $  2,889        $ (4,514)
      Valley Plaza..................................       9,501           21,557          12,056
      Pine Grove....................................      19,600            3,850         (15,750)
      Huntingdon Plaza..............................       1,034            1,832             798
      Wal-Mart......................................      22,579           28,512           5,933
      Swede Square..................................       6,525            8,587           2,062
      South Philadelphia............................     119,177          141,277          22,100
      Columbus Crossing and Riverview I, II & III...      83,868          136,178          52,310
      Lake Raystown.................................      10,301           14,401           4,100
      Giant at Loyal Plaza..........................          --               --              --
                                                                                         --------
                                                                                         $ 79,095


     rr. Reflects the FAS 141/142 adjustment to rental income related to the newly acquired properties.


     ss. Reflects the increase in interest expense related to the acquisition of Golden Triangle, Valley Plaza, Pine Grove, Wal-Mart, Swede Square, Huntingdon Plaza, Lake Raystown and Columbus Crossing as follows:



                                                                             INTEREST EXPENSE
                                                                               FOR THE SIX
                                             PRINCIPAL                         MONTHS ENDED
      PROPERTY                                 AMOUNT      INTEREST RATE      JUNE 30, 2003
      --------                              ------------   -------------     ----------------
      Golden Triangle.....................  $  9,880,000       7.39    %        $  365,066
      Valley Plaza........................     6,429,800   LIBOR + 2.5 %(1)        115,736
      Pine Grove..........................     5,963,000       6.24    %           186,046
      Huntingdon Plaza....................     2,400,000       6.00    %            72,000
      Lake Raystown.......................     5,600,000       6.00    %           168,000
      Wal-Mart............................     5,443,750   LIBOR + 2.5 %(1)         97,988
      Swede Square........................     5,560,000       7.25    %           201,551
      Draw on line of credit..............    10,000,000   LIBOR + 2.25%(1)        168,000
      Columbus Crossing...................    18,500,000   LIBOR + 1.25%(1)        229,376
                                            ------------                        ----------
                                            $ 69,776,550                        $1,603,761


------------

      (1) -- As of June 30, 2003 the LIBOR rate is 1.10%.

     tt. Reflects the increase in depreciation expense associated with the acquisitions of Valley Plaza, Pine Grove, Wal-Mart, Swede Square, South Philadelphia, Golden Triangle, Lake Raystown, Hunting-don Plaza, Riverview, Columbus Crossing and for Halifax, Newport and Fairview from January 1, 2003 through their respective dates of acquisition as follows:


                                                 PURCHASE
                                                   PRICE                    DEPRECIATION EXPENSE
                                                 ADJUSTED     DEPRECIABLE    FOR THE SIX MONTHS
      PROPERTY                                  FAS 14/142      BASE(1)     ENDED JUNE 30, 2003
      --------                                  -----------   -----------   --------------------
      Golden Triangle.........................  $11,317,118   $9,053,694         $  113,171
      Halifax, Newport and Fairview (2).......   20,471,000   16,376,800             27,246
      The Point...............................    1,275,998    1,020,798             12,760
      Valley Plaza............................    9,784,700    7,827,750             97,847
      Pine Grove..............................    8,065,080    6,452,064             80,651
      Huntingdon Plaza........................    4,598,282    3,678,626             45,983
      Wal-Mart................................   11,970,564    9,576,451            109,706
      Swede Square............................    8,060,030    6,448,023             80,600
      South Philadelphia......................   42,557,110   34,045,688            415,571
      Columbus Crossing and Riverview I, II &
        III...................................   72,612,103   58,089,682            717,247
      Lake Raystown...........................    8,287,202    6,629,762             82,872
      Giant at Loyal Plaza....................    5,400,000    4,320,000             54,000
                                                                                 ----------
                                                                                 $1,837,654


------------

      (1) -- The depreciable base represents 80% of the purchase price of the property.

      (2) -- Represents the depreciation expense for the period from January 1, 2003 through the dates of acquisition.

                          CEDAR SHOPPING CENTERS, INC.
              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2002


       The following unaudited Pro Forma Condensed Combined Statement of Operations is presented as if the Company completed the offering transaction, acquired the properties and the management companies and completed the refinancing transactions all as of January 1, 2002, and the Company qualified as a REIT, distributed 90% of its taxable income and, therefore, incurred no income tax expense during the period. This Pro Forma Condensed Combined Statement of Operations should be read in conjunction with the Pro Forma Condensed Combined Balance Sheet of the Company and the historical financial statements and notes thereto of the Company for the twelve months ended December 31, 2002. The Pro Forma Condensed Combined Statement of Operations is unaudited and is not necessarily indicative of what the actual financial results would have been had the Company completed the offering transaction, acquired the properties and the management companies and completed the refinancing transactions all as of January 1, 2002, nor does it purport to represent the future financial position of the Company.



                                                                 ACQUISITION OF
                                      CEDAR                       THE REMAINING    ACQUISITION OF   ACQUISITION
                                     SHOPPING                     50% OWNERSHIP      THE GIANT       OF GOLDEN
                                   CENTERS INC.    COMPLETED      OF THE POINT        STORE AT       TRIANGLE
                                    HISTORICAL    TRANSACTIONS   SHOPPING CENTER    LOYAL PLAZA      SHOPPING
DESCRIPTION                            (UU)           (VV)            (WW)              (XX)        CENTER (YY)
-----------                        ------------   ------------   ---------------   --------------   -----------
Revenues:
Base rent........................  $12,964,000     $8,277,000       $     --         $1,176,144     $1,280,452
Interest and other income........       25,000             --             --                 --             --
                                   -----------     ----------       --------         ----------     ----------
Total revenues...................   12,989,000      8,277,000             --          1,176,144      1,280,452
                                   ===========     ==========       ========         ==========     ==========
Expenses:
Operating expenses...............    2,313,000      1,933,550             --            618,057        236,217
Real estate taxes................    1,527,000        701,000             --                 --        233,102
Administrative...................    2,005,000        727,000             --                 --             --
Interest expense.................    6,010,000      3,024,000             --                 --             --
Depreciation and amortization....    2,546,000      1,158,000             --                 --             --
                                   -----------     ----------       --------         ----------     ----------
Total operating expenses.........   14,401,000      7,543,550             --            618,057        469,319
                                   -----------     ----------       --------         ----------     ----------
Income (loss)....................   (1,412,000)       733,450             --            558,087        811,133
Termination fees.................           --             --             --                 --             --
Limited partner's interest.......    1,152,000       (386,000)            --                 --             --
Minority interests...............     (159,000)      (273,000)       (99,617)                --             --
Loss on sale of properties.......      (49,000)        49,000             --                 --             --
                                   -----------     ----------       --------         ----------     ----------
Net (loss) income................  $  (468,000)    $  123,450       $(99,617)        $  558,087     $  811,133
                                   ===========     ==========       ========         ==========     ==========
Basic and Diluted Net Income per
  Share..........................       ($0.04)
                                   ===========     ==========       ========         ==========     ==========

                          CEDAR SHOPPING CENTERS, INC.
      PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS -- (CONTINUED)
                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2002


       The following unaudited Pro Forma Condensed Combined Statement of Operations is presented as if the Company completed the offering transaction, acquired the properties and the management companies and completed the refinancing transactions all as of January 1, 2002, and the Company qualified as a REIT, distributed 90% of its taxable income and, therefore, incurred no income tax expense during the period. This Pro Forma Condensed Combined Statement of Operations should be read in conjunction with the Pro Forma Condensed Combined Balance Sheet of the Company and the historical financial statements and notes thereto of the Company for the twelve months ended December 31, 2002. The Pro Forma Condensed Combined Statement of Operations is unaudited and is not necessarily indicative of what the actual financial results would have been had the Company completed the offering transaction, acquired the properties and the management companies and completed the refinancing transactions all as of January 1, 2002, nor does it purport to represent the future financial position of the Company.



                                                                  ACQUISITION OF
                             ACQUISITION        ACQUISITION OF      HUNTINGDON      ACQUISITION OF
                           OF VALLEY PLAZA        PINE GROVE           PLAZA         THE WAL-MART     ACQUISITION OF
                           SHOPPING CENTER      SHOPPING CENTER   SHOPPING CENTER   SHOPPING CENTER    SWEDE SQUARE
DESCRIPTION                      (ZZ)                (AAA)             (BBB)             (CCC)            (DDD)
-----------              --------------------   ---------------   ---------------   ---------------   --------------
Revenues:
Base rent..............       $1,141,194           $767,061          $595,886         $1,076,255        $1,103,604
Other income...........               --                 --                --                 --                --
Interest...............              401                673                --                 --                --
                              ----------           --------          --------         ----------        ----------
Total revenues.........        1,141,595            767,734           595,886          1,076,255         1,103,604
                              ==========           ========          ========         ==========        ==========
Expenses:
Operating expenses.....          144,869            201,863           228,012            308,991           147,264
Real estate taxes......           69,227             16,301            66,308            145,305           203,571
Administrative.........               --                 --                --                 --                --
Interest expense.......               --                 --                --                 --                --
Depreciation and
  amortization.........               --                 --                --                 --                --
                              ----------           --------          --------         ----------        ----------
Total operating
  expenses.............          214,096            218,164           294,320            454,296           350,835
                              ----------           --------          --------         ----------        ----------
Income (loss)..........          927,499            549,570           301,566            621,959           752,769
Termination fees.......               --                 --                --                 --                --
Limited partner's
  interest.............               --                 --                --                 --                --
Minority interests.....               --                 --                --                 --                --
Loss on sale of
  properties...........               --                 --                --                 --                --
                              ----------           --------          --------         ----------        ----------
Net (loss) income......       $  927,499           $549,570          $301,566         $  621,959        $  752,769
                              ==========           ========          ========         ==========        ==========
Basic and Diluted Net
  Income per Share.....
                              ==========           ========          ========         ==========        ==========

                          CEDAR SHOPPING CENTERS, INC.
      PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS -- (CONTINUED)
                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2002


       The following unaudited Pro Forma Condensed Combined Statement of Operations is presented as if the Company completed the offering transaction, acquired the properties and the management companies and completed the refinancing transactions all as of January 1, 2003, and the Company qualified as a REIT, distributed 90% of its taxable income and, therefore, incurred no income tax expense during the period. This Pro Forma Condensed Combined Statement of Operations should be read in conjunction with the Pro Forma Condensed Combined Balance Sheet of the Company and the historical financial statements and notes thereto of the Company for the twelve months ended December 31, 2002. The Pro Forma Condensed Combined Statement of Operations is unaudited and is not necessarily indicative of what the actual financial results would have been had the Company completed the offering transaction, acquired the properties and the management companies and completed the refinancing transactions all as of January 1, 2002, nor does it purport to represent the future financial position of the Company.



                                   SOUTH         ACQUISITION     ACQUISITION    ACQUISITION
                               PHILADELPHIA      OF COLUMBUS    OF RIVERVIEW      OF LAKE      PAY-OFF OF THE
                                 SHOPPING          CROSSING      I, II & III      RAYSTOWN         HUDSON
                                  CENTER           SHOPPING       SHOPPING        SHOPPING       REALTY/SWH
DESCRIPTION                  TRANSACTION (EEE)   CENTER (FFF)   CENTER (FFF)    CENTER (GGG)   FINANCING (HHH)
-----------                  -----------------   ------------   -------------   ------------   ---------------
Revenues:
Base rent..................     $3,085,134        $2,576,713     $5,291,659       $822,010        $      --
Other income...............             --                --             --             --               --
Interest...................          1,280                --             --             --               --
                                ----------        ----------     ----------       --------        ---------
Total revenues.............      3,086,414         2,576,713      5,291,659        822,010               --
                                ==========        ==========     ==========       ========        =========
Expenses:
Operating expenses.........        459,453           310,672        580,822        188,222               --
Real estate taxes..........        364,208           147,264        345,259         51,054               --
Administrative.............             --                --             --             --               --
Interest expense...........             --                --      5,200,000             --         (298,903)
Depreciation and
  amortization.............             --                --             --             --         (503,940)
                                ----------        ----------     ----------       --------        ---------
Total operating expenses...        823,661           457,936      6,126,081        239,276         (802,843)
                                ----------        ----------     ----------       --------        ---------
Income (loss)..............      2,262,753         2,118,777       (834,422)       582,734          802,843
Termination fees...........             --                --             --             --               --
Limited partner's
  interest.................             --                --             --             --               --
Minority interests.........             --                --             --             --               --
Loss on sale of
  properties...............             --                --             --             --               --
                                ----------        ----------     ----------       --------        ---------
Net (loss) income..........     $2,262,753        $2,118,777     $ (834,422)      $582,734        $ 802,843
                                ==========        ==========     ==========       ========        =========
Basic and Diluted Net......
Income per Share...........
                                ==========        ==========     ==========       ========        =========

                          CEDAR SHOPPING CENTERS, INC.
      PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS -- (CONTINUED)
                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2002


       The following unaudited Pro Forma Condensed Combined Statement of Operations is presented as if the Company completed the offering transaction, acquired the properties and the management companies and completed the refinancing transactions all as of January 1, 2002, and the Company qualified as a REIT, distributed 90% of its taxable income and, therefore, incurred no income tax expense during the period. This Pro Forma Condensed Combined Statement of Operations should be read in conjunction with the Pro Forma Condensed Combined Balance Sheet of the Company and the historical financial statements and notes thereto of the Company for the twelve months ended December 31, 2002. The Pro Forma Condensed Combined Statement of Operations is unaudited and is not necessarily indicative of what the actual financial results would have been had the Company completed the offering transaction, acquired the properties and the management companies and completed the refinancing transactions all as of January 1, 2002, nor does it purport to represent the future financial position of the Company.



                                               ACQUISITION OF
                                                 THE CEDAR
                           ACQUISITION OF       BAY LIMITED     REFINANCING OF                     PRO FORMA
                           THE MANAGEMENT         PARTNERS        WASHINGTON      PRO FORMA       DECEMBER 31,
DESCRIPTION                  COMPANIES          UNITS (OOO)      CENTER (PPP)    ADJUSTMENTS          2002
-----------                --------------      --------------   --------------   -----------      ------------
Revenues:
Base rent................   $         --         $        --      $       --     $   211,401(qqq) $ 39,776,178
                                      --                  --              --        (592,335)(rrr)
Interest and other
  income.................        556,676(iii)             --              --              --           584,030
                            ------------         -----------      ----------     -----------      ------------
Total revenues...........        556,676                  --              --        (380,934)       40,360,208
                            ============         ===========      ==========     ===========      ============
Expenses:
Operating expenses.......       (873,709)(jjj)            --              --              --        14,059,313
                               5,495,000(kkk)             --              --              --
                               1,421,030(lll)             --              --              --
                                                          --              --              --
Real estate taxes........             --                  --              --              --         3,869,599
Administrative...........        838,000(mmm)             --              --              --         3,000,000
                                (570,000)(jjj)            --              --              --
Interest expense.........             --                  --       1,416,800       3,207,521(sss)   18,119,214
                                      --                  --        (445,204)             --
Depreciation and
  amortization...........             --                  --              --       3,695,636(ttt)    6,895,696
                            ------------         -----------      ----------     -----------      ------------
Total operating
  expenses...............      6,310,321                  --         971,596       6,903,157        45,938,822
                            ------------         -----------      ----------     -----------      ------------
Income (loss)............     (5,753,645)                 --        (971,596)     (7,284,091)       (5,578,614)
Termination fees.........    (15,000,000)(nnn)            --              --              --       (15,000,000)
Limited partner's
  interest...............             --            (766,000)             --              --                --
Minority interests.......                                 --              --              --          (531,617)
Loss on sale of
  properties.............             --                  --              --              --                --
                            ------------         -----------      ----------     -----------      ------------
Net (loss) income........   $(20,753,645)        $  (766,000)     $ (971,596)    $(7,284,091)     $(21,110,231)
                            ============         ===========      ==========     ===========      ============
Basic and Diluted Net
  Income per Share.......                                                                         $      (1.99)
                            ============         ===========      ==========     ===========      ============

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2002

     uu. Reflects the historical operations of the Company for the twelve months ended December 31, 2002, as previously filed.


     vv. Reflects the income statement effect of the sale of Southpoint Parkway Center as of January 1, 2002, the acquisition of Loyal Plaza, Red Lion and Camp Hill for the period from January 1, 2002 through their dates of acquisition, for the refinancing of The Point Shopping Center mortgage from January 1, 2002 through the date of refinance and for Halifax, Newport and Fairview Shopping Centers for the period from January 1, 2002 through December 31, 2002 as filed in the 8-K dated April 17, 2003.


     ww. Reflects the acquisition of the remaining 50% interest in The Point Shopping Center for the year ended December 31, 2002.

     xx. Reflects the operations of the Giants Foods Store located at Loyal Plaza for the year ended December 31, 2002.

     yy. Reflects the operations of Golden Triangle Shopping Center for the year ended December 31, 2002.

     zz. Reflects the operations of Valley Plaza Shopping Center for the year ended December 31, 2002.

     aaa. Reflects the operations of Pine Grove Shopping Center for the year ended December 31, 2002.

     bbb. Reflects the operations of Huntingdon Plaza Shopping Center for the year ended December 31, 2002.

     ccc. Reflects the operations of Wal-Mart Shopping Center for the year ended December 31, 2002.

     ddd. Reflects the operations of Swede Square for the year ended December 31, 2002.

     eee. Reflects the operations of South Philadelphia Shopping Center for the year ended December 31, 2002.

     fff. Reflects the operations of the Columbus Crossing Shopping Center and Riverview I, II and III Shopping Centers for the year ended December 31, 2002 (including a loan defeasance cost of $5,200,000).

     ggg. Reflects the operations of Lake Raystown Shopping Center for the year ended December 31, 2002.

     hhh. Reflects the pay-down of the Hudson Realty/SWH loan payable for the year ended December 31, 2002.


     iii. Reflects the management fee income associated with the continued management of the joint venture properties and properties outside of Cedar Shopping Centers, Inc., as follows:


                                                  MANAGEMENT
      PROPERTY                                       FEES      MINORITY INTEREST   MINORITY SHARE
      --------                                    ----------   -----------------   --------------
      API Red Lion..............................   $142,258           80%             $113,806
      Loyal Plaza...............................    102,141           75%               76,606
      Halifax, Newport & Fairview...............     88,948           70%               62,264
      Shore Mall................................    304,000                            304,000
                                                   --------                           --------
                                                   $637,347                           $556,676

     jjj. Reflects the elimination of management, advisory fees and legal fees paid to CBRA, SKR Management and other third party management, as a result of the consummation of the mergers and the acquisition of the properties, as follows:



                                     MANAGEMENT                                   LEGAL AND
      ENTITY                            FEES         CEDAR SHOPPING CENTERS       ADVISORY
      ------                         ----------      ----------------------       ---------
      Cedar Shopping Centers.......   $536,000    Legal........................   $210,000
      Golden Triangle..............     40,866    Advisory fees................    360,000
                                                                                  --------
      Valley Plaza.................     24,000                                    $570,000
      Pine Grove...................     22,016
      Huntingdon Plaza.............     86,000
      Wal-Mart.....................     41,911
      Swede Square.................      7,016
      South Philadelphia...........     48,000
      Lake Raystown................     67,900
                                      --------
                                      $873,709


     kkk. Reflects the salary expense related to the stock compensation given by Leo S. Ullman, President, from the stock he received for the Management Companies.

     lll. Reflects additional management costs incurred to operate all of the new acquisition properties.


     mmm. Represents the estimated general and administrative costs expected to be incurred as a result of the mergers. Components of such costs are as follows:


                                                                    FOR THE YEAR
                                                                    MONTHS ENDED
                                                                    DECEMBER 31,
      DESCRIPTION                                                       2002
      -----------                                                   ------------
      Employee compensation.......................................   $2,400,000
      Other general and administrative costs......................      600,000
                                                                     ----------
                                                                     $3,000,000


     nnn. Reflects the fair value of the management companies being expensed as a current charge to operations. For accounting purposes the mergers are not considered the acquisition of a "business" for the purposes of applying Financial Accounting Standards Board Statement 141 "Business Combinations" and, therefore, the market value of the common stock issued, valued as of the consummation of the mergers, in excess of the fair value of the net tangible assets acquired will be charged to operating income rather than capitalized as goodwill.



     ooo.   Reflects the acquisition of Cedar Bay's partnership units.


     ppp. Reflects the refinancing of the Washington Center mortgage as follows:

                                                                    MORTGAGE     INTEREST
                                                                    BALANCE      EXPENSE
                                                                   ----------   ----------
      Original Mortgage..........................................  $5,863,159   $ (445,204)
      New Mortgage...............................................   8,800,000      316,800
      Defeasance Cost of Original Mortgage.......................          --    1,100,000

     qqq. Reflects the increase in the straight line rental income associated with the acquisitions of Valley Plaza, Pine Grove, Wal-Mart, Swede Square, South Philadelphia, Golden Triangle, Lake Raystown, Huntingdon Plaza, Riverview I, II & III and Columbus Crossing as follows:



                                                                       STRAIGHT LINE
                                                       AS ACQUIRED     ADJUSTMENT AS
                                                      STRAIGHT LINE     ACQUIRED ON     PRO FORMA
      PROPERTY                                         ADJUSTMENT     JANUARY 1, 2002   ADJUSTMENT
      --------                                        -------------   ---------------   ----------
      Golden Triangle...............................    $  2,586          $13,148        $ 10,562
      Valley Plaza..................................      17,823           37,476          19,653
      Pine Grove....................................      25,323           79,133          53,810
      Huntingdon Plaza..............................         633            1,783           1,150
      Wal-Mart......................................      35,303           41,872           6,569
      Swede Square..................................       7,229            9,494           2,265
      South Philadelphia............................     116,836          148,853          32,017
      Columbus Crossing and Riverview I, II & III...     183,555          262,679          79,124
      Lake Raystown.................................      13,223           19,474           6,251
      Giant at Loyal Plaza..........................          --               --              --
                                                                                         --------
                                                                                         $211,401


     rrr. Reflects the FAS 141/142 adjustment to rental income related to the newly acquired properties.

     sss. Reflects the increase in interest expense related to the acquisition of Golden Triangle, Valley Plaza, Pine Grove, Wal-Mart, Swede Square and Columbus Crossing as follows:


                                                                              INTEREST EXPENSE
                                                                               FOR THE TWELVE
                                                                                MONTHS ENDED
                                             PRINCIPAL                          DECEMBER 31,
      PROPERTY                                 AMOUNT      INTEREST RATE            2002
      --------                              ------------   -------------      ----------------
      Golden Triangle.....................  $  9,880,000       7.39    %         $  730,132
      Valley Plaza........................     6,429,800   LIBOR + 2.5 %(1)         231,473
      Pine Grove..........................     5,963,000       6.24    %            372,091
      Huntingdon Plaza....................     2,400,000       6.00    %            144,000
      Lake Raystown.......................     5,600,000       6.00    %            336,000
      Wal-Mart............................     5,443,750   LIBOR + 2.5 %(1)         195,975
      Swede Square........................     5,560,000       7.25    %            403,100
      Draw on line of credit..............    10,000,000   LIBOR + 2.5 %(1)         336,000
      Columbus Crossing...................    18,500,000   LIBOR + 1.25%(1)         458,750
                                            ------------                         ----------
                                            $ 69,776,550                         $3,207,521


------------

      (1) As of June 30, 2003 the LIBOR rate is 1.10%.

     ttt. Reflects the increase in depreciation expense associated with the acquisitions of Valley Plaza, Pine Grove, Wal-Mart, Swede Square, South Philadelphia, Golden Triangle, Lake Raystown, Hunt-ingdon Plaza, Riverview I, II & III, Columbus Crossing and for Halifax, Newport and Fairview from January 1, 2002 through their respective dates of acquisition as follows:

                                                                                DEPRECIATION
                                                  PURCHASE                    EXPENSE FOR THE
                                                   PRICE                       TWELVE MONTHS
                                                ADJUSTED FOR   DEPRECIABLE   ENDED DECEMBER 31,
      PROPERTY                                  FAS 141/142      BASE(1)            2003
      --------                                  ------------   -----------   ------------------
      Golden Triangle.........................  $11,317,118    $ 9,053,694       $  226,342
      Halifax, Newport and Fairview...........   20,471,000     16,376,800           74,820
      The Point...............................    1,275,998      1,020,798           25,520
      Valley Plaza............................    9,784,700      7,827,750          195,694
      Pine Grove..............................    8,065,080      6,452,064          161,302
      Huntingdon Plaza........................    4,598,282      3,678,626           91,966
      Wal-Mart................................   11,970,564      9,576,451          219,412
      Swede Square............................    8,060,030      6,448,023          161,200
      South Philadelphia......................   42,557,110     34,045,688          831,142
      Columbus Crossing and Riverview I, II &
        III...................................   72,612,103     58,089,682        1,434,494
      Lake Raystown...........................    8,287,202      6,629,762          165,744
      Giant at Loyal Plaza....................    5,400,000      4,320,000          108,000
                                                                                 ----------
                                                                                 $3,695,636

------------

      (1) -- The depreciable base represents 80% of the purchase price of the property.

                                                                       EXHIBIT A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                          CEDAR SHOPPING CENTERS, INC.

                        CEDAR BAY REALTY ADVISORS, INC.

                                      AND

                              SKR MANAGEMENT CORP.


                         DATED AS OF SEPTEMBER   , 2003

     AGREEMENT AND PLAN OF MERGER (the "Agreement") dated September   , 2003, by
and among CEDAR SHOPPING CENTERS, INC., a Maryland corporation (the "Company"), CEDAR BAY REALTY ADVISORS, INC., a New York corporation ("CBRA") and SKR MANAGEMENT CORP., a New York corporation ("SKR").


                              W I T N E S S E T H

     WHEREAS, the respective boards of directors of CBRA, SKR and the Company deem it advisable and in the best interests of such corporations and their respective stockholders that SKR and CBRA be merged with and into the Company, in accordance with the Maryland General Corporation Law (the "MGCL") and the terms and conditions of this Agreement;

     WHEREAS, the board of directors of CBRA and SKR have received, in accordance with applicable laws, the approval of the stockholders of each of CBRA and SKR to execute this Agreement and consummate the transactions contemplated hereby; and

     WHEREAS, the board of directors of the Company has approved, subject to the further approval of the Company's stockholders, this Agreement and the transactions contemplated hereby.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration set forth herein, the parties hereto agree as follows:

     1.  The Merger.

     1.1 Merger of SKR, CBRA and the Company. Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined) each of SKR and CBRA (together, the "Merged Corporations") shall be merged with and into the Company (the "Merger") and the separate existence of SKR and CBRA shall cease. The Company shall be the surviving corporation and shall continue its corporate existence under the laws of the State of Maryland. The Merger shall have the effects set forth in the MGCL.

     1.2 Filing of Articles of Merger; Effective Time. Subject to the provisions of this Agreement and provided that this Agreement has not been terminated pursuant to Article 5, articles of merger shall be duly prepared, executed and acknowledged by the parties and thereafter delivered to the State Department of Assessments and Taxation of the State of Maryland (the "Maryland State Department") for filing in accordance with Section 3-107 of the MGCL as soon as practicable after the conditions to closing in Article 6 have been fulfilled. The effective time of the Merger (the "Effective Time") shall be when the Articles of Merger are accepted by the Maryland State Department pursuant to
Section 3-113 of the MGCL.

     1.3  Certificate of Incorporation and By-laws of the Surviving
Corporation. The certificate of incorporation and by-laws of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and by-laws of the Company, as the surviving corporation, after the Effective Time, until amended in accordance with applicable law and the provisions of such certificate of incorporation and by-laws.

     1.4 Officers and Directors of the Surviving Corporation. The directors and officers of the Company at the Effective Time shall, from and after the Effective Time, be the directors and officers of the Company, as the surviving corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Company's certificate of incorporation and by-laws.

     1.5 Exchange and Conversion of Shares. The manner and basis of converting shares of the Merged Corporations into shares of the Company shall be as follows:

          1.5.1 At and after the Effective Time, each outstanding share of stock of CBRA and each outstanding share of stock of SKR shall be surrendered and cancelled and each holder of any such shares of stock shall be entitled, upon such surrender and cancellation, to receive the number of shares of common stock of the Company on the basis provided herein. Until so surrendered and cancelled, the outstanding shares of the stock of either of the Merged Corporations to be converted into the stock of the

     Company as provided herein, may be treated by the Company for all corporate purposes as evidencing the ownership of shares of the Company as though said surrender, cancellation and exchange had taken place. At and after the Effective Time, each registered owner of any shares of the stock of either of the Merged Corporations shall have such shares cancelled and said registered owner shall be entitled to the number of shares of the surviving corporation on the basis provided herein.


          1.5.2 At and after the Effective Time, each shareholder of CBRA shall be entitled, upon surrender and cancellation of his or her stock, to a pro rata portion of the number of shares of the common stock of the Company having an aggregate market value of up to $8,000,000 at the Effective Time.



          1.5.3 At and after the Effective Time, each shareholder of SKR shall be entitled, upon surrender and cancellation of his or her stock, to a pro rata portion of the number of shares of common stock of the Company having an aggregate market value of up to $2,000,000 at the Effective Time.


     2. Representations and Warranties of the Parties. With the exception of the representations and warranties in each of Sections 2.3, 2.4 and 2.5 which shall be made solely by the party to which each such Section relates, each party represents and warrants to the other parties as follows:

          2.1 Good Standing. It is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and has full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted. It is duly qualified or licensed to do business as a foreign corporation, and is in good standing, in all jurisdictions where the character of the properties it owns, leases or operates, or the conduct of its business, requires such qualification or licensing, except where the failure to be so qualified would not have a material adverse effect.

          2.2 Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by its board of directors and all other corporate action, including all stockholder approvals (with the exception of the required approval of the stockholders of the Company), authorizations and ratifications necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been taken. This Agreement constitutes the binding obligation of it, enforceable against it in accordance with its terms, subject to the effect of bankruptcy, insolvency, moratorium, fraudulent conveyance and similar laws relating to or affecting creditors' rights generally and court decisions with respect thereto or to general principles of equity. The execution and delivery of this Agreement by it and the consummation of the transactions contemplated hereby will not, except as set forth on a Schedule to be provided, (a) require the consent of any lender, trustee or additional consent of any security holder of such party or of any other person (with the exception of the Maryland State Department), (b) result in a default under any contract, (c) violate any law or court order, (d) require it to obtain any license, or (e) conflict with, or result in a breach or default under, its certificate of incorporation and by-laws, except, in each case, for violations, conflicts, breaches or defaults which in the aggregate would not have a material adverse effect.

          2.3 Capitalization of the Company. The total number of shares of stock of all classes which the Company has authority to issue is fifty five million ( 55,000,000) shares divided into (i) fifty million shares (50,000,000) shares of common stock with a par value of one cent ($.01) per share, and (ii) five million (5,000,000) shares of preferred stock with a par value of one cent ($.01) per share.

          2.4 Capitalization of SKR. The total number of shares of stock of all classes which SKR has authority to issue is two hundred (200) shares of common stock with no par value. One hundred (100) shares of SKR's common stock are outstanding as of the date hereof.

          2.5 Capitalization of CBRA. The total number of shares of stock of all classes which CBRA has authority to issue is two hundred (200) shares of common stock with no par value. One hundred (100) shares of CBRA's common stock are outstanding as of the date hereof.

     3.  Covenants.

     3.1 Company Stockholder Approval. The Company shall use its reasonable best efforts to obtain, on or prior to June 30, 2004, in accordance with applicable law, the required approval of its stockholders to effect this Agreement and to consummate the transactions contemplated hereby.

     3.2 Consents and Approvals. The parties shall use their reasonable best efforts to obtain in writing, prior to the Effective Time, all consents, approvals, waivers, authorizations, licenses and orders (collectively, "Consents") necessary or reasonably required to effectuate this Agreement and to consummate the transactions contemplated hereby, except for where the failure to obtain the same will not have a material adverse effect on the Agreement or the transactions contemplated hereby.

     3.3 Government Filings. The parties agree to use their reasonable best efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which Consents are required to be obtained prior to the Effective Time from, any governmental entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and (ii) timely making all such filings and timely seeking all such Consents. The parties shall use their reasonable best efforts to take, or cause to be taken, all other action and doing, or causing to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement.

     4. Indemnification by the Stockholders. The stockholders of SKR and CBRA (the "Stockholders") jointly and severally agree to indemnify the Company against and hold it harmless from any and all losses, liabilities, costs, damages, claims and expenses, including attorneys fees and disbursements (collectively the "Damages") which the Company may sustain at any time by reason of (i) the breach or inaccuracy of any of the warranties, representations, conditions, covenants or agreements of SKR and/or CBRA contained in this Agreement (the performance of which has not been waived by the Company); (ii) any debts, liabilities or obligations of any kind and description whether absolute or contingent, direct or indirect, known or unknown or of any other nature relating to or arising from the business of CBRA and SKR, including but not limited to, taxes; and (iii) the operations or activities of SKR and CBRA prior to the Effective Time.

     5. Termination. This Agreement may be terminated at any time prior to the Effective Time by (i) mutual written agreement of CBRA, SKR and the Company;
(ii) any party upon written notice to the other parties if any governmental entity of competent jurisdiction shall have issued a final non-appealable order denying, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement; (iii) any party if the Company has not obtained, by June 30, 2004, the approval of its stockholders necessary to effect this Agreement and the transactions contemplated hereby; (iv) any party if the Company does not consummate a public offering of its common stock by June 30, 2004; and (v) any party upon written notice to the other parties if there has been a material violation or breach by one of the other parties of its covenants or agreements made herein or in connection herewith or if any representation or warranty of one of the other parties made herein or in connection herewith proves to be materially inaccurate or misleading and such violation, breach or inaccuracy has not been cured or waived prior to the Effective Time.

     6. Conditions to Closing. The respective obligations of the parties to effect this Agreement and the transactions contemplated hereby are subject to the fulfillment at or prior to the Effective Time of the following conditions unless such conditions are waived in writing by all the parties:

          (a) On or prior to June 30, 2004, the stockholders of the Company shall have approved this Agreement and the transactions contemplated hereby in accordance with applicable law.

          (b) On or prior to June 30, 2004, the Company shall have consummated a public offering of its common stock.

7.  Miscellaneous.

     7.1 Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties and merges and supersedes all prior discussions, agreements and understandings of every kind and nature among them as to the subject matter hereof, and no party shall be bound by any condition, definition, warranty or representation other than as expressly provided for in this Agreement or as may be on a date on or subsequent to the date hereof duly set forth in writing signed by each party which is to be bound thereby.

     7.2 Survival of Representations. Each party hereto agrees that all terms, agreements, representations, warranties, covenants and conditions contained herein or in any instrument or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby shall survive the Closing Date.

     7.3 No Broker. CBRA and SKR, on the one hand, and the Company, on the other hand, each represents to the other that no broker or finder has been involved with any of the transactions relating to this Agreement. In the event of a claim by any broker or finder that such broker or finder represented or was retained by the Company, CBRA or SKR, in connection herewith, the Company, CBRA or SKR, as the case may be, agrees to indemnify and hold the other parties harmless from and against any and all losses, liabilities, costs, damages, claims and expenses (including reasonable attorney's fees and disbursements) which may be incurred in connection with such claim.

     7.4 Notices. All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be deemed to have been given when hand delivered, when received if sent by telecopier or by same day or overnight recognized commercial courier service or three business days after being mailed in any general or branch office of the United States Postal Service, enclosed in a registered or certified postpaid envelope, addressed to the address of the parties stated below or to such changed address as such party may have fixed by notice:


     To the Company:              Cedar Shopping Centers, Inc.
                                  44 South Bayles Avenue
                                  Port Washington, New York 11050
                                  Attention: Leo S. Ullman

                                       Copy to:

                                  Stroock & Stroock & Lavan LLP
                                  180 Maiden Lane
                                  New York, New York 10038
                                  Attention: Martin H. Neidell
                                  Telecopier: 212-806-6006

     To CBRA and SKR:             Cedar Bay Realty Advisors, Inc.
                                  44 South Bayles Avenue
                                  Port Washington, New York 11050
                                  Attention: Leo S. Ullman

                                  SKR Management Corp.
                                  44 South Bayles Avenue
                                  Port Washington, New York 11050
                                  Attention: Leo S. Ullman


provided, that any notice of change of address shall be effective only upon receipt.

     7.5 Governing Law. THIS AGREEMENT AND ITS VALIDITY, CONSTRUCTION AND PERFORMANCE SHALL BE GOVERNED IN ALL RESPECTS BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

     7.6 Benefit of Parties; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Agreement may not be assigned by the Company, CBRA or SKR. Nothing herein contained shall confer or is intended to confer on any third party or entity which is not a party to this Agreement any rights under this Agreement.

     7.7  Consent to Jurisdiction and Service of Process.  The parties hereto
(i) hereby irrevocably submit to the jurisdiction of, and agree that any suit shall be brought only in, the state and federal courts located in City and State of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement or the transactions contemplated hereby and (ii) hereby waive to the extent not prohibited by applicable law, and agree not to assert, by way of motion, as a defense or otherwise, in any such proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is brought in an inconvenient forum, that the venue of any such proceeding brought in one of the above-named courts is improper, or that this Agreement, or the transactions contemplated hereby may not be enforced in or by such court.

     7.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

                                          CEDAR SHOPPING CENTERS, INC.

                                          By:
                                          --------------------------------------
                                            Name:
                                            Title:

                                          CEDAR BAY REALTY ADVISORS, INC.

                                          By:
                                          --------------------------------------
                                            Name:
                                            Title:

                                          SKR MANAGEMENT CORP.

Agreed and Acknowledged as to Section 4 only     By:
                                                 ---------------------------------------------
                                                     Name:
                                                     Title:

By:
---------------------------------------------
    Leo S. Ullman

                                                                       EXHIBIT B

                          AGREEMENT AND PLAN OF MERGER

                                 By and Between

                    CEDAR SHOPPING CENTERS PARTNERSHIP, L.P.

                                      And

                            BRENTWAY MANAGEMENT LLC


                         Dated as of September   , 2003

     AGREEMENT AND PLAN OF MERGER (the "Agreement") dated September   , 2003, by
and between CEDAR SHOPPING CENTERS PARTNERSHIP, L.P., a limited partnership organized under the laws of Delaware ("CSCP") and Brentway Management LLC, a limited liability company organized under the laws of New York ("Brentway").


                              W I T N E S S E T H

     WHEREAS, Brentway and the members of Brentway deem it advisable and in the best interests of Brentway and its members that Brentway be merged with and into CSCP, in accordance with the Delaware Revised Uniform Limited Partnership Act, as amended ("DRULPA"), and the terms and conditions of this Agreement;

     WHEREAS, CSCP and its general partner, Cedar Shopping Centers, Inc. ("Cedar"), deem it advisable and in the best interests of CSCP and its partners that Brentway be merged with and into CSCP, in accordance with DRULPA and the terms and conditions of this Agreement;

     WHEREAS, Brentway has received, in accordance with applicable laws, the consent and approval of its members to execute this Agreement and consummate the transactions contemplated hereby; and


     WHEREAS, the board of directors of Cedar, as general partner of CSCP, has approved, subject to the further approval of Cedar's stockholders, this Agreement and the transactions contemplated hereby.


     NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration set forth herein, the parties hereto agree as follows:

1.  The Merger.

     1.1 Merger of Brentway with and into CSCP. Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined) Brentway shall be merged with and into CSCP (the "Merger") and the separate existence of Brentway shall cease. CSCP shall be the surviving entity and shall continue its existence as a limited partnership under the laws of the State of Delaware. The Merger shall have the effects set forth in DRULPA including without limitation, Section 17-211 therein.

     1.2 Filing of Certificate of Merger; Effective Time. Subject to the provisions of this Agreement and provided that this Agreement has not been terminated pursuant to Article 5, CSCP shall file with the office of the Secretary of State of the State of Delaware (the "Secretary of State") a certificate of merger duly executed by Cedar, as general partner of CSCP, in accordance with Section 17-211(c) of DRULPA. The certificate of merger shall be filed as soon as practicable after the conditions to closing in Article 6 have been fulfilled. The effective time of the Merger (the "Effective Time") shall be when the certificate of merger is filed with the office of the Secretary of State.

     1.3 Certificate and Agreement of Limited Partnership of CSCP. The certificate of limited partnership of CSCP, as in effect immediately prior to the Effective Time, shall be the certificate of limited partnership of CSCP, as the surviving entity, after the Effective Time, until amended in accordance with applicable law and the provisions of such certificate of limited partnership. The Agreement of Limited Partnership, dated June, 1998, (the "Partnership Agreement") of CSCP as in effect immediately prior to the Effective Time shall be the Partnership Agreement of CSCP after the Effective Time, until amended in accordance with applicable law.

     1.4 General Partner. The general partner of CSCP at the Effective Time, shall be the general partner of CSCP from and after the Effective Time, until such general partner withdraws or is replaced in accordance with the Partnership Agreement.

     1.5 Exchange and Conversion of Membership Interests. The manner and basis of converting membership interests of Brentway into limited partnership units of CSCP shall be as follows:

          1.5.1 At the Effective Time, each limited liability company membership interest of Brentway shall be automatically cancelled and each such membership interest shall be automatically converted on a pro-rata basis, upon such cancellation and upon the execution of counterparts to the Partnership Agreement by holders of such membership interests, into limited partnership units of CSCP having an aggregate market value of up to $5,000,000.


2.  Representations and Warranties of the Parties.

     2.1  CSCP represents and warrants to Brentway as follows:

          2.1.1 Good Standing. CSCP is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.

          2.1.2 Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the board of directors of Cedar, as general partner of CSCP, and all other authorizations and ratifications necessary (with the exception of the required approval of the stockholders of Cedar) to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been taken. This Agreement constitutes the binding obligation of CSCP, enforceable against it in accordance with its terms, subject to the effect of bankruptcy, insolvency, moratorium, fraudulent conveyance and similar laws relating to or affecting creditors' rights generally and court decisions with respect thereto or to general principles of equity. Except as otherwise set forth herein, the execution and delivery of this Agreement by CSCP and the consummation of the transactions contemplated hereby will not except as set forth on a schedule to be provided (a) require the consent of any lender, trustee or additional consent of any security holder of such party or of any other person (with the exception of the Secretary of State), (b) result in a default under any contract, (c) violate any law or court order, (d) require it to obtain any license, or (e) conflict with, or result in a breach or default under, its certificate of limited partnership, except, in each case, for violations, conflicts, breaches or defaults which in the aggregate would not have a material adverse effect.

     2.2  Brentway represents and warrants to CSCP as follows:

            2.2.1 Good Standing. Brentway is a limited liability company duly organized, validly existing and in good standing under the laws of New York.

          2.2.2 Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the members of Brentway and all other authorizations and ratifications necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been taken. This Agreement constitutes the binding obligation of Brentway, enforceable against it in accordance with its terms, subject to the effect of bankruptcy, insolvency, moratorium, fraudulent conveyance and similar laws relating to or affecting creditors' rights generally and court decisions with respect thereto or to general principles of equity. The execution and delivery of this Agreement by Brentway and the consummation of the transactions contemplated hereby will not, except as set forth on a Schedule to be provided, (a) require the consent of any lender, trustee or additional consent of any security holder of such party or of any other person (with the exception of the Secretary of State), (b) result in a default under any contract, (c) violate any law or court order, (d) require it to obtain any license, or (e) conflict with, or result in a breach or default under, its limited liability company certificate or its limited liability company interests, except, in each case, for violations, conflicts, breaches or defaults which in the aggregate would not have a material adverse effect.

          2.2.3 Capitalization of Brentway. All of the limited liability company interests of Brentway are beneficially owned eighty percent (80%) by Leo S. Ullman and twenty percent (20%) by Brenda J. Walker.

3.  Covenants.

     3.1 Consents and Approvals. The parties shall use their reasonable best efforts to obtain in writing, prior to the Effective Time, all consents, approvals, waivers, authorizations, licenses and orders (collectively, "Consents") necessary or reasonably required to effectuate this Agreement and to consummate the transactions contemplated hereby, except for where the failure to obtain the same will not have a material adverse effect on the Agreement or the transactions contemplated hereby.

     3.2 Government Filings. The parties agree to use their reasonable best effort to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which Consents are required to be obtained prior to the Effective Time from, any governmental entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and (ii) timely making all such filings and timely seeking all such Consents. The parties shall use their reasonable best efforts to take, or cause to be taken, all other action and doing, or causing to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement.

4. Indemnification by the Members of Brentway. The members of Brentway jointly and severally agree to indemnify CSCP and its general partner against and hold them harmless from any and all losses, liabilities, costs, damages, claims and expenses, including attorneys fees and disbursements (collectively the "Damages") which CSCP and/or its general partner may sustain at any time by reason of (i) the breach or inaccuracy of any of the warranties, representations, conditions, covenants or agreements of Brentway contained in this Agreement (the performance of which has not been waived by CSCP); (ii) any debts, liabilities or obligations of any kind and description whether absolute or contingent, direct or indirect, known or unknown or of any other nature relating to or arising from the business of Brentway, including but not limited to, taxes; and (iii) the operations or activities of Brentway prior to the Effective Time.

5. Termination. This Agreement may be terminated at any time prior to the Effective Time by (i) mutual written agreement of Brentway and CSCP; (ii) any party upon written notice to the other parties if any governmental entity of competent jurisdiction shall have issued a final non-appealable order denying, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement; (iii) any party if Cedar, as general partner of CSCP, has not obtained, by June 30, 2004, the approval of its stockholders necessary to effect this Agreement and the transactions contemplated hereby;
(iv) any party if Cedar does not consummate a public offering of its common stock by June 30, 2004; and (v) any party upon written notice to the other parties if there has been a material violation or breach by one of the other parties of its covenants or agreements made herein or in connection herewith or if any representation or warranty of one of the other parties made herein or in connection herewith proves to be materially inaccurate or misleading and such violation, breach or inaccuracy has not been cured or waived prior to the Effective Time.

6. Conditions to Closing. The respective obligations of the parties to effect this Agreement and the transactions contemplated hereby are subject to: (i) the stockholders of Cedar having authorized Cedar, on or prior to June 30, 2004, to execute this Agreement and the transactions contemplated hereby in accordance with applicable law; and (ii) Cedar having consummated a public offering of Cedar's common stock by June 30, 2004.

7.  Miscellaneous.

     7.1 Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties and merges and supersedes all prior discussions, agreements and understandings of every kind and nature among them as to the subject matter hereof, and no party shall be bound by any condition, definition, warranty or representation other than as expressly provided for in this Agreement or as may be on a date on or subsequent to the date hereof duly set forth in writing signed by each party which is to be bound thereby.

     7.2 Survival of Representations. Each party hereto agrees that all terms, agreements, representations, warranties, covenants and conditions contained herein or in any instrument or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby shall survive the Closing Date.

     7.3 No Broker. Brentway, on the one hand, and CSCP, on the other hand, each represents to the other than no broker or finder has been involved with any of the transactions relating to this Agreement. In the event of a claim by any broker or finder that such broker or finder represented or was retained by CSCP or Brentway, in connection herewith, CSCP or Brentway, as the case may be, agrees to indemnify and hold the other party harmless from and against any and all losses, liabilities, costs, damages, claims and expenses (including reasonable attorney's fees and disbursements) which may be incurred in connection with such claim.

     7.4 Notices. All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be deemed to have been given when hand delivered, when received if sent by telecopier or by same day or overnight recognized commercial courier service or three business days after being mailed in any general or branch office of the United States Postal Service, enclosed in a registered or certified postpaid envelope, addressed to the address of the parties stated below or to such changed address as such party may have fixed by notice:


     To CSCP:                     Cedar Shopping Centers Partnership, L.P.
                                  44 South Bayles Avenue
                                  Port Washington, New York 11050
                                  Attention: Leo S. Ullman

Copy to:

                                  Stroock & Stroock & Lavan LLP
                                  180 Maiden Lane
                                  New York, New York 10038
                                  Attention: Martin H. Neidell
                                  Telecopier: 212-806-6006

     To Brentway                  Brentway Management LLC
                                  44 South Bayles Avenue
                                  Port Washington, New York 11050
                                  Attention: Leo S. Ullman
                                  Attention: Brenda J. Walker


provided, that any notice of change of address shall be effective only upon receipt.

     7.5 Governing Law. THIS AGREEMENT AND ITS VALIDITY, CONSTRUCTION AND PERFORMANCE SHALL BE GOVERNED IN ALL RESPECTS BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

     7.6 Benefit of Parties; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Agreement may not be assigned by CSCP or Brentway. Nothing herein contained shall confer or is intended to confer on any third party or entity which is not a party to this Agreement any rights under this Agreement.

     7.7  Consent to Jurisdiction and Service of Process.  The parties hereto
(i) hereby irrevocably submit to the jurisdiction of, and agree that any suit shall be brought only in, the state and federal courts located in City and State of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement or the transactions contemplated hereby and (ii) hereby waive to the extent not prohibited by applicable law, and agree not to assert, by way of motion, as a defense or otherwise, in any such proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is brought in an inconvenient forum, that the venue of any such proceeding in one of the above-named courts is improper, or that this Agreement, or the transactions contemplated hereby may not be enforced in or by such court.

     7.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

                                          CEDAR SHOPPING CENTERS PARTNERSHIP,
                                          L.P.

                                          By: Cedar Shopping Centers, Inc., its
                                          General Partner

                                              By:
                                              ----------------------------------
                                              Name:
                                              Title:


AGREED AND ACKNOWLEDGED as to Section 4.           BRENTWAY MANAGEMENT LLC
By:                                                By:
    ----------------------------------------       ----------------------------------------
    Name: Leo S. Ullman                                Name:
                                                       Title:
By:
----------------------------------------
    Name: Brenda J. Walker

                           (LADENBURG THALMANN LOGO)
                                                                       EXHIBIT C


August 12, 2003


The Special Committee of the Board of Directors
Cedar Income Fund, Ltd.
44 South Bayles Avenue
Suite 304
Port Washington, New York 11050

Dear Sirs:

     Ladenburg Thalmann & Co. Inc. ("Ladenburg") understands that subject to the terms and conditions of the draft Agreement and Plan of Merger (the "Agreement") by and among Cedar Shopping Centers, Inc., a Maryland corporation and the successor corporation to Cedar Income Fund, Ltd. (the "Company"), Cedar Shopping Centers Partnership, L.P., a Delaware limited partnership (the "Operating Partnership"), Cedar Bay Realty Advisors, Inc., a New York corporation ("CBRA"), SKR Management Corp., a New York corporation ("SKR") and a to be drafted Agreement for Brentway Management, LLC ("Brentway"), a New York limited liability company, at the Effective Time (as defined in the Agreements) each of SKR, CBRA and Brentway (together, the "Merged Companies") shall be merged with and into the Company and/or the Operating Partnership (the "Merger") in exchange for $15 million of equity consideration (in the form of Company common stock or Operating Partnership units) and the separate existence of SKR, CBRA and Brentway shall cease (the "Proposed Transactions"). The Company and the Operating Partnership shall be the surviving entities and shall continue as ongoing entities. The terms and conditions of the Proposed Transactions are set forth in more detail in the draft Agreement dated August 12, 2003 and a substantially similar draft Agreement to be prepared for Brentway. For purposes of the Opinion, Ladenburg has assumed that the definitive Agreements will not differ materially from the drafts or pending drafts.

     You have requested the opinion of Ladenburg, as investment bankers, as to whether the consideration to be paid by the Company or the Operating Partnership with respect to the Proposed Transactions is fair, as to the amounts to be paid and fair from a financial point of view to the independent common shareholders of the Company who are not affiliated with the Merged Companies or the Operating Partnership. Ladenburg has not been requested to opine as to, and this opinion does not in any manner address, and shall not be construed as addressing, the Company's, the Operating Partnership's and the Merged Companies' underlying business decision to proceed with the Proposed Transactions, the relative merits of the Proposed Transactions as compared to any alternative business strategies that might exist for the Company, the Operating Partnership and the Merged Companies, the tax consequences of the Proposed Transactions, or the fairness of any of the other terms of the Proposed Transactions. In arriving at its opinion, Ladenburg has: (a) reviewed a memorandum dated August 5, 2003 from Leo Ullman describing the Proposed Transactions; (b) reviewed the draft Agreement and Plan of Merger for CBRA and SKR, as of August 12, 2003; (c) reviewed the Company's annual financial statements contained in its Annual Reports on Form 10-K for the fiscal year ended December 31, 2002 and December 31, 2001, and the Company's Quarterly Report for the period ended March 31, 2003; (d) reviewed a draft, as of August 6, 2003, of the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2003; (e) reviewed certain other historical, operating and financial information and projections, provided to us by the management of the Company relating to the Merged Companies' business prospects; (f) compared the results of operations of the Merged Companies with those of

                        (LADENBURG THALMANN LETTERHEAD)

                           (LADENBURG THALMANN LOGO)

The Special Committee of the Board of Directors
Cedar Income Fund, Ltd.

August 12, 2003

Page  2

certain companies which we deemed to be reasonably comparable to the Merged Companies; (g) reviewed the financial terms, to the extent publicly available, of certain comparable transactions; and, (h) conducted such other analyses and examinations and considered such other financial, economic and market criteria as Ladenburg deemed necessary in arriving at its opinion.

     In rendering its opinion, Ladenburg has assumed and relied upon, without independent verification, the accuracy and completeness of all financial and other information publicly available or furnished to it by the Company and their respective agents, or otherwise discussed with them. Ladenburg did not undertake an appraisal of any of the individual assets or liabilities of the Merged Companies, the Operating Partnership or the Company. With respect to financial forecasts and other information provided to or otherwise discussed with Ladenburg and prepared by the senior management of the Company with respect to the expected future financial condition and performance, Ladenburg assumed that such forecasts and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of such senior management. With respect to all legal matters, we have relied on the advice of counsel to the Company. Ladenburg's opinion expressed herein is necessarily based upon financial, economic, stock market and other conditions and circumstances existing and disclosed as of the date hereof.

     Ladenburg is rendering an opinion to the Special Committee of the Board of Directors of the Company in connection with the Proposed Transactions and will receive a fee for its services and reimbursed expenses. In addition, the Company has agreed to indemnify Ladenburg for certain liabilities arising out of such services.

     The opinion expressed herein is strictly for the use of the Special Committee of the Board of Directors of the Company. Neither this opinion nor any copies or excerpts therefrom may be publicly distributed or disclosed to any third person, firm or corporation without the express prior written consent of Ladenburg, except that the Opinion may be embodied in Securities and Exchange Commission disclosure documents; provided, however that the description of Ladenburg, the opinion and related matters shall be subject to the prior review of Ladenburg and its counsel.

     Based upon and subject to the foregoing and other factors it deemed relevant, Ladenburg is of the opinion that, as of the date hereof, the consideration to be paid by the Company or the Operating Partnership with respect to the Proposed Transactions is fair, as to the amounts to be paid and fair from a financial point of view to the independent common shareholders of the Company who are not affiliated with the Merged Companies or the Operating Partnership.

Respectively submitted,

Ladenburg Thalmann & Co. Inc.

                        (LADENBURG THALMANN LETTERHEAD)

                          CEDAR SHOPPING CENTERS, INC.


             2003 ANNUAL MEETING OF STOCKHOLDERS - OCTOBER 9, 2003 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned stockholder of Cedar Shopping Centers, Inc., a Maryland corporation, hereby appoints Leo S. Ullman and Brenda J. Walker and each of them the proxies of the undersigned with full power of substitution to vote at the Annual Meeting of Stockholders of the Company to be held at 4:00 PM on October 9, 2003, and at any adjournment or adjournments thereof (the "Meeting"), with all the power which the undersigned would have if personally present, hereby revoking any proxy heretofore given. The undersigned hereby acknowledges receipt of the proxy statement for the Meeting and instructs the proxies to vote as directed on the reverse side.


                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

                       ANNUAL MEETING OF STOCKHOLDERS OF

                          CEDAR SHOPPING CENTERS, INC.

                                OCTOBER 9, 2003

                           Please date, sign and mail
                             your proxy card in the
                           envelope provided as soon
                                  as possible.


   - Please detach along perforated line and mail in the envelope provided. -
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS
                        AND "FOR" PROPOSALS 2 THROUGH 6.
        PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
          PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]

1.   To elect 3 nominees for Directors:

                              NOMINEES:
[ ]  FOR ALL NOMINEES         ( ) Everett B. Miller, III
                              ( ) James J. Burns
[ ]  WITHHOLD AUTHORITY       ( ) Richard Homburg
     FOR ALL NOMINEES

[ ]  FOR ALL EXCEPT
     (See instructions below)




INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark
             "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here. (X)
--------------------------------------------------------------------------------








--------------------------------------------------------------------------------
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be
submitted via this method.                                                 [ ]

                                                             FOR AGAINST ABSTAIN
2.   To approve issuance of stock.                           [ ]   [ ]     [ ]

3.   To amend Stock Option Plan.                             [ ]   [ ]     [ ]

4.   To authorize mergers.                                   [ ]   [ ]     [ ]

5.   To authorize amendments to Articles of Incorporation.   [ ]   [ ]     [ ]

6.   To ratify the appointment of Ernst & Young LLP as
     independent auditors for the fiscal year ending
     December 31, 2003.                                      [ ]   [ ]     [ ]

7. With discretionary authority upon such other matters as may properly come before the Meeting.

THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED IN THE MANNER DIRECTED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES SET FORTH HEREIN, FOR ISSUANCE OF STOCK, FOR AMENDMENT OF STOCK OPTION PLAN, FOR AUTHORIZATION OF MERGERS, FOR AUTHORIZATION OF AMENDMENTS TO ARTICLES OF INCORPORATION, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP FOR THE FISCAL YEAR ENDING DECEMBER 31, 2003, AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                MARK HERE IF YOU PLAN TO ATTEND THE MEETING [ ]
--------------------------------------------------------------------------------

Signature of Stockholder -------------------------------  Date:  ---------------

Signature of Stockholder -------------------------------  Date:  ---------------

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.